As filed with the U.S. Securities and Exchange Commission on August 9, 2024.

Registration No. 333-279771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.2

TO

FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MEDICUS PHARMA LTD.

(Exact name of Registrant as specified in its charter)

______________________________

Ontario, Canada	2834	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Suite 3400 - 100 King St W
Toronto, ON M5X 1A4, Canada
Telephone: (610) 636-0184
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Medicus Pharma Inc.
300 Conshohocken State Road, Suite 200
Conshohocken, PA 19428
Telephone (610) 540-7515

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:

Christopher J. Cummings
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Toronto-Dominion Centre
77 King Street West, Suite 3100
P.O. Box 226, Toronto, ON
M5K 1J3
Telephone: (416) 504-0520
Facsimile: (416) 504-0530

Aaron Sonshine Bennett Jones LLP 3400 One First Canadian Place P.O. Box 130, Toronto, ON M5X 1A4 Telephone: (416) 777-6448 Facsimile: (416) 863-1716	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 Telephone: (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board Accounting Standards Codification after April 5, 2012.

____________________________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated          , 2024

Preliminary Prospectus

Units

Consisting of an Aggregate of

Common Shares

and

Warrants to Purchase One Common Share

Common Shares Issuable upon the Exercise of the Warrants

Medicus Pharma Ltd.

We are offering              units (each, a "Unit") at an offering price of              per Unit, each Unit consisting of one common share of Medicus Pharma Ltd. (the "Company"), no par value, and one warrant to purchase one common share (each, a "warrant"), for an aggregate offering of                         common shares and                       warrants.  Each warrant is immediately exercisable for one of our common shares at an exercise price of $                       per share (or 100% of the price of each Unit sold in the offering) and will expire five years from the date of issuance.  The Units will not be certificated and the common shares and warrants comprising the Units are immediately separable and will be issued separately in this offering. Pursuant to this prospectus, we are also offering the                                   common shares issuable from time to time upon the exercise of the warrants offered hereby. The underwriters may also purchase up to                                common shares and/or warrants from us within 45 days of the date of this prospectus to cover over-allotments, if any.

____________________________

Prior to this offering, there has been no public market in the United States for our Units, common shares or warrants. We expect that the initial public offering price will be between $            and $          per Unit.

We intend to apply to list our common shares and the warrants on the              (the "U.S. Exchange") under the symbols "MDCX" and "MDCXW," respectively. There can be no assurance that we will be successful in listing our common shares or warrants on the U.S. Exchange. This offering will occur only if the U.S. Exchange approves the listing of our common shares or warrants.

Our common shares are listed in Canada on the TSX Venture Exchange (the "TSXV") under the symbol "MDCX."  The closing price of our common shares on the TSXV on August 8 was C$2.13, which is equivalent to approximately $1.5499 at an exchange rate of $1.00 to C$1.3743. Prices of our common shares as reported on the TSXV may not be indicative of the prices of our common shares if our common shares were traded on the U.S. Exchange.

We are an "emerging growth company" under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See "Prospectus Summary-Implications of Being an Emerging Growth Company."

____________________________

Investing in our securities involves risks. See "Risk Factors" beginning on page 9 of this prospectus.

	Per Unit	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses	$	$

(1) We have also agreed to reimburse the underwriters for certain expenses. For additional underwriting compensation information, see "Underwriting" on page 141.

We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional                        common shares and/or warrants at the public offering price, less the underwriting discounts payable by us, solely to cover over-allotments, if any.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares and warrants against payment as set forth under "Underwriting" on or about                    , 2024.

____________________________

Maxim Group LLC	Brookline Capital Markets a division of Arcadia Securities, LLC

The date of this prospectus is        , 2024

____________________________

- i -

Neither we, nor the underwriters have authorized anyone to provide any information or to make any representations other than the information contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters have not authorized any other person to provide you with different or additional information. Neither we nor the underwriters are making an offer to sell the common shares or the warrants in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares or the warrants. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy the common shares or the warrants in any circumstances under which such offer or solicitation is unlawful.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of Units and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, in this prospectus, the term(s) "we", "us", "our", "Company", "our company", "Medicus," and "our business" refer to Medicus Pharma Ltd. and our subsidiaries.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources.

In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors." These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Cautionary Statement Regarding Forward-Looking Statements."

- ii -

PRESENTATION OF FINANCIAL INFORMATION

Unless otherwise indicated, the consolidated financial statements and related notes included in this prospectus have been prepared in accordance with the International Financial Reporting Standards, or IFRS ("IFRS"), as issued by the International Accounting Standards Board, or IASB ("IASB"). None of the consolidated financial statements in this prospectus were prepared in accordance with U.S. generally accepted accounting principles.  Our functional currency is U.S. dollars.

EXCHANGE RATE INFORMATION

In this prospectus, all dollar amounts referenced, unless otherwise indicated, are expressed in U.S. dollars and are referred to as "$" or "U.S.$". Canadian dollars are referred to as "C$". The following table sets out, for the periods indicated, the high, low, and period end indicative rates of exchange for US$1.00 expressed in Canadian dollars as published by the Bank of Canada:

	Three months ended March 31, 2024 (C$)	Year ended December 31, 2023 (C$)	Year ended December 31, 2022 (C$)
As at end of period	1.3550	1.3226	1.3544
Low for the period	1.3316	1.3128	1.2451
High for the period	1.3593	1.3875	1.3856
Average rate for the period	1.3488	1.3497	1.3013

On August 8, 2024, the daily average exchange rate for Canadian dollars in terms of the U.S. dollar, as quoted by the Bank of Canada, was $1.00 = C$1.3743.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words "believe", "anticipate", "intend", "expect", "target", "goal", "estimate", "plan", "assume", "may", "will", "predict", "project", "would", "could" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus include, but are not limited to, statements about:

  our financial results, including our ability to generate earnings and achieve and sustain profitability, which may vary significantly from forecasts and from period to period;

  the progress, timing and completion of our research, development and preclinical studies and clinical trials for our products and product candidates;

  our ability to market, commercialize, achieve market acceptance for and sell our products and product candidates;

  our ability to develop, manage and maintain our direct sales and marketing organizations;

  our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing;

- iii -

  market risks regarding consolidation in the healthcare industry;

  the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third party payors for procedures using our products significantly declines;

  our ability to adequately protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

  the fact that product quality issues or product defects may harm our business;

  any product liability claims; and

  the regulatory, legal and certain operating risks that our operations subject us to.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly the factors described in the "Risk Factors" section of this prospectus, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including those listed in the sections of this prospectus entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

- iv -

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read this entire prospectus carefully, including "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision.

Overview

Our Company

We are a biotech/life sciences company focused on accelerating the clinical development programs of novel and disruptive therapeutic assets. Currently, we are developing one product, SkinJectTM (the "Product"), with an indication for basal cell carcinoma.

Through our wholly owned subsidiary, SkinJect, Inc. ("SkinJect"), we focus on the development of our in-licensed drug device combination product using novel dissolvable microneedle arrays for the treatment of non-melanoma skin cancers. Our combination product candidate is a doxorubicin tip-loaded D-MNA filed with the U.S. Food and Drug Administration (the "FDA") under an Investigational New Drug Application and is regulated by the Center for Drug Evaluation and Registration (CDER), Oncology Division.

Prior to the Company's acquisition of SkinJect, our business was undertaken by SkinJect as a stand-alone entity.  References to our business as conducted at a date prior to the completion of the Business Combination (as defined below) relate to the business undertakings of SkinJect.

For information on the Business Combination, see "Corporate History and Information."

We are subject to significant risks and uncertainties, including those related to our limited operating history, our lack of historical earnings, and the fact that the Product is a novel technology for which regulatory approval might not be achieved.  For more information, see "Risk Factors."

Our Strategy

Our principal purpose is to advance the clinical development program of the Product, a novel, minimally invasive treatment for basal cell carcinoma and potentially other common forms of non-melanoma skin cancer. We also seek to opportunistically identify, evaluate and acquire accretive assets, properties or businesses.

The Product is considered an Investigational New Drug ("IND") by the FDA. In January 2024, we submitted to the FDA a Phase 2 IND clinical protocol to non-invasively treat basal cell carcinoma of the skin using the Product. The clinical protocol was updated in July 2024.

We may also trial the Product on other forms of skin cancer beyond basal cell carcinoma. Specifically, it may be trialed against squamous cell carcinoma, cutaneous T-cell lymphoma, as well as pre-cancerous lesions, among other clinical indications, subject to the Company having the capital resources available to do so, without any need to amend or expand the scope of the Company's existing licenses.

In addition, our business strategy includes the opportunistic acquisition of other accretive clinical stage life sciences and biotechnology companies. We have not identified any potential acquisitions at this time, nor have we entered into any agreement, letter of intent or other similar document with respect to any proposed acquisition.

For additional information regarding the business of the Company and the regulatory environment in which it operates, please refer to the prospectus under the heading "Our Business."

Our Strengths

Our key competitive strengths include:

  A senior management team, led by Dr. Raza Bokhari, that has deep experience in medicine and pharmaceutical science as well as a proven track record in business development and entrepreneurship.

  Successful completion of a Phase 1 study of the Product.

  Potential to treat a range of other common non-melanoma skin cancers as well as pre-cancerous lesions.

Summary Risk Factors

Investing in our securities involves risk. Our ability to execute our strategy is also subject to certain risks. The risks described in "Risk Factors" in this prospectus may cause us to not realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant risks include the following:

  our financial results, including our ability to generate earnings and achieve and sustain profitability (as of March 31, 2024, we had an accumulated deficit of approximately US$20.7 million), may vary significantly from forecasts and from period to period;

  the progress, timing and completion of our research, development and preclinical studies and clinical trials for our products and product candidates.

  our ability to market, commercialize, achieve market acceptance for and sell our products and product candidates;

  our ability to develop, manage and maintain our direct sales and marketing organizations;

  our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing;

  market risks regarding consolidation in the healthcare industry;

  the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third party payors for procedures using our products significantly declines;

  our ability to adequately protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

  the fact that product quality issues or product defects may harm our business;

  any product liability claims; and

  the regulatory, legal and certain operating risks that our operations subject us to.

Please see "Risk Factors" for a discussion of these and other factors you should consider before making an investment in our common shares and warrants.

Corporate Structure

An organizational chart showing our basic corporate structure is set forth below (both subsidiaries are 100% owned by Medicus Pharma Ltd.):

Corporate History and Information

Our company (formerly, Interactive Capital Partners Corporation) was incorporated pursuant to the Business Corporations Act (Ontario) on April 30, 2008 under the name Interactive Capital Partners Corporation. Prior to the Business Combination (as defined below), the Company existed as a shell company and had no business operations.

On September 29, 2023, the Company completed a business combination (the "Business Combination") with SkinJect, a company existing under the laws of Pennsylvania. The Business Combination was completed pursuant to a business combination agreement dated May 12, 2023, as amended, among the Company, SkinJect and RBx Capital, LP ("RBx"), an investment entity owned and managed by Dr. Raza Bokhari, and resulted in a reverse takeover of Interactive Capital Partners Corporation (the Company as it existed prior to the Business Combination) by the former shareholders of SkinJect, with SkinJect becoming a wholly owned operating subsidiary of the Company, and the Company being renamed "Medicus Pharma Ltd." The structure of the Business Combination is commonly used by companies seeking to become reporting issuers in Canada, as it allows the combined entity to be listed on the TSXV at relatively low cost while completing a concurrent equity financing.  SkinJect and RBx structured the Business Combination as a reverse takeover for these reasons.

On October 11, 2023, the Company (as it exists after the Business Combination) commenced trading on the TSXV.

The Company's registered and head office is located at One First Canadian Place, 100 King Street West, Suite 3400, Toronto, Ontario M5X 1A4, Canada.

We lease U.S. office space in Conshohocken, Pennsylvania to operate the businesses of our U.S. subsidiaries, Medicus Pharma Inc. and SkinJect, Inc.

Our website address is www.medicuspharma.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase our securities. Our agent for service of process in the United States is Medicus Pharma Inc.

Implications of Being a Foreign Private Issuer

Upon effectiveness of this registration statement, we will be considered a "foreign private issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act") and will be exempt from certain rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our common shares. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer treated as a foreign private issuer. As of June 28, 2024, the last business day of its most recently completed second fiscal quarter, the Company did not qualify as a foreign private issuer and therefore will use the forms and comply with the rules applicable to a U.S. domestic issuer commencing on January 1, 2025.

In addition, we have taken advantage of certain reduced disclosure and other requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings. Accordingly, the information contained herein or that we provide shareholders may be different than the information you receive from other public companies in which you hold equity securities. See “Risk Factors — We will be treated as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.”

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an "emerging growth company" as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). As an emerging growth company we expect to take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include, but are not limited to:

  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended ("Sarbanes-Oxley Act");

  reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

  an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or stockholder approval of any golden parachute arrangements.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a "large accelerated filer," our annual gross revenues exceed $1.235 billion or we issue more than $1 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by the JOBS Act. We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our shareholders in the future may be different than what you might receive from other public reporting companies in which you hold equity interests.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should carefully read this entire prospectus before investing in our securities, including "Risk Factors" and our consolidated financial statements.

Issuer	Medicus Pharma Ltd.

Securities offered

                Units, each Unit consisting of one of our common shares and one warrant to purchase one of our common shares. Each warrant will have an exercise price of $                            per share (100% of the public offering price of the Units), will be exercisable immediately and will expire five years from the date of issuance.  The Units will not be certificated or issued in stand-alone form. The common shares and the warrants comprising the Units are immediately separable upon issuance and will be issued separately in this offering.

Pursuant to this prospectus, we are also offering            common shares issuable from time to time upon the exercise of the warrants offered hereby.

Over-allotment option

We have granted the underwriters the right to purchase up to an additional
15% of the total number of common shares and/or warrants offered by us in this offering, solely to cover over- allotments, if any, in connection with the offering.

Common shares to be outstanding after this offering	common shares ( common shares if the underwriters' over-allotment option from us is exercised in full for common shares and none of the warrants issued in this offering are exercised).

Use of Proceeds

We intend to use the net proceeds from this offering to fund our Phase 2 proof of concept clinical trial for treatment of basal cell carcinoma using our doxorubicin tip loaded dissolvable microarray needle skinpatch. We may also use the net proceeds of this offering to expand our exploratory phase 2 clinical trial to a pivotal trial and/or to expand our trials to cover other non-melanoma skin diseases. We will use any remaining net proceeds for general corporate purposes and working capital. See "Use of Proceeds."

Voting rights	Each outstanding common share will be entitled to one vote on all matters submitted to a vote of shareholders.

Listings

We intend to apply to list our common shares on the U.S. Exchange under the symbol "MDCX" and "MDCXW," respectively. Our common shares are listed in Canada on the TSXV under the symbol "MDCX." There can be no assurance that we will be successful in listing our common shares and the warrants on the U.S. Exchange. This offering will occur only if the U.S. Exchange approves the listing of our common shares and the warrants.

Dividend policy

We do not anticipate that we will declare or pay dividends in the foreseeable future on our common shares. Instead, we anticipate that all of our earnings will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors.

Risk factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our common shares and warrants.

Except as otherwise noted, all information contained in this prospectus assumes:

  no exercise of the option granted to the underwriters to purchase up to                additional common shares and            additional warrants to cover over- allotments, if any, in connection with the offering;

  a U.S. initial public offering price of $                per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus;

  no purchase of common shares or warrants in this offering by directors, officers or existing shareholders; and

  no exercise of our outstanding options (as described herein) or the warrants offered in this offering.

The number of common shares that will be outstanding after this offering is based on                  common shares outstanding as of              , 2024.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our selected historical consolidated financial information.  You should read the selected historical consolidated financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

We have derived the selected consolidated statement of operations information for the three months ended March 31, 2024 and the selected consolidated balance sheet information as of March 31, 2024 from our unaudited consolidated interim financial statements included elsewhere in this prospectus. We have derived the selected consolidated statement of operations for the years ended December 31, 2023 and 2022 and the selected consolidated balance sheet information as of December 31, 2023 and 2022 from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with IFRS and our consolidated financial statements are presented in U.S. dollars, except where indicated otherwise. Our historical results are not necessarily indicative of the results that should be expected in any future period.

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,	Years Ended December 31,
	2024	2023	2022
	$	$	$
Operating expenses
General and administrative	1,370,263	2,366,202	332,032
Research and development	316,388	193,578	646,384
Depreciation	26,036	-	-
Share-based compensation	68,826	146,671	-
Total operating expenses	1,782,513	2,706,451	978,416
Loss from operations	(1,782,513)	(2,706,451)	(978,416)
Finance expense, net	9,008	500,579	713,966
Listing expense	-	3,271,462	-
Net loss and comprehensive loss for the period	(1,791,521)	(6,478,492)	(1,692,382)
Loss per share - basic and diluted	(0.11)	(0.93)	(0.45)
Weighted average number of common shares outstanding - basic and diluted	16,153,465	6,959,018	3,769,800

CONSOLIDATED BALANCE SHEET DATA

	March 31, 2024	December 31, 2023	December 31, 2022
	$	$	$
Assets
Current assets
Cash	542,405	1,719,338	267,652
Prepaids	112,076	173,719	15,000
Total Current assets	654,481	1,893,057	282,652
Non-current assets
Right-of-use assets, net	330,748	-	-
Total assets	985,229	1,893,057	282,652

Liabilities
Current liabilities
Accounts payable and accrued liabilities	1,229,684	781,609	99,794
Note payable	-	-	150,000
Convertible promissory notes	-	-	1,381,499
Derivative liability	-	-	774,074

	March 31, 2024	December 31, 2023	December 31, 2022
	$	$	$

Preferred share liability	-	-	10,075,317
Lease obligations	71,123	-	-
Total current liabilities	1,300,807	781,609	12,480,684
Non-current liabilities
Lease obligations	294,669	-	-
Total liabilities	1,595,476	781,609	12,480,684
Shareholders' equity (deficiency)
Share capital	19,835,839	19,835,839	194,538
Contributed surplus	216,497	146,671	-
Deficit	(20,662,583)	(18,871,062)	(12,392,570)
Total shareholders' equity (deficiency)	(610,247)	1,111,448	(12,198,032)
Total liabilities and shareholders' equity (deficiency)	985,229	1,893,057	282,652

RISK FACTORS

You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our securities could decline, and you may lose part or all of your investment. This prospectus also contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks described below and elsewhere in this prospectus.

We have a limited operating history, which may make it difficult to evaluation our current business and predict our future performance.

We have a limited operating history and, in particular, no history of earnings; we have not paid any dividends and we are unlikely to pay any dividends in the immediate or foreseeable future. Our success will depend to a large extent on the expertise, ability, judgement, discretion, integrity and good faith of our management.

As we are at an early stage of product development, we have not generated revenues to date. We expect to spend a significant amount of capital to fund research and development and clinical trials. As a result, we expect that our operating expenses will increase significantly and, consequently, we will need to generate significant revenues to become profitable. We cannot predict when, if ever, we will be profitable. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis. There can be no assurances that our products will be capable of being produced in commercial quantities at reasonable costs, or be successfully marketed.

We have a novel technology with uncertain market acceptance.

The Product is at an early stage of development, with uncertain market acceptance. Product approval, should this be achieved, does not infer that the Product will garner a good market price or be reimbursed by public or private insurers. Further, there are no guarantees that the Product will be positively received by the target patient population. The acceptability of the Product to regulators, payors and patients will depend on the relative risk versus benefit of the Product as proven in clinical trials, the acceptability of the price, and the relative attractiveness as compared to other treatments.

We could also suffer the consequences of non-compliance or breaches by licensors in connection with any license agreements we may enter into in the future. Such non-compliance or breaches by such third parties could in turn result in breaches or defaults under any agreements with other collaboration partners, and we could be found liable for damages or lose certain rights, including rights to develop and/or commercialize the Product. Loss of our rights to any license granted to us in the future, or the exclusivity rights provided therein, could harm our financial condition and operating results.

The University of Pittsburgh may terminate our license agreement in certain circumstances.

The License Agreement (as defined herein) is our main asset and the basis for the development of the Product. The University of Pittsburgh of the Commonwealth System of Higher Education (the "University of Pittsburgh") has the right to terminate the License Agreement if breaches are not cured within 30 days of our receipt of notice thereof from the University of Pittsburgh or in certain insolvency-related situations or if we cease to carry out our business. There can be no assurance that we will be able to comply with the License Agreement following the offering or that the University of Pittsburgh will grant any necessary waivers if we are unable to do so. The obligations under the License Agreement principally require the trial of the Product on specified timelines.  If the University of Pittsburgh were to terminate the License Agreement our assets would essentially be rendered worthless and it would have a material adverse effect on our ability to pursue our business objective.

Our intellectual property is held under third-party licenses.

Our intellectual property is held under a third-party license and we may require additional third-party licenses to effectively develop and manufacture our key products or future technologies. There can be no assurance as to the availability or cost of such additional licenses. A substantial number of patents have already been issued to other biotechnology and pharmaceutical companies. To the extent that valid third-party patent rights cover our products or services, we or our strategic collaborators would be required to seek licenses from the holders of these patents in order to manufacture, use or sell these products and services, and payments under them would reduce our profits from these products and services. It is not possible to predict the extent to which we may wish or be required to acquire rights under such patents, the availability and cost of acquiring such rights, and whether a license to such patents will be available on acceptable terms or at all. There may be patents in the United States or in foreign countries or patents issued in the future that are unavailable to license on acceptable terms. Our inability to obtain such licenses may hinder or eliminate an ability to manufacture and market products.

If we breach any of the agreements under which we license rights to intellectual property, we could lose license rights that are important to our business. Our current license agreement may not provide an adequate remedy for any breach by the licensor.

For information on the License Agreement, see "Our Business - Patents and Proprietary Information."

Our technology may not be successful for its intended use.

Although the SkinJect Phase 1 study indicated that the patch is well-tolerated, there is no guarantee that the Phase 2 study will produce similar results or that the Product will ultimately be brought to market or, if it does, that it will be positively received or obtain favorable pricing, which would have a material adverse effect on our results of operations.

Future technology will require regulatory approval, which is costly and we may not be able to obtain it and we may fail to obtain regulatory approvals or only obtain approvals for limited uses or indications.

Market authorization of the Product falls under the regulatory purview of the FDA and other equivalent regulatory bodies worldwide. There can be no assurance that these regulatory bodies will approve the Product in the manner or time frame suggested. Although we intend to work with regulatory consultants and third parties knowledgeable in the area, we cannot ensure that the Product will obtain market authorization in a timely manner, or at all. Market authorization may also be contingent on a less competitive product label, which would negatively impact revenue.

Changes in methods of manufacturing or formulation may result in additional costs or delay.

As the Product is developed through further clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause the Product to perform differently and affect the results of future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of the Product and jeopardize our ability, or our strategic partners' ability, to commence product sales and generate revenue.

The manufacture of the Product is complex. We or our third-party manufacturers may encounter difficulties in production. If we encounters any such difficulties, our ability to supply the Product for clinical trials or, if approved, for commercial sale could be delayed or halted entirely.

The manufacture of biopharmaceutical products is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. The process of manufacturing the Product is susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, vendor or operator error, contamination and inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in the Product or in the manufacturing facilities in which the Product is made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Any adverse developments affecting manufacturing operations for the Product, if any are approved, may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives.

We rely on external contract research organizations to provide clinical and nonclinical research services and agreements with these organizations of which one agreement is currently in place.

The outsourcing of functions to contract research organizations involves the risk that third party providers may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. If any contract research organization fails to comply with applicable regulatory requirements, the research and data generated may be deemed unreliable to regulatory authorities. Additional pre-clinical and clinical trials may be required before approval of marketing applications will be given. We cannot provide assurance that all third-party providers will meet the regulatory requirements for research and pre-clinical trials. Failure of third-party providers to meet regulatory requirements could result in repeat pre-clinical and clinical trials, which would delay the regulatory approval process or result in termination of pre-clinical and clinical trials. Any of the foregoing could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell the Product, if approved, we may be unable to generate any product revenue.

To successfully commercialize the Product, we will need to build out sales and marketing capabilities, either on our own or with others. The establishment and development of our own commercial team or the establishment of a contract field force to market the Product will be expensive and time-consuming and could delay launch. Moreover, we cannot be certain that we will be able to successfully develop this capability. We may seek to enter into collaborations with other entities to use their established marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. If any current or future collaborators do not commit sufficient resources to commercialize the Product, or we are unable to develop the necessary capabilities on our own, we may be unable to generate sufficient revenue to sustain our business. We may compete with many companies that currently have extensive, experienced and well-funded marketing and sales operations to recruit, hire, train and retain marketing and sales personnel. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

We rely on key personnel.

Our success depends in large measure on certain key personnel, including our chief executive officer, Dr. Raza Bokhari. The loss of the services of such key personnel could have a material adverse effect on us. The contributions of these individuals to our operations immediately after this offering are likely to be of central importance. In addition, the competition for qualified personnel in the biotech industry is intense and there can be no assurance that we will be able to continue to attract and retain all personnel necessary for the development and operation of our business. Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of ours management. Other biotechnology companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those that we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate of and success with which we can develop and commercialize the Product would be limited.

As a technology-driven company, intellectual input from key management and personnel is critical to achieve our business objectives. Consequently, our ability to retain these individuals and attract other qualified individuals is critical to our success. The loss of the services of key individuals might significantly delay or prevent achievement of our business objectives. In addition, because of a relative scarcity of individuals with the high degree of education and scientific achievement required for our business, competition among biotech companies for qualified employees is intense and, as a result, we may not be able to attract and retain such individuals on acceptable terms, or at all.

SkinJect also has relationships with scientific collaborators at academic and other institutions, some of whom conduct research at SkinJect's request or assist SkinJect in formulating the SkinJect's research and development strategies. These scientific collaborators are not SkinJect employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, even though SkinJect's collaborators are required to sign confidentiality agreements prior to working, they may have arrangements with other companies to assist such other companies in developing technologies that may prove competitive to us.

Incentive provisions for our key executives include base salary and the granting of stock options that vest over time, designed to encourage such individuals to stay with us. However, a low share price could render such agreements of little value to our key executives. In such event, our key executives could be susceptible to being hired away by our competitors who could offer a better compensation package. If we are unable to attract and retain key personnel our business, financial conditions and results of operations may be adversely affected.

We may not be able to successfully execute our business strategy.

The execution of our business strategy poses many challenges and is based on a number of assumptions. If we experience significant regulatory delays, supply chain disruptions, cost overruns on our programs, or if our business plan is more costly than we anticipate, certain research and development activities may be delayed or eliminated, resulting in changes or delays to our commercialization plans, or we may be compelled to secure additional funding (which may or may not be available) to execute our business strategy. We cannot predict with certainty future revenues or results from operations. If the assumptions on which our revenue or expenditure forecasts are based change, the benefits of our business strategy may change as well.

We will require additional financing in the future, which may not be available on favorable terms or at all.

The development of our business is expected to require additional financing. Failure to obtain sufficient financing may result in the delay or indefinite postponement of our business plans. The initial primary source of funding available to us consists of equity and short-term debt financing. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to us.

The ongoing volatility in global capital markets has generally made the raising of capital by equity or debt financing more difficult. Access to financing has been negatively impacted by ongoing global economic risks and increased inflation. We will require substantial additional funds for further research and development, and the marketing and sale of our technology. We may attempt to raise additional funds for these purposes through public or private equity or debt financing, collaborations with other therapeutic companies, government grants or other sources. There can be no assurance that additional funding or partnerships will be available on terms acceptable to us and which would foster the successful commercialization of the Product. If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of the common shares or terms superior to those of the warrants. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital or to pursue business opportunities, including potential acquisitions. If adequate funds are not obtained, we may be required to reduce, curtail or discontinue operations.

We have had negative operating cash flows since inception and expect to incur losses for the foreseeable future.

We have had negative cash flow from operating activities and has incurred operating losses since its inception.  We anticipate that we will continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our research and development of, and seek regulatory approvals for, our product candidates, prepare for and begin to commercialize any approved product candidates and add infrastructure and personnel to support our product development efforts and operations as a public company.  The net losses and negative cash flows incurred to date, together with expected future losses, have had, and likely will continue to have, an adverse effect on our shareholders' deficit and working capital. As of March 31, 2024, we had an accumulated deficit of approximately US$20.7 million. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue.

To the extent that we have negative operating cash flow in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that we will be able to generate positive cash flow from our operations or that additional capital or other types of financing will be available when needed or on terms favorable to us.

We are in a highly competitive industry which is continuously evolving with technological changes.

We are engaged in an industry that is highly competitive, evolving and characterized by technological change. As a result, it is difficult for us to predict whether, when and by whom new competing technologies or new competitors may enter the market. We face competition from companies with strong positions in certain markets we are currently targeting, and in new markets and regions we may enter. Some of these companies have significantly greater financial, technical, human, research and development, and marketing resources than us. We cannot assure that we will be able to compete effectively against current and future competitors who may discover and develop products in advance of us that are more effective than those developed by us. As a consequence, our current and future technologies may become obsolete or uncompetitive, resulting in adverse effects on revenue, margins and profitability. In addition, competition or other competitive pressures may result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations. To the extent that new or improved pharmaceutical drug treatments are introduced that demonstrate better long-term efficacy and safety, patients and physicians may further delay the introduction of patches, such as the Product, if approved, in the skin cancer treatment continuum. the Product could also face competition from other formulations or devices that deliver chemotherapeutic agents on an extended basis.

Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staffs and experienced commercial and manufacturing organizations. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in competitors. As a result, these companies may obtain regulatory approval more rapidly than us are able and may be more effective in selling and marketing their products as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis drug products or drug delivery technologies that are more effective or less costly than the Product.

We believe that our ability to compete effectively depends upon many factors both within and beyond our  control, including:

  the usefulness, ease of use, performance and reliability of our technology compared to our competitors;

  the activity and tolerability of the Product, including relative to marketed products and product candidates in development by third parties;

  the ability to distinguish safety and efficacy from existing, alternative therapies;

  the timing for the Product to complete clinical development and receive market approval;

  acceptance of the Product by patients, physicians and other health providers,

  our ability to monetize our technology;

  the selection of licensing partners for our technology with the necessary skills and resources to drive uptake;

  our marketing and selling efforts;

  our financial condition and results of operations;

  the ability to maintain a good relationship with regulatory authorities;

  the price of our future products, including in comparison to branded or generic competitors;

  whether coverage and adequate levels of reimbursement are available under private and governmental health insurance plans,

  acquisitions or consolidations within our industry, which may result in more formidable competitors;

  our ability to protect our intellectual property rights,

  our ability to attract, retain and motivate talented employees;

  our ability to cost-effectively manage and grow our operations; and

  our reputation and brand strength relative to that of our competitors.

Our future success will depend on our ability to continually enhance and develop the Product.

There is a broad pipeline of potential new therapies for skin cancer. The market is characterized by rapid technological change and the possibility of frequent new product introductions. Accordingly, our future success depends upon our ability to enhance the Product and to develop, introduce and sell the most accurate products at competitive prices. The development of new technologies and products involves time, substantial costs and risks. Our ability to successfully develop new technologies depends in large measure on our ability to maintain a technically skilled research and development staff and to adapt to technological changes and advances in the industry.

The success of new product introductions depends on a number of factors including the efficacy and safety as demonstrated in clinical trials, the ability to demonstrate the impact of real world evidence, timely and successful product development, the timing and market introduction of competitive products, market acceptance, the effective management of purchase commitments and inventory levels in line with anticipated product demand, the availability of pharmaceutical components in appropriate quantities and costs to meet anticipated demand, the risk that new products may have quality or other defects in the early stages of introduction and our ability to manage distribution and production issues related to new product introductions, the clinical indications for which the product is approved, acceptance by physicians, the medical community and patients of the product as a safe and effective treatment, the ability to distinguish safety and efficacy from existing, less expensive alternative therapies, the convenience of prescribing, administrating and initiating patients on the product, the potential and perceived advantages and/or value of the product over alternative treatments, the cost of treatment in relation to alternative treatments, including any similar generic treatments, the availability of coverage and adequate reimbursement by third-party payors and government authorities to support the product's pricing, the prevalence and severity of adverse side effects and the effectiveness of sales and marketing efforts.

If we are unable, for any reason, to enhance, develop, introduce and sell new products in a timely manner, or at all, in response to changing market conditions or customer requirements or otherwise, our business would be harmed.

If we are unable to differentiate the Product from existing therapies for treatment of skin cancer, or if the FDA or other applicable regulatory authorities approve generic products that compete with the Product, the ability to successfully commercialize the Product would be adversely affected.

Although the Phase 1 study provides preliminary evidence of complete clinical response, it is possible that we will receive data from additional clinical trials or in a post marketing setting from physician and patient experiences with the commercial product that does not continue to support such interpretations. It is also possible that the FDA, physicians and healthcare payers will not agree with our interpretation of existing and future clinical trial data. If we are unable to demonstrate the value of the Product based on clinical data, patient experience, as well as real world evidence, the opportunity for the Product to maintain premium pricing and be commercialized successfully would be adversely affected.

Additionally, the FDA or other applicable regulatory authorities may approve other generic products that could compete with the Product if we cannot adequately protect it with our patent portfolio. For example, in the US, once an NDA is approved, the product covered thereby becomes a "listed drug" which can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application ("ANDA"). The Federal Food, Drug, and Cosmetic Act (the "FDCA"), FDA regulations and other applicable regulations and policies provide incentives to manufacturers to create modified, non-infringing versions of a drug to facilitate the approval of an ANDA or other application for generic substitutes. These manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same active ingredient(s), dosage form, strength, route of administration, conditions of use, or labeling as our product candidate and that the generic product is bioequivalent to us, meaning it is absorbed in the body at the same rate and to the same extent as the Product. These generic equivalents, which must meet the same quality standards as branded pharmaceuticals, would be significantly less costly than ours to bring to market and companies that produce generic equivalents are generally able to offer their products at lower prices. Thus, after the introduction of a generic competitor, a significant percentage of the sales of any branded product is typically lost to the generic product. Accordingly, competition from generic equivalents to our products would materially adversely impact our ability to successfully commercialize the Product.

A variety of risks associated with potential international business relationships could materially adversely affect our business.

We may enter into agreements with third parties for the development and commercialization of the Product in international markets. If we do so, we would be subject to additional risks related to entering into international business relationships, including:

● differing regulatory requirements in other countries including, among others, marketing approval, pricing, reimbursement and sales and marketing practices;

● potentially reduced protection for intellectual property rights;

● potential for so-called parallel importing, which is when a local seller, faced with higher local prices, opts to import goods from a foreign market with lower prices, rather than buying them locally;

● unexpected changes in tariffs, trade barriers and regulatory requirements;

● economic weakness, including inflation, or political instability in foreign economies and markets;

● compliance with tax, employment, immigration and labor laws for employees traveling and working abroad;

● foreign taxes;

● foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other risks incident to doing business in another country;

● workforce uncertainty in countries where labor unrest is more common than in Canada or the United States;

● production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad or supply chain disruptions; and

● business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, tsunamis, hurricanes and fires.

These and other risks may materially adversely affect our ability to develop and commercialize products in international markets and may harm our business.

Collaboration arrangements we may enter into in the future may not be successful.

We may seek future partnerships, collaborations and other strategic transactions to maximize the commercial potential of the Product. We may enter into such arrangements on a selective basis depending on the merits of retaining commercialization rights for ourself as compared to entering into selective collaboration arrangements with leading pharmaceutical or biotechnology companies, both in the United States and internationally. We face competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements should we choose to enter into such arrangements. The terms of any collaborations or other arrangements that we may establish may not be favorable to us.

Any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators.

Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations.

Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters could lead to delays in the development process or commercialization of our product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority.

Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration could adversely affect us financially and could harm our business reputation.

We may acquire businesses or products, or form strategic alliances in the future, and we may not realize the benefits of such acquisitions or alliances.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction. In addition, we may require significant additional funds to either acquire such businesses or products or to commercialize them, which may result in significant dilution to shareholders or the incurrence of significant indebtedness by us.

We do not have any customer commitments.

We may negotiate clinical and/or commercial supply agreements for the Product or product sub-components. At the time of this prospectus, there are no commitments from customers for the Product. Because we do not have any contracts for the Product, management may not accurately predict future revenue streams and there may be no assurance that customers would continue to use our products, or that we would be able to replace departing potential customers with new potential customers that provide us with comparable revenue.

Our business and operations would suffer in the event of computer system failures, cyberattacks, or a deficiency in our cyber security.

Despite the implementation of security measures, our internal computer systems, and those of the third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our commercialization or further development of our technology. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development or the commercialization of our products could be delayed or disrupted.

We may fail to manage growth successfully which may adversely impact operating results.

Our failure to manage our growth successfully may adversely impact our operating results. Our ability to manage growth will require us to continue to build our operational, financial and management controls, contracting relationships, marketing and business development plans and controls and reporting systems and procedures. Our ability to manage our growth will also depend in large part upon a number of factors, including the ability for us to rapidly:

  expand our internal and operational and financial controls significantly so that we can maintain control over operations;

  attract and retain qualified technical personnel in order to continue to develop reliable and flexible products and provide services that respond to evolving customer needs;

  build a sales team to keep customers and channel partners informed regarding the technical features issues and key selling points of our products and services;

  develop support capacity for customers as sales increase; and

  build a channel network to create an expanding presence in the evolving marketplace for our products and services.

An inability to achieve any of these objectives could harm our business, financial condition and results of operations.

Any products we develop will be subject to extensive, lengthy and uncertain regulatory requirements, which could adversely affect the ability to obtain regulatory approval in a timely manner, or at all.

It is understood that pharmacologic therapies are subject to an extensive, lengthy and unpredictable regulatory approval process by the FDA and equivalent regulatory bodies in other countries. This entails significant investment in time and resources, with no guarantee on the outcome or timeframe. We may encounter significant delays or excessive costs in our efforts to secure necessary market authorizations. Even if approved, the different regulatory bodies have numerous regulations governing the manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. The regulatory requirements governing new technologies might be subject to change, and the products themselves may be subject to substantial review by the FDA and/or other governmental regulatory authorities that could prevent or delay approval of these products. Regulatory constraints ultimately imposed on our products, if approved, could limit our ability to commercialize, thus impacting on our financial condition and results.

Manufacture and marketing of the Product is subject to government regulation. In most countries, we will be required to complete extensive non-clinical studies and clinical trials to demonstrate the safety and efficacy of the Product in order to apply for regulatory approval to market the product. Prior to marketing approval in the United States, required steps include non-clinical (animal and laboratory) testing; performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the Product in the intended target population; performance of a consistent and reproducible manufacturing process intended for commercial use; and successful filing and approval of an NDA. These processes are costly and the timeframe and success are uncertain and may be out of our control. We also have no control over the extent of approval, which can be restricted to specific jurisdictions and/or conditions on the product label and limit our revenues.

Once approved, we will be subjected to continuing regulatory review, including adverse event reporting requirements and the FDA's general prohibition against promoting products for unapproved uses. We may also have other forms of post approval commitments, such as clinical trials or enhanced safety reporting and commitments. Failure to comply with any post-approval requirements can have consequences including warning letters, product seizures, recalls, substantial fines, injunctions, withdrawal of approvals, operating restrictions and criminal prosecutions. Any of these enforcement actions, any unanticipated changes in existing regulatory requirements or the adoption of new requirements, or any safety issues that arise with any approved products, could negatively impact on our ability to market products and generate revenues and thus our ability to continue our operations.

We also may be restricted or prohibited from marketing or manufacturing a product, even after obtaining product approval, if previously unknown problems with the product or our manufacturer are subsequently discovered. Moreover, we cannot provide assurance that newly discovered or developed safety issues will not arise following any regulatory approval. If our product is used by a large patient population, serious adverse events may occur from time to time that initially may seem unconnected to the treatment, and only when it repeatedly occurs over a period of time does the treatment become suspect as having a causal relationship to the adverse event. Any safety issues could cause us to suspend or cease marketing of our approved products, possibly subject us to substantial liabilities, and adversely affect our ability to generate revenues.

We may not be able to obtain marketing approval.

Even if we complete the necessary non-clinical studies and clinical trials, the marketing approval process is expensive, time-consuming, and uncertain and may prevent us from obtaining approvals for the commercialization of the Product. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize, or will be delayed in commercializing, the Product, and our ability to generate revenue will be materially impaired.

We rely on the protection of intellectual property rights.

Our commercial success depends to a significant degree upon our ability to develop new or improved technologies, instruments and products, and to obtain patents or other intellectual property rights or statutory protection for these technologies and products in Canada, the United States and other countries, such as the countries in the European Union and Asia. We intend to patent concepts, components, processes, industrial designs and methods, and other inventions and technologies that we considers to have commercial value or that will likely give us a competitive advantage. Despite devoting resources to the research and development of proprietary technology, we may not be able to develop new technology that is patentable or protectable. Further, patents issued to us, if any, could be challenged, held invalid or unenforceable, or be circumvented and may not provide us with necessary or sufficient protection or a competitive advantage.

In addition, despite our efforts to protect and maintain our patents competitors and other third parties may be able to design around our patents, if so awarded, or develop products similar to our products that are not within the scope of such patents. Finally, patents provide certain statutory protection only for a limited period of time that varies depending on the jurisdiction and type of patent. The statutory protection term of our patents expire between 2030 and 2035 and, thereafter, the underlying technology of such patents will be allowed to be used by any third party, including our competitors. Moreover, the inventions covered by patents may be free to be used in countries for which there is no patent protection. A number of our competitors and other third parties have been issued patents, or may have filed patent applications, or may obtain additional patents or other intellectual property rights for technologies similar to those that we have developed, used or commercialized, or may develop, use or commercialize, in the future. As certain patent applications in the United States and other countries are maintained in secrecy for a period of time after filing, and as publication or public awareness of new technologies often lags behind actual discoveries, we cannot be certain that we have been the first to develop the technology covered by our pending patent applications. In addition, the disclosure in our patent applications, including in respect of the utility of our claimed inventions, may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, we can provide no assurance that our patent applications will result in valid or enforceable patents.

Prosecution and protection of the rights sought in patent applications and patents can be costly and uncertain, often involve complex legal and factual issues and consume significant time and resources. In addition, the breadth of claims allowed in our future patents, their enforceability and our ability to protect and maintain them cannot be predicted with any certainty. The laws of certain countries may not protect intellectual property rights to the same extent as the laws of Canada or the United States Even if our patents are held to be valid and enforceable in a certain jurisdiction, any legal proceedings that we may initiate against third parties to enforce such patents will likely be expensive, take significant time and divert management's attention from other business matters. We can provide no assurance that any of our pending patent applications will provide any protectable, maintainable or enforceable rights or competitive advantages to it.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

Once granted, patents may remain open to invalidity challenges including opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices or similar proceedings for a given period after allowance or grant, during which time third parties can raise objections against such grant. In the course of such proceedings, which may continue for a protracted period of time, the patent owner may be compelled to limit the scope of the allowed or granted claims thus attacked or may lose the allowed or granted claims altogether.

In addition, the degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:

● others may be able to make product that is similar to product candidates we intend to commercialize that is not covered by the patents that we own;

● we, or any collaborators might not have been the first to make or reduce to practice the inventions covered by the issued patents or pending patent applications that we own;

● we or any collaborators might not have been the first to file patent applications covering certain of our inventions;

● others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

● it is possible that our pending patent applications will not lead to issued patents;

● issued patents that we own may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

● our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; and we may not develop additional proprietary technologies that are patentable;

● third parties performing manufacturing or testing for us using our products or technologies could use the intellectual property of others without obtaining a proper license;

● parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights over that intellectual property;

● we may not develop additional proprietary technologies that are patentable;

● we may not be able to obtain and maintain necessary licenses on commercially reasonable terms, or at all; and

● the patents of others may harm our business.

Should any of these events occur, they could significantly harm our business and results of operations. We can provide no assurance that we will be successful in protecting, maintaining or enforcing our intellectual property rights. If we are not successful in protecting, maintaining or enforcing our intellectual property rights, then our business, operating results and financial condition could be materially adversely affected.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of Canada and the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences.

To the extent that we have obtained or are able to obtain patents or other intellectual property rights in any foreign jurisdictions, it may be difficult for us to stop the infringement of our patents or the misappropriation of other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the availability of certain types of patent rights and enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate.

Many countries, including European Union countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.

Guidelines and recommendations published by various organizations can reduce the use of products that we may commercialize.

Government agencies promulgate regulations and guidelines directly applicable to us and our products. In addition, professional societies, practice management groups, private health and science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the healthcare and patient communities with respect to specific products. Recommendations of government agencies or these other groups or organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines that do not recognize our future products, suggest limitations or inadequacies of our future products, or suggest the use of competitive or alternative products as the standard of care to be followed by patients and healthcare providers, could result in decreased use or adoption of our future products.

Patent reform legislation in the United States.

On September 16, 2011, the Leahy-Smith America Invents Act (the "Leahy-Smith Act") was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 to a "first to file" system in which the first inventor to file a patent application will be entitled to the patent.

Further, the Leahy-Smith Act also includes significant changes in the way patent applications will be prosecuted and may also affect patent litigation. These include allowing third parties to submit prior art during patent prosecution by the U.S. Patent and Trademark Office ("USPTO"), and additional procedures to attack the validity of a patent in post-grant proceedings including opposition, derivation, re-examination, inter partes review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position.

Patent reform legislation in the United States, including the Leahy-Smith Act, could increase those uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act was signed into law on September 16, 2011, and includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third -party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. After March 15, 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications, our ability to obtain future patents, and the enforcement or defense of our issued patents, all of which could harm our business, financial condition, results of operations and prospects.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our owned patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Moreover, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. The statutory protection term of our patents expire between 2030 and 2035 and, thereafter, the underlying technology of such patents will be allowed to be used by any third party, including our competitors. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for our current or future product candidates, we may be open to competition from generic versions of such products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

If we do not obtain protection under the Hatch-Waxman Amendments by obtaining data exclusivity, our business may be harmed.

Our commercial success will largely depend on our ability to obtain market exclusivity in the United States and other countries with respect to our drug candidates and their target indications. Depending upon the timing, duration and specifics of FDA marketing approval of our drug candidates, certain of our product candidates may be eligible for marketing exclusivity. The FDCA provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages, dosage forms or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and prohibits the FDA from approving an ANDA, or a 505(b)(2) NDA submitted by another company with overlapping conditions associated with the new clinical investigations for the three-year period. Clinical investigation exclusivity does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. The three-year exclusivity will not delay the submission or approval of an NDA for the same drug. However, an applicant submitting an NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

If we are unable to obtain such marketing exclusivity for our product candidates, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data to obtain approval of competing products and launch their product earlier than might otherwise be the case.

Risk of reduced or eliminated patent protection from non-compliance with regulatory requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in unenforceability, invalidity, abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in unenforceability, invalidity, abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or any future licensors fail to maintain the patents and patent applications covering the Product, our competitive position would be adversely affected.

We may infringe the intellectual property rights of others.

Our commercial success depends, in part, upon it not infringing or violating intellectual property rights owned by others. The industry in which we compete has participants that own, or claim to own, intellectual property. We cannot determine with certainty whether any existing third-party patents, or the issuance of any new third-party patents, would require us to alter our technologies or products, obtain licenses or cease certain activities, including the sale of certain products.

We may in the future receive claims from third parties asserting infringement and other related claims. Litigation may be necessary to determine the scope, enforceability and validity of third-party intellectual property rights or to protect, maintain and enforce our intellectual property rights. Some of our competitors have, or are affiliated with companies having, substantially greater resources than we have, and these competitors may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we can. Regardless of whether claims that it is infringing or violating patents or other intellectual property rights have any merit, those claims could:

● adversely affect our relationships with current or future distributors and dealers of our products;

● adversely affect our reputation with customers;

● be time-consuming and expensive to evaluate and defend;

● cause product shipment delays or stoppages; divert management's attention and resources;

● subject us to significant liabilities and damages;

● require us to enter into royalty or licensing agreements; or

● require us to cease certain activities, including the sale of products.

If it is determined that we have infringed, violated or is infringing or violating a patent or the intellectual property right of any other person or if we are found liable in respect of any other related claim, then, in addition to being liable for potentially substantial damages, we may be prohibited from developing, using, distributing, selling or commercializing certain of our technologies and products unless we obtain a license from the holder of the patent or other intellectual property right. We can provide no assurance that we will be able to obtain any such license on a timely basis or on commercially favorable terms, or that any such licenses will be available, or that workarounds will be feasible and cost-efficient. If we do not obtain such a license or find a cost-efficient workaround, our business, operating results and financial condition could be materially adversely affected and we could be required to cease related business operations in some markets and restructure our business to focus on our continuing operations in other markets.

Our general liability insurance expires on October 11, 2024. There can be no assurance that we will be able to renew our liability insurance on favorable terms or at all.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might harm our ability to develop and market our products.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is or may be relevant to or necessary for the commercialization of our product candidates in any jurisdiction. Patent applications in the United States and elsewhere are not published until approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. In addition, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Therefore, patent applications covering our products could have been filed by others without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our product candidates or the use of our products.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent's prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third party's pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, and our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products.

If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our products that are held to be infringing. We might, if possible, also be forced to redesign products or services so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

We may become involved in lawsuits to protect or enforce our patents or our other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors may infringe or otherwise violate our patents or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file legal claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. As a result, we cannot predict with certainty how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court. Further, even if we prevail against an infringer in U.S. district court, there is always the risk that the infringer will file an appeal and the district court judgment will be overturned at the appeals court and/or that an adverse decision will be issued by the appeals court relating to the validity or enforceability of our patents. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing. The initiation of a claim against a third party may also cause the third party to bring counter claims against us such as claims asserting that our patents are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or lack of written description or statutory subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the USPTO, or made a materially misleading statement, during prosecution. Third parties may also raise similar validity claims before the USPTO in post-grant proceedings such as ex parte reexaminations, inter partes review, or post-grant review, or oppositions or similar proceedings outside the United States, in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. We cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of any future patent protection on our current or future product candidates.

We may not be able to detect or prevent misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Our business could be harmed if in litigation the prevailing party does not offer us a license on commercially reasonable terms. Any litigation or other proceedings to enforce our intellectual property rights may fail, and even if successful, may result in substantial costs and distract our management and other employees.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could harm the price of our common shares and our warrants.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities and have a harmful effect on the success of our business.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could adversely impact the price of our common shares and our warrants. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials and internal research programs. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace, including compromising our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development collaborations that would help us commercialize our product candidates, if approved.

Because of the expense and uncertainty of litigation, we may not be in a position to enforce our intellectual property rights against third parties.

Because of the expense and uncertainty of litigation, we may conclude that even if a third party is infringing our issued patent, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our shareholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution.

We may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

The issuance of a patent does not give us the right to practice the patented invention. A third party may hold intellectual property, including patent rights, that are important or necessary to the development of our product candidates. Third parties may also have blocking patents that could prevent us from marketing our products or practicing our own patented technology. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our drug candidates, in which case we would be required to obtain a license from these third parties on commercially reasonable terms. Such a license may not be available, or it may not be available on commercially reasonable terms, in which case our business would be harmed.

The risks described elsewhere pertaining to our intellectual property rights also apply to any intellectual property rights that we may in-license, and any failure by us or our potential licensors to obtain, maintain, defend and enforce these rights could harm our business. In some cases we may not have control over the prosecution, maintenance or enforcement of the patents that we may license, and may not have sufficient ability to provide input into the patent prosecution, maintenance and defense process with respect to such patents, and our potential licensors may fail to take the steps that we believe are necessary or desirable in order to obtain, maintain, defend and enforce the licensed patents.

We may be subject to claims arising from consultants or contractors misappropriating intellectual property.

Many of our consultants and contractors were previously or are concurrently employed at or engaged by biotechnology companies, and/or other pharmaceutical companies, including our competitors or potential competitors, or academic research institutions. Some of these consultants and contractors, including each member of our senior management or our other employees, may have executed proprietary rights, nondisclosure and non-competition agreements in connection with such previous or concurrent employment. We may be subject to claims that we or our consultants and contractors have used or disclosed the intellectual property and other proprietary information or know-how or trade secrets of others in their work for us. Litigation may be necessary to defend against these claims. We are not aware of any threatened or pending claims related to these matters or concerning agreements with our senior management, or other of our employees, consultants and contractors, but litigation may be necessary in the future to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, or personnel or access to consultants and contractors. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while our policy is to require our consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and scientific personnel.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we expect to rely on third parties to manufacture our product candidates, and we expect to continue to collaborate with third parties on the development of our product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Any disclosure, either intentional or unintentional, by our employees, the employees of third parties with whom we share our facilities or third-party consultants and vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market. Further, adequate remedies may not exist in the event of unauthorized use or disclosure. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor's discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may harm our business and results of operations.

In addition, these agreements typically restrict the ability of our advisors, employees, third- party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Policing unauthorized use of our intellectual property is difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use. Moreover, enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor's discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for our product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect our trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. In addition, we may not be able to obtain adequate remedies for any such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

We use hazardous chemicals and biological materials in their business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our product manufacturing, research and development, and testing activities involve the controlled use of hazardous materials, including chemicals and biological materials. We cannot eliminate the risks of accidental contamination or the accidental discharge of these materials, or any resulting injury from such an event. We may be subjected to litigation for any injury that results from our use or the use by third parties of these materials, and our liability may exceed our insurance coverage and our total assets. Our use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters, are governed by federal, state, provincial and local legislation. We are also subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices. Our operations may require that environmental permits and approvals be issued by applicable government agencies, which can be costly and time-consuming to attain. These regulations and legislation can change, or new ones come into place, due to future legislative or administrative actions. These events could cause us to incur additional expense or restrict our operations. Compliance with environmental laws and regulations, current or future, may be expensive and prohibitive for our research, development or production efforts. Failure to comply could incur substantial costs and liabilities, including civil or criminal fines and penalties, clean-up costs or capital expenditures to achieve and maintain compliance.

If product liability lawsuits are brought against us then we may incur substantial liabilities and may be required to limit commercialization of the Product, if approved, and any other future products.

We face a potential risk of product liability as a result of distribution of our product candidate for testing and commercialization of the Product. For example, we may face claims if use of the Product allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in product quality, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourself against product liability claims, we may incur substantial liabilities or be required to limit commercialization of the product subject to such claims. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

● decreased demand for current and future products;

● injury to our reputation;

● costs to defend any related litigation;

● diversion of management's time and our resources;

● product recalls, withdrawals or labeling, marketing or promotional restrictions;

● loss of revenue;

● inability to commercialize the Product and other products, if approved;

● decline in our stock price; and

● exposure to adverse publicity.

Although we currently have general liability insurance in place, we do not know whether the limits of the insurance will be sufficient to satisfy any claims should they arise. We may not have sufficient resources to pay for any liabilities resulting from a claim excluded from or beyond the limits of, our insurance coverage. If we cannot successfully defend ourselves against a product liability claim, we may incur substantial liabilities.

Our employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading, which could significantly harm our business.

We are exposed to the risk that employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in fraudulent or other illegal activity, fraud or other misconduct. Misconduct by these parties could include intentional, reckless or negligent conduct or disclosure of unauthorized activities to us that violates: (i) the law and regulations of the FDA and non-U.S. regulators, including those laws that require the reporting of true, complete and accurate information to the FDA and non-U.S. regulators, (ii) healthcare fraud and abuse laws and regulations in the United States and elsewhere and (iii) laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct in violation of these laws may also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by our executives, employees, consultants and other third parties, and any precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourself or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in national healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary technological advances and know-how, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our consultants, contractors, outside scientific collaborators, sponsored researchers and other advisors, including the third parties we rely on to manufacture the product, to protect our trade secrets and other proprietary information. However, any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets.

Accordingly, these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. In addition, others may independently discover our trade secrets and proprietary information. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position and financial results.

Lawsuits relating to intellectual property infringement will be costly and time consuming.

We may be required to initiate litigation to enforce or defend our intellectual property rights. These lawsuits can be very time consuming and costly. There is a substantial amount of litigation involving patent and other intellectual property rights in the pharmaceutical industry generally. Such litigation or proceedings could substantially increase our operating expenses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

In infringement litigation, any award of monetary damages we receive may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information and trade secrets could be compromised by disclosure during litigation. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are resolved. Further, any claims we assert against a perceived infringer could provoke these parties to assert counterclaims against us alleging that we have infringed their patents. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

In addition, our patents and patent applications could face other challenges, such as interference proceedings, opposition proceedings, reissue, inter partes review, re-examination proceedings, third-party submissions of prior art, and other forms of post-grant review. Any of these challenges, if successful, could result in the invalidation of, or in a narrowing of the scope or preventing the issuance of, any of our patents and patent applications subject to challenge. Any of these challenges, regardless of their success, would likely be time consuming and expensive to defend and resolve and would divert our management and scientific personnel's time and attention.

In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the market price of our common shares and our warrants.

Intellectual property disputes could distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our common shares and our warrants. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings.

Our directors may serve as directors of other biotech companies and may have conflicts of interest.

Certain of our directors and executive officers may, from time to time, be employed by or affiliated with organizations which have entered into agreements or will enter into agreements with us. As disputes may arise between these organizations and us, or certain of these organizations may undertake or have undertaken research with our competitors, there exists the possibility for such persons to be in a position of conflict. We cannot assure that any decision or recommendation made by these persons involving us will be made in accordance with his or her duties and obligations to deal fairly and in good faith with us and such other organizations.

Our business is affected by macroeconomic conditions.

Various macroeconomic factors could adversely affect our business and the results of our operations and financial condition, including changes in inflation, interest rates and foreign currency exchange rates, and overall economic conditions and uncertainties, including those resulting from political instability and the current and future conditions in the global financial markets. For instance, if inflation or other factors were to significantly increase our business costs, it may not be feasible to pass through price increases to patients. Interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect the value of our investments and our ability to liquidate our investments in order to fund our operations, if necessary.

Interest rates and the ability to access credit markets could also adversely affect the ability of payors and distributors to purchase, pay for and effectively distribute our products if and when approved. Similarly, these macroeconomic factors could affect the ability of our current or potential future contract manufacturers, sole-source or single-source suppliers, or licensees to remain in business or otherwise manufacture or supply our products. Failure by any of them to remain in business could affect our ability to manufacture our products.

We may be responsible for corruption and anti-bribery law violations.

Our business activities are subject to the to the U.S. Foreign Corrupt Practices Act (the "FCPA") and other anti-bribery and anti-corruption laws of the United States and other countries in which we operate, as well as U.S. and certain foreign export controls and trade sanctions which generally prohibit companies and company employees from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.

Our employees or other agents may, without our knowledge and despite our efforts, engage in prohibited conduct under our policies and procedures and the FCPA or other anti-bribery laws for which we may be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

We are subject to foreign exchange risks.

As we grow and do business in foreign markets, including the United States and Europe, it is quite possible that transactions will take place in foreign currencies. At this point we do not participate in hedging activities. Although we cannot predict the effect of possible foreign exchange losses in the future, if such losses occurred, they could have a material adverse effect on our business, results of operation, and financial condition. In addition, fluctuations in exchange rates could affect the pricing of our products and negatively influence customer demand.

We are subject to taxation risks and changing rules by different tax authorities.

Tax examinations are often complex as tax authorities may disagree with the treatment of items reported by us, the result of which could have a material adverse effect on our financial condition and results of operations.

We believe that we will be treated as a U.S. corporation for U.S. federal income tax purposes.

As discussed more fully under "U.S. Federal Income Tax Considerations," we believe that, pursuant to Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), even though we are organized as a corporation under the laws of Ontario, Canada, the Company will be treated as a U.S. domestic corporation for all purposes of the Code. The Company will therefore be taxed as a U.S. domestic corporation for U.S. federal income tax purposes. As a result, the Company will be subject to U.S. federal income tax on its worldwide income. The Company is also subject to tax in Canada. It is unclear how the foreign tax credit rules under the Code will operate in certain circumstances, given our treatment as a U.S. domestic corporation for U.S. federal income tax purposes and the taxation of the Company in Canada. Accordingly, it is possible that we will be subject to double taxation with respect to all or part of our taxable income.

In addition, if the Company pays dividends to a Non-U.S. Holder, as defined in the discussion under the heading "U.S. Federal Income Tax Considerations," it will be required to withhold U.S. income tax at the rate of 30%, or such lower rate as may be provided in an applicable income tax treaty. Each investor is urged to consult its own tax adviser regarding the U.S. federal income tax position of the Company and the tax consequences of holding our common shares and our warrants.

We are subject to a number of risks and hazards, of which not all of them may be sufficiently insured for.

Our business will be subject to a number of risks and hazards generally, including general liability. Such occurrences could result in damage to property, inventory, facilities, personal injury or death to end-customers or operators, damage to our properties or the properties of others, monetary losses and possible legal liability. Although we maintain insurance to protect against certain risks in such amounts as we consider to be reasonable, our insurance will not cover all the potential risks associated with our operations. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. We might also become subject to liability which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

Risks related to health epidemics and pandemics.

Unfavorable global conditions, including as a result of health and safety concerns related to the coronavirus outbreak, could adversely affect our business, financial condition or results of operations. Our operations could be adversely affected by general conditions in the global economy, including conditions that are outside of our control, such as the impact of health and safety concerns from the recent coronavirus (COVID-19) outbreak. The most recent global financial crisis caused by the coronavirus outbreak has resulted in extreme volatility and disruptions in the capital and credit markets. A weak or declining economy could also strain our supply channels.

Risks Related to Marketing, Reimbursement, Healthcare Regulations and Ongoing Regulatory Compliance

Coverage and reimbursement may be limited or unavailable in certain market segments for the Product, which could make it difficult for us to sell the Product profitably.

The success of the Product, if approved, depends on the availability of adequate coverage and reimbursement from third-party payors, including government agencies. There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. Coverage may be more limited than the purposes for which a therapeutic is approved by the FDA or comparable regulatory authorities in other jurisdictions.

In the United States and some other jurisdictions, patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the United States and commercial payors are critical to new product acceptance.

Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which drugs and treatments they will cover and the amount of reimbursement. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS an agency within the United States.

Department of Health and Human Services. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare, and private payors often follow CMS' coverage decisions. Other jurisdictions have agencies, such as the National Institute for Health and Care Excellence in the United Kingdom, that evaluate the use and cost effectiveness of therapies, which impact the utilization and price of the medicine in such jurisdiction.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. As a result, obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time consuming and costly process that could require Medicus to provide to each payor supporting scientific, clinical and cost effectiveness data for the use of products on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. Even if Medicus obtains coverage for a given product, the resulting reimbursement payment rates might not be adequate for Medicus to maintain pricing sufficient to achieve or sustain profitability or may require copayments that patients find unacceptably high.

Medicus intends to seek approval to market the Product in different jurisdictions, which could include the Canada and other selected foreign jurisdictions in addition to the United States. If Medicus obtains approval in any of these jurisdictions for the Product, Medicus will be subject to rules and regulations in those jurisdictions. Market acceptance and sales of the Product will depend significantly on the availability of adequate coverage and reimbursement from third party payors for the Product and may be affected by existing and future health care reform measures.

Our relationship with healthcare providers and physicians and third-party payors will be subject to applicable antikickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors in the United States, Canada, and elsewhere play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. If we obtain FDA approval for any product candidates and begin commercializing those products in the United States, our current and future arrangements with healthcare providers, third-party payors, customers, and others may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. In particular, the research of product candidates, as well as the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business or financial arrangements.

The applicable U.S. federal, state and other healthcare laws and regulations laws that may affect our ability to operate include, but are not limited to:

● the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. The term remuneration has been interpreted broadly to include anything of value. Further, courts have found that if "one purpose" of renumeration is to induce referrals, the federal Anti-Kickback statute is violated. Violations are subject to significant civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, a claim submitted for payment to any federal healthcare program that includes items or services that were made as a result of a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act, or FCA. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers, among others, on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

● the federal civil and criminal false claims laws, including the FCA, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false, fictitious or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs; knowingly making, using, or causing to be made or used, a false record or statement material to a false, fictitious or fraudulent claim or an obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. A claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the FCA. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to "cause" the submission of false or fraudulent claims. The FCA also permits a private individual acting as a "whistleblower" to bring qui tam actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery or settlement. When an entity is determined to have violated the FCA, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

● the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false fictitious or fraudulent statement or entry in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA fraud provisions without actual knowledge of the statute or specific intent to violate it;

● HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose, among other things, certain requirements relating to the privacy, security and transmission of individually identifiable health information on certain covered healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their respective "business associates," those independent contractors or agents of covered entities that create, receive, maintain, transmit or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys' fees and costs associated with pursuing federal civil actions. In addition, there are additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

● the federal Physician Payments Sunshine Act, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or, collectively, the Affordable Care Act, and its implementing regulations, which require manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program (with certain exceptions) to report annually to CMS information related to direct or indirect payments and other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners;

● federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

● analogous U.S. state, local and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers and may be broader in scope than their federal equivalents; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and other relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures or drug pricing; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information, some of which may be more stringent than those in the United States (such as the European Union, which adopted the General Data Protection Regulation, which became effective in May 2018) in certain circumstances, and may differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming, costly, and can divert a company's attention from the business.

It is possible that governmental and enforcement authorities will conclude that our business practices, including our arrangements with physicians and other healthcare providers, may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other government regulations that apply to us, we may be subject to significant sanctions, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, reputational harm, exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to similar penalties. Any action for violation of these laws, even if successfully defended, could cause a pharmaceutical manufacturer to incur significant legal expenses and divert management's attention from the operation of the business. In addition, the approval and commercialization of any product candidate in other countries will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. All of these could harm our ability to operate our business and our financial results.

Ongoing healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations.

Changes in U.S., Canadian, and foreign regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

In the United States and in some foreign jurisdictions, there have been, and likely will continue to be, a number of legislative initiatives and regulatory changes regarding the healthcare system directed at broadening the availability of healthcare, improving the quality of healthcare, and containing or lowering the cost of healthcare. For example, in March 2010, the ACA was enacted, which substantially changed the way health care is financed by both governmental and private insurers, and significantly impacted the U.S. pharmaceutical industry. The ACA, among other things, subjects biological products to potential competition by lower-cost biosimilars, expands the types of entities eligible for the 340B drug discount program; introduced a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations; established annual fees and taxes on manufacturers of certain branded prescription drugs; and created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, or BBA, effective as of January 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and our expects there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the U.S. Supreme Court. Additionally, the Trump Administration has issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. We cannot predict what affect further changes to the ACA would have on our business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, on August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation's automatic reduction to several government programs, including aggregate reductions of Medicare payments to providers of up to 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, unless additional Congressional action is taken. However, pursuant to the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, and subsequent legislation, these Medicare sequester reductions are suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Additionally, the BBA, among other things, amended the ACA, effective January 1, 2019, by increasing the point-of-sale discount (from 50% under the ACA to 70%) that is owed by pharmaceutical manufacturers who participate in Medicare Part D and closing the coverage gap in most Medicare drug plans, commonly referred to as the "donut hole."

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. Recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their products. Such scrutiny has resulted in several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. For example, at the federal level, the Trump administration's budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent "principles" for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out of pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. HHS has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule that would allow Medicare Advantage Plans the option of using step therapy, a type of prior authorization, for Part B drugs beginning January 1, 2020. This final rule codified CMS' policy change that was effective January 1, 2019.

Several regulations have also been proposed partly in response to several executive orders issued by President Trump related to prescription drug pricing that seek to implement several of the administration's proposals. For example, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates will be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. The MFN Model regulations mandate participation by identified Part B providers and will apply in all U.S. states and territories for a seven-year period beginning January 1, 2021, and ending December 31, 2027. The Interim Final Rule has not been finalized and is subject to revision and challenge. Additionally, on November 20, 2020, HHS finalized a regulation removing the safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. While some of these and other measures may require additional authorization to become effective, and the Biden administration may reverse or otherwise change these measures, Congress has indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. Several bills have been introduced in both chambers, but due to increased focus on COVID-19 relief efforts, it is not clear when, and if any, proposed legislation regarding drug costs will advance.

At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biologic product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions on coverage or access could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for the Product or put pressure on product pricing.

Our expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the extent to which state and federal governments cover particular healthcare products and services and could limit the amounts that the federal and state governments will pay for healthcare products and services. This could result in reduced demand for the Product or could result in additional pricing pressures.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, the Product may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.

Risks Relating to Securities

We may experience fluctuations in market value.

The market price of publicly-traded securities is affected by many variables not directly related to our corporate performance, including the markets in which we are traded, the strength of the economy generally, the global economic situation and outlook, the availability and attractiveness of alternative investments, and the breadth of the public market for the securities. The effect of these and other factors on the market price of our common shares and our warrants in the future cannot be predicted.

Our securities could be subject to large price and volume volatility.

Market prices for the securities of biotechnology companies have historically been highly volatile. Our common shares and our warrants may experience extreme price and volume volatility that may result in losses to shareholders. Accordingly, the trading price of our common shares and our warrants could be subject to wide fluctuations in response to a variety of factors including announcement of material events such as changes relating to new or improved technology, drug safety concerns and other general and industry-specific economic conditions.

Additionally, the securities markets in Canada and the United States have recently experienced a high level of price and volume volatility. It is expected that such fluctuations in volume and price will continue to occur which may make it difficult for a shareholder to sell our common shares and our warrants at a price equal to or above the price at which they were purchased.

We will need to raise additional financing in the future which may dilute our share capital.

Our articles permit the issuance of an unlimited number of common shares. Future issuance of our common shares will result in dilution to the existing shareholders. Additionally, future sales of our common shares into the public market may lower the market price for our common shares and warrants, which may result in losses to our shareholders. Sales of substantial amounts of our common shares into the public market, or even the perception by the market that such sales may occur, may lower the market price of our common shares and our warrants.

We have no history of dividends.

To date, we have not paid any dividends on our outstanding common shares. We currently intend to retain future earnings to finance the operation, development and expansion of our business. We do not anticipate paying cash dividends on our common shares in the foreseeable future. Any decision to pay dividends on our shares will be made at the discretion of our board of directors and will depend on our earnings, financial requirements and other conditions existing at such time. See "Dividend Policy."

Future sales of our common shares by our existing shareholders could cause our share price and our warrant price to decline.

Subject to compliance with applicable securities laws, our officers, directors and significant shareholders may sell some or all of their common shares in the future. No prediction can be made as to the effect, if any, such future sales of our common shares will have on the market price of our common shares and our warrants prevailing from time to time. However, the future sale of a substantial number of common shares by such persons or the perception that such sales could occur, could cause our share price and the price of our warrants to decline.

We may issue, without shareholder approval, preferred shares that have rights and preferences potentially superior to those of our common shares.

Our articles permit the issuance of an unlimited number of preferred shares (the "Medicus Preferred Shares") in one or more series. Medicus Preferred Shares are entitled to priority over our common shares with respect to the distribution of our assets in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary. Subject to any applicable regulatory approvals, our board of directors may set the rights and preferences of any series of Medicus Preferred Shares in its sole discretion without shareholder approval. The rights and preferences of those Medicus Preferred Shares may be superior to those of our common shares. Accordingly, the issuance of Medicus Preferred Shares may adversely affect the rights of holders of our common shares.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common shares, the price of our common shares and our warrants could decline.

The trading market for our common shares and our warrants could be influenced by research and reports that industry and/or securities analysts may publish about us, our business, the market or our competitors. We do not have any control over these analysts and cannot assure that such analysts will cover us or provide favorable coverage. If any of the analysts who may cover our business change their recommendation regarding our common shares adversely, or provide more favorable relative recommendations about our competitors, the share price would likely decline. If any analysts who may cover our business were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the share price or trading volume to decline.

An investment in this offering may result in uncertain or adverse U.S. federal income tax consequences.

An investment in this offering may result in uncertain or adverse U.S. federal income tax consequences. For instance, the allocation an investor makes with respect to the purchase price of a unit between the common share and the warrant included in each Unit could be challenged by the U.S. Internal Revenue Service (the "IRS") or courts. Furthermore, the U.S. federal income tax consequences of a cashless exercise of warrants and distributions on warrants are unclear under current law, and the adjustment to the exercise price of the warrants could give rise to dividend income to investors without a corresponding payment of cash. See "United States Federal Income Tax Considerations" for a summary of the U.S. federal income tax considerations of an investment in our securities. Prospective investors are urged to consult their own tax advisors with respect to these and other tax consequences when purchasing, holding or disposing of our securities.

Risks Relating to New Securities

There is no liquid public market for our common shares in the United States and there is no existing public market for our warrants, and, in each case, we do not know whether one will develop to provide you with adequate liquidity. If our share price or the price of our warrants fluctuates after this offering, you could lose a significant part of your investment.

Prior to this offering, there has not been a liquid public market for our common shares in the United States and there has not been a public market for our warrants. If an active trading market does not develop, you may have difficulty selling any of the common shares or warrants that you buy. We cannot predict the extent to which investor interest in the Company will lead to the development of an active trading market on the U.S. Exchange or otherwise or how liquid that market might become. The initial public offering price for the Units will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common shares or warrants at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our  securities may be influenced by many factors, some of which are beyond our control, including actual or anticipated variations in our operating results; the failure of financial analysts to cover our common shares after this offering or changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates or changes in the recommendations of any financial analysts that elect to follow our common shares or the shares of our competitors; announcements by us or our competitors of significant contracts or acquisitions; technological innovations by us or our competitors; future sales of our shares; and investor perceptions of us and the market in which we operate.

Risks Related to Being a Public Company

As a result of becoming a public company in the United States, we will become subject to additional regulatory compliance requirements, including Section 404 of the Sarbanes-Oxley Act, and if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Our management team may not successfully or effectively manage our transition to a U.S. public company that will be subject to significant regulatory oversight and reporting obligations under U.S. and Canadian securities laws. Our limited experience in dealing with the increasingly complex laws pertaining to U.S. and Canadian public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States and Canada.

As a public company listed on the U.S. Exchange, the Sarbanes-Oxley Act will require, among other things that we assess the effectiveness of our internal control over financial reporting at the end of each fiscal year. We anticipate being first required to issue management's assessment of internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act in connection with issuing our consolidated financial statements as of and for the fiscal year ending December 31, 2025.

We have started the process of designing, implementing and testing our internal control over financial reporting required to comply with Section 404(a) of the Sarbanes-Oxley Act. This process is time-consuming, costly and complicated. Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us as a public company listed on the U.S. Exchange. If we fail to maintain internal control over financial reporting adequate to meet the demands that will be placed upon us as a public company listed in the United States, our business and reputation may be harmed, the accuracy and timeliness of our financial reporting may be adversely affected, and the price of our shares may decline.

In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting beginning with our annual report following the date on which we are no longer an "emerging growth company," which may be up to five fiscal years following the date of this offering.

If we are unable for any reason to meet the continued listing requirements of the U.S. Exchange or the TSXV, such action or inaction could result in a delisting of our common shares and our warrants, as applicable.

If, after listing, we fail to satisfy the continued listing requirements of the U.S. Exchange or the TSXV (for example, the U.S. Exchange corporate governance requirements or the minimum closing bid price requirement), such exchanges may take steps to delist our common shares and our warrants, as applicable. Such a delisting would likely have a negative effect on the price of our common shares and our warrants and would impair your ability to sell or purchase our common shares and our warrants, as applicable, when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common shares and our warrants, as applicable, to become listed again, stabilize the market price or improve the liquidity of our common shares and our warrants, as applicable, prevent such securities from dropping below any minimum bid price requirement or prevent future non-compliance with the U.S. Exchange's or the TSXV's listing requirements.

There is a risk that we will fail to maintain an effective system of internal controls and our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected. We may identify material weaknesses in our internal controls over financing reporting which we may not be able to remedy in a timely manner.

As a U.S. public company, we will operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act, the regulations of the U.S. Exchange and the TSXV, the rules and regulations of the SEC and Canadian securities regulators, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. Prior to the closing of the offering, we have never been required to test our internal controls within a specified period and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

We anticipate that the process of building our accounting and financial functions and infrastructure may require significant additional professional fees, internal costs and management efforts. We may need to enhance and/or implement a new internal system to combine and streamline the management of our financial, accounting, human resources and other functions. However, the enhancement and/or implementation of a system may result in substantial costs. Any disruptions or difficulties in implementing or using such a system could adversely affect our controls and harm our business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management's attention. In addition, we may discover additional weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we do not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, investors could lose confidence in our reported financial information and we could be subject to sanctions or investigations by the U.S. Exchange, the TSXV, the SEC, Canadian securities regulators or other regulatory authorities.

We will incur increased costs as a result of our operation as a dual U.S.-Canadian public company, and our management will be required to devote substantial time and resources to employing new compliance initiatives in order to comport with the regulatory requirements applicable to public companies.

If we complete the offering and become a public company in the US, we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a dual U.S.-Canadian public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC, Canadian securities regulators, the U.S. Exchange and the TSXV. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common shares and our warrants may be volatile, and in the past companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management's attention and resources, which could adversely impact our business. Any adverse determination in litigation could also subject us to significant liabilities.

We will be treated as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Following the offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Until we will cease to qualify to be treated as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, although we will be subject to Canadian laws and regulations with regard to certain of these matters and intend to furnish comparable quarterly information on Form 6-K. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not entitled to be treated as a foreign private issuer. In addition, we have the option to follow certain home country corporate governance practices rather than those of the U.S. Exchange, provided that we disclose the requirements we are not following and describe the home country practices we are following. As a result, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all the U.S. Exchange corporate governance requirements. See "Management-Corporate Governance."  As of June 28, 2024, the last business day of its most recently completed second fiscal quarter, the Company did not qualify as a foreign private issuer and therefore will use the forms and comply with the rules applicable to a U.S. domestic issuer commencing on January 1, 2025.

As we are organized under the laws of a Canadian province and certain of our directors and officers reside in Canada or the provinces thereof, it may be difficult for US shareholders to effect service on us to realize on judgments obtained in the United States. Similarly, it may be difficult for Canadian investors to enforce civil liabilities against our directors and officers residing outside of Canada.

We are governed by the Business Corporations Act (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced ("OBCA"), certain of our directors and officers reside or are organized outside of the United States and a portion of our assets or the assets of these persons may be located outside the United States. Consequently, it may be difficult for investors who reside in the United States to effect service of process in the United States upon us or upon such persons who are not residents of the United States, or to realize upon judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities may be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. Investors should not assume that Canadian courts: (i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States, or (ii) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws. Similarly, some of our directors and officers are residents of countries other than Canada and all or a substantial portion of the assets of such persons are located outside Canada. As a result, it may be difficult for Canadian investors to initiate a lawsuit within Canada against these persons. In addition, it may not be possible for Canadian investors to collect from these persons judgments obtained in courts in Canada predicated on the civil liability provisions of securities legislation of certain of the provinces and territories of Canada. It may also be difficult for Canadian investors to succeed in a lawsuit in the United States based solely on violations of Canadian securities laws.

DIVIDEND POLICY

We do not anticipate that we will declare or pay dividends in the foreseeable future on our common shares. Instead, we anticipate that all of our earnings will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors.

TRADING MARKETS

Our shares are currently traded on the TSXV under the symbol "MDCX" and the Frankfurt Stock Exchange, trading under identification number "A3ES6P" and ticker symbol "N46".

Prior to the offering, there has been no public market in the United States for our securities. We intend to apply to list our common shares and our warrants on the U.S. Exchange under the symbol "MDCX" and "MDCXW," respectively.

The table below sets forth for the periods indicated the high and low closing prices in Canadian dollar of our common shares on the TSXV as reported:

	Price Range
	Monthly High ($)	Monthly Low ($)	Volume
2023
October	2.60	0.31	31,357
November	3.05	0.50	45,645
December	2.95	1.80	2,987
2024
January	2.48	2.00	2,950
February	3.00	2.26	14,883
March	2.54	2.35	42,210
April	2.49	2.22	37,030
May	2.25	1.84	25,300
June	1.99	1.65	15,957
July	2.59	1.48	105,200
August (until August 8)	2.15	2.12	1,500

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2024:

-	on an actual basis, as determined in accordance with IFRS; and

-

on an as-adjusted basis to reflect the issuance and subsequent conversion of $5,172,500 aggregate principal amount of 10.00% Unsecured Convertible Notes due 2025 (the "2025 Convertible Notes") and the 2024 Equity Offering (as defined herein);

-

on an as-further adjusted basis to reflect the net proceeds from our sale of              Units in this offering at the public offering price of $              per Unit, after deducting the underwriting discounts and commissions and the estimated offering expenses.

This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" sections, as well as our audited financial statements, included elsewhere in this prospectus. The following table assumes no exercise by the underwriters of the overallotment option to purchase additional common shares and/or warrants in this offering.

	As of March 31, 2024
	Actual	Adjusted	Further Adjusted

Cash	$542,405	$11,143,905	$(1)

Liabilities	1,595,476	1,595,476

Shareholders' equity:

Share capital	19,835,839	30,916,029

Contributed surplus	216,497	216,497

Deficit	(20,662,583)	(20,662,583)

Total shareholders' equity (deficiency)	(610,247)	10,469,943

Total capitalization	$985,229	$12,065,419

Note:

(1) Reflects assumed raise of $          and an assumed stock price of $          per share net of transaction related fees.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $              , or $                million if the underwriters' over-allotment option is exercised in full, after deducting underwriting discounts and commissions of approximately $                , or approximately $              if the underwriters' over-allotment option is exercised in full, and estimated offering expenses payable by              .

In addition, we would receive up to an aggregate of approximately $             million from the exercise of the warrants, assuming the exercise in full of all such warrants for cash, or approximately $           if the underwriters' over-allotment option is exercised in full and entirely for warrants and all such warrants are exercised for cash.

We intend to use the net proceeds from this offering to fund our Phase 2 proof of concept clinical trial for treatment of basal cell carcinoma using our doxorubicin tip loaded dissolvable microarray needle skinpatch. We may also use the net proceeds of this offering to expand our exploratory phase 2 clinical trial to a pivotal trial and/or to expand our trials to cover other non-melanoma skin diseases. We will use any remaining net proceeds for general corporate purposes and working capital.

The amounts and timing of our actual expenditures will depend on numerous factors, the timing and success of any clinical trials and preclinical studies we may commence in the future, the timing of regulatory submissions, the status of our sales and marketing efforts, the amounts of proceeds actually raised in this offering and the amount of cash generated by our operations. Because we operate in a very dynamic and highly competitive industry, the actual use of proceeds may differ substantially from the ranges indicated above. Our management will have broad discretion to allocate the net proceeds from this offering.

DILUTION

If you invest in our Units in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per common share that is part of a Unit in this offering and the adjusted net tangible book value per common share after this offering. Dilution results from the fact that the public offering price per common share is substantially in excess of the net tangible book value per common share. As of March 31, 2024, we had a historical net tangible book value of $(0.04) per common share. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of common shares outstanding on March 31, 2024.

After giving effect to the sale of Units in this offering at a public offering price of $          per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value at March 31, 2024 would have been $          per share. This represents an immediate increase in as adjusted net tangible book value of $          per share to existing shareholders and immediate dilution of $          per share to new investors.

The following table illustrates this dilution per common share:

Public offering price per common share (attributing no value to the warrants)			$
Historical net tangible book value per common share as of March 31, 2024		$(0.04)
Increase in as adjusted net tangible book value per common share attributable to the net proceeds from new investors	$
As adjusted net tangible book value per common share after this offering			$
Dilution per common share to new investors participating in this offering			$

If the underwriters exercise in full their option to purchase additional common shares and warrants, the as adjusted net tangible book value will increase to $          per common share, representing an immediate increase in as adjusted net tangible book value to existing shareholders of $          per common share and an immediate dilution of $          per common share to new investors participating in this offering.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our equity holders.

The above discussion and tables are based on 16,153,465 common shares outstanding as of March 31, 2024 and excludes 1,525,000 common shares then issuable upon the exercise of outstanding options, at an exercise price of C$0.58 and expiry date of October 24, 2028.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

The Company is a biotech/life sciences company focused accelerating the clinical development programs of novel and disruptive therapeutic assets. Currently, we are developing one product, SkinJectTM, with an indication for basal cell carcinoma.

The Company's principal purpose is to advance the clinical development program of "SkinJect", while opportunistically identifying, evaluating and acquiring accretive assets, properties, businesses or licensing rights.

For additional information regarding the business of the Company and the regulatory environment in which it operates, please refer to the prospectus under the heading "Our Business."

Business Combination Agreement

On March 17, 2023, as amended on May 12, 2023 and August 29, 2023, the Company entered into a business combination agreement with RBx and SkinJect under which the Company entered into a reverse takeover transaction ("RTO") with SkinJect on September 29, 2023. The RTO transaction included a concurrent financing of $5,109,950. SkinJect converted all its shares of equity and securities convertible into equity into common shares to facilitate the RTO. Effective September 29, 2023, Interactive Capital Partners Corporation ("Interactive") changed its name to Medicus Pharma Ltd.

Interactive and SkinJect were combined via the purchase of SkinJect which constituted a reverse takeover of Interactive by the shareholders of SkinJect. Interactive acquired all of the issued and outstanding common shares of SkinJect and issued to each former shareholder of SkinJect (other than Interactive) the number of common shares in the capital of the Company as described below. In connection with and as a closing condition of the RTO, Interactive raised aggregate gross proceeds of $5,109,950 through the issuance of 2,554,975 common shares at a price of $2.00 per share.

Pursuant to the terms of the RTO, all outstanding financial instruments of SkinJect were converted into shares of SkinJect common shares (except that $1,000,000 of SkinJect's convertible notes were exchanged directly for 523,561 common shares of the Company). The SkinJect preferred shares, convertible promissory notes and note payable were converted into 14,900,000 shares of SkinJect common shares. Following the conversion of the financial instruments into common shares there were 21,334,000 shares of SkinJect common shares issued and outstanding which were then consolidated on a 1.706721-to-1 basis into 12,499,987 shares of SkinJect common shares. Interactive acquired all of the issued and outstanding SkinJect shares and issued Interactive common shares to the SkinJect shareholders.

Immediately prior to the completion of the RTO, the 7,249,999 Interactive common shares were consolidated into 574,941 common shares on a 12.609988-to-1 basis.

Upon closing of the transaction, the Company assumed $2,071,580 in transaction costs incurred by RBx that related to the RTO. The consideration paid to acquire Interactive consisted of net liabilities assumed of $50,000 and the value of the shares exchanged with Interactive, valued at $1,149,882, which was expensed on completion of the RTO.

Selected Financial Information

The following table sets forth selected financial information with respect to the Company. The selected financial information has been derived from the unaudited consolidated interim financial statements for the three months ended March 31, 2024 and the audited financial statements for the years ended December 31, 2022 and 2023.

	March 31,	December 31,	December 31,
	2024	2023	2022
	$	$	$
Total assets	985,229	1,893,057	282,652
Total liabilities	1,595,476	781,609	12,480,684

	Three months ended March 31,	Years ended December 31,
	2024	2023	2022
Total operating expenses	1,782,513	2,706,451	978,416
Net loss and comprehensive loss	(1,791,521)	(6,478,492)	(1,692,382)
Net loss per common share (basic and diluted)	(0.11)	(0.93)	(0.45)

As of the date of prospectus, we have not earned revenue and we do not expect to generate revenue in the near future.

Discussion of Operations

The following table outlines our statements of loss and comprehensive loss for the years ended December 31, 2023 and 2022:

	Three Months Ended March 31,	Years Ended December 31,
	2024	2023	2022
	$	$	$
Operating expenses
General and administrative	1,370,263	2,366,202	332,032
Research and development	316,388	193,578	646,384
Depreciation	26,036	-	-
Share-based compensation	69,826	146,671	-
Total operating expenses	1,782,513	2,706,451	978,416
Loss from operations	(1,782,513)	(2,706,451)	(978,416)
Finance expense, net	9,008	500,579	713,966
Listing expense	-	3,271,462	-
Net loss and comprehensive loss for the period	(1,791,521)	(6,478,492)	(1,692,382)
Loss per share - basic and diluted	(0.11)	(0.93)	(0.45)
Weighted average number of common shares
outstanding - basic and diluted	16,153,465	6,959,018	3,769,800

Comparison of Three Months ended March 31, 2024 and Three Months ended March 31, 2023

General and administrative

General and administrative ("G&A") expenses for the three months ended March 31, 2024 and 2023 are comprised of:

	Three Months Ended March 31,
	2024	2023
	$	$
Professional fees	484,493	269,398
Consulting fees	455,814	60,000
Salaries, wages and benefits	201,016	--
General office, insurance and administration expenditures	151,854	4,022
Investor relations	77,086	--
	1,370,263	333,420

Professional fees increased by $215,095 or 80% for the three months ended March 31, 2024, compared to the equivalent period in the prior year. The increase was primally due to increases in legal and accounting fees related to preparation for the issuance of the 2025 Convertible Notes.

Consulting fees increased by $395,814 or 660% for the three months ended March 31, 2024, compared to the equivalent period in the prior year. Consulting fees include fees paid to individuals and professional firms who provide advisory services to the Company and fluctuate from period to period based on the nature of the transactions the Company undertakes.

Salaries, wages and benefits increased by $201,016 or 100% for the three months ended March 31, 2024, compared to the equivalent period in the prior year. The increase was due to an increase in headcount.

General office, insurance and administration expenditures increased by $147,832 or 3,676% for the three months ended March 31, 2024, compared to the equivalent period in the prior year. The increase was primarily due to insurance expenses and office and general expenses.

Investor relations increased by $77,086 or 100% for the three months ended March 31, 2024, compared to the equivalent period in the prior year. Investor relations expenses in the three months ended March 31, 2024 were due to the Company becoming listed after the RTO transaction.

We expect an increase in G&A expenses associated with being a public company, including costs related to accounting, audit, legal, regulatory, and tax-related services associated with maintaining compliance with applicable securities law requirements, additional director and officer insurance costs, and investor and public relations costs.

Research and development

Research and development ("R&D") expenses comprise primarily of salaries, consulting fees and external contract costs. In terms of the clinical study costs, the '002 efficacy study that commenced in 2022 was limited to treatment of placebo subjects.

R&D expenses increased by $247,275 or 358% for the three months ended March 31, 2024, compared to the equivalent period in the prior year. This increase is primarily the result of initiating the SKNJCT-003 study.

R&D costs include costs incurred under agreements with third-party contract research organizations, contract manufacturing organizations and other third parties that conduct preclinical and clinical activities on our behalf and manufacture our product candidates, and other costs associated with our R&D programs, including laboratory materials and supplies. As of the date of this prospectus, management of the Company anticipates only one amendment to the '002 study, which relates to the preparation process for the microneedle array. Although the Company expects this amendment to be considered a "minor amendment" by the FDA, there can be no assurance of the FDA's approval of the amendment.

We expect our R&D expenses to increase substantially for the foreseeable future as we initiate the SKNJCT-003 study to advance our product candidates into and through preclinical studies and clinical trials, pursue regulatory approval of our product candidates and expand our pipeline of product candidates.

The principal risks related to the Company's future performance are that the multi-needle array ("MNA") trials are unsuccessful, the Company does not receive FDA approval to proceed with the next stage of its research and development, or the Company is unable to obtain future funding needed to continue its research and development. These are customary risks for a development stage pharmaceutical company and are less acute than for a company with a less advanced product. Nevertheless, there can be no assurance that the Company will be able to complete its trials of the MNA, that the trials will be successful, or that the product will ultimately reach commercialization.

Depreciation

Depreciation increased by $26,036 or 100% for the three months ended March 31, 2024, compared to the equivalent period in the prior year. Depreciation is the result of a right-of-use asset related to the new office lease.

Share-based compensation

Share-based compensation increased by $69,826 or 100% for the three months ended March 31, 2024, compared to the equivalent period in the prior year. Share-based compensation changes based on the variability in the number of options granted, vesting periods of the options and the grant date fair value. During the three months ended March 31, 2024, the share-based compensation expense relates to the vesting of options. During the three months ended March 31, 2023, the Company had no options outstanding.

Finance expense, net

Finance expense decreased by $72,382 or 89% for the three months ended March 31, 2024, compared to the equivalent period in the prior year. Finance expense for the three months ended March 31, 2024, is primarily related to interest accretion on the Company's office lease. Finance expense for the three months ended March 31, 2023, was composed of interest accretion on convertible promissory notes and dividend expense, partially offset by gain on the convertible promissory notes fair value adjustment.

Comparison of Year ended December 31, 2023 and Year ended December 31, 2022

General and administrative

G&A expenses increased by $1,549,603 and $2,034,170 for the three months and year ended December 31, 2023, compared to the equivalent periods in the prior year. The increase is primarily due to increased legal costs, professional fees and corporate activities related to preparation for the RTO transaction.

We expect an increase in G&A expenses associated with being a public company, including costs related to accounting, audit, legal, regulatory, and tax-related services associated with maintaining compliance with applicable securities law requirements; additional director and officer insurance costs; and investor and public relations costs.

Research and development

R&D expenses comprise primarily of consulting fees and external contract costs. In terms of the clinical study costs, the '002 efficacy study that commenced in 2022 was limited to treatment of placebo subjects.

R&D expenses decreased by $55,130 and $452,806 for the three months and year ended December 31, 2023, compared to the equivalent periods in the prior year. This decrease is primarily the result of limited costs associated with the suspended '002 study and the evaluation of MNA fabrication methods to improve MNA application and dissolution for the year ended December 31, 2023.

R&D costs include costs incurred under agreements with third-party contract research organizations, contract manufacturing organizations and other third parties that conduct preclinical and clinical activities on our behalf and manufacture our product candidates, and other costs associated with our R&D programs, including laboratory materials and supplies. As of the date of this prospectus, management of the Company anticipates only one amendment to the '002 study, which relates to the preparation process for the microneedle array.  Although the Company expects this amendment to be considered a "minor amendment" by the FDA, there can be no assurance of the FDA's approval of the amendment.

We expect our R&D expenses to increase substantially for the foreseeable future as we initiate the SKNJCT-003 study to advance our product candidates into and through clinical trials, pursue regulatory approval of our product candidates and expand our pipeline of product candidates.

The principal risks related to the Company's future performance are that the MNA trials are unsuccessful, the Company does not receive FDA approval to proceed with the next stage of its research and development, or the Company unable to obtain future funding needed to continue its research and development.  These are customary risks for a development stage pharmaceutical Company and are less acute than for a Company with a less advanced product.  Nevertheless, there can be no assurance that the Company will be able to complete its trials of the MNA, that the trials will be successful, or that the product will ultimately reach commercialization.

Share-based compensation

Share-based compensation expense was $146,671 for the three months and year ended December 31, 2023, compared to $nil in the equivalent periods in the prior year. The Company granted 1,625,000 stock options during the three months ended December 31, 2023.

Finance expense, net

Finance expense decreased by $141,946 and $213,387 for the three months and year ended December 31, 2023, compared to the equivalent periods in the prior year. The decrease for the three months ended December 31, 2023 is due to the conversion of all outstanding financial instruments to common shares as part of the RTO, resulting in no financing expense in the period. The decrease for the year ended December 31, 2023 was primarily related to a fair value adjustment loss in 2023 versus a gain in 2022, and nine months of dividend expense in 2023 versus twelve months in 2022. This was partially offset by a $nil gain on modification in 2023 versus a gain in 2022, and an increase in accretion expense due to new convertible promissory notes.

Transaction expense

Transaction expense was $3,271,462 for the year ended December 31, 2023, compared to $nil in the prior year. This expense was related to the RTO transaction and includes the cost to acquire Interactive and the costs incurred by RBx related to the transaction.

Liquidity, Capital Resources and Financing

The general objectives of our capital management strategy are to preserve our capacity to continue operating, provide benefits to our stakeholders and provide an adequate return on investment to our shareholders by continuing to invest in our future in a manner that is commensurate with the level of operating risk we assume. We determine the total amount of capital required consistent with risk levels. This capital structure is adjusted on a timely basis depending on changes in the economic environment and risks of the underlying assets. We are not subject to any externally imposed capital requirements.

The financial statements and this prospectus have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The financial statements and this prospectus do not include any adjustments to the amounts and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

We currently do not earn any revenues from our preclinical programs and are therefore considered to be in the R&D stage. As required, the Company will continue to finance its operations through the sale of equity or pursue non-dilutive funding sources available to the Company in the future. The continuation of our R&D activities is dependent on our ability to obtain financing.

As at March 31, 2024, the Company had cash of $542,405, representing a decrease of $1,176,933 from December 31, 2023. This decrease is due to $1,176,933 of cash used in operating activities. As at March 31, 2024 the Company has an accumulated deficit of $20,662,583 (December 31, 2023 - $18,871,062) and net loss and comprehensive loss of $1,791,521 for the three months ended March 31, 2024 (2023 - $483,923). The Company has a working capital deficit of $646,326 as at March 31, 2023 (December 31, 2023 is $1,111,448 surplus).

The Company does not expect to generate positive cash flow from operations for the foreseeable future due to additional R&D expenses, including expenses related to drug discovery, preclinical testing, clinical trials, chemistry, manufacturing and controls and operating expenses associated with supporting these activities. It is expected that negative cash flow from operations will continue until such time, if ever, that we receive regulatory approval to commercialize the Product and/or we receive royalty or milestone revenue from the Products that exceeds our expenses.

Cash flows

	Three Months Ended March 31,		Years Ended December 31,
	2024	2023	2023	2022
	$	$	$	$
Cash used in operating activities	(1,176,933)	(239,556)	(4,158,264)	(1,057,103)
Cash provided by financing activities	--	--	5,609,950	1,246,241
Net increase (decrease) in cash	(1,176,933)	(239,556)	1,451,686	189,138
Cash, beginning of the year	1,176,933	267,652	267,652	78,514
Cash, end of the year	542,405	28,096	1,719,338	267,652

Cash flows used in operating activities

Cash flows used in operating activities for the three months ended March 31, 2024 were $1,176,933 compared to cash flows used in operating activities of $239,556 for the three months ended March 31, 2023 The increase is primarily due to increased spending on general and administrative expenses.

Cash flows used in operating activities for the year ended December 31, 2023, were $4,158,264 compared to cash flows used in operating activities of $1,057,103 for the year ended December 31, 2022. The increase is primarily due to increased spending related to preparation for the RTO.

Cash flows provided by financing activities

There were no cash flows provided by financing activities for the three months ended March 31, 2024 and March 31, 2023.

Cash flows provided by financing activities for the year ended December 31, 2023 were $5,609,950 compared to $1,246,241 for the year ended December 31, 2022. The increase is due to proceeds from a private placement financing of $5,109,950, and the issuance of $500,000 of convertible promissory notes during the year ended December 31, 2023, compared to $1,096,241 of convertible promissory notes and $150,000 of the note payable issued in the year ended December 31, 2022.

Listing expenses for the year ended December 31, 2023 was $3,271,462. Listing expense is related to the reverse takeover transaction to become a publicly listed company in 2023.

Contractual Obligations

We have no significant contractual arrangements other than those noted in our financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Financial Instruments and Risk Management

The Company's financial instruments are exposed to certain risks as summarized below.

Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: currency risk, interest rate risk and other price risk.

Currency risk

Currency risk is the risk to the Company's earnings that arises from fluctuations of foreign exchange rates. The Company's primary exposure with respect to foreign currencies is from Canadian dollar denominated trade and other payables. A 1% change in the foreign exchange rates would not result in any significant impact to the consolidated financial statements.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk as at March 31, 2024.

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those arising from interest rate risk or currency risk, whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is not exposed to other price risks as at March 31, 2024.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from deposits with banks and outstanding receivables. The Company does not hold any collateral as security but mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company's exposure to liquidity risk is dependent on the Company's ability to raise additional capital to meet its commitments and sustain operations. The Company mitigates liquidity risk by management of working capital, cash flows, and the issuance of share capital.

The Company is obligated to the following contractual maturities of undiscounted cash flows as at March 31, 2024:

	Carrying amount	Contractual cash flows	Year 1	Year 2	Year 3 and beyond
	$	$	$	$	$
Accounts payable and accrued liabilities	1,229,684	1,229,684	1,229,684	-	-
Lease obligation	365,792	433,221	105,120	143,314	184,787
	1,595,476	1,662,905	1,334,804	143,314	184,787

Fair values

The carrying values of cash and trade and other payables approximate the fair values due to the short-term nature of these items. The risk of material change in fair value is not considered to be significant due to a relatively short-term nature. The Company does not use derivative financial instruments to manage this risk.

Financial instruments recorded at fair value on the statements of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company's valuation techniques. A level is assigned to each fair value measurement based on the lowest-level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

  Level 1 - Unadjusted quoted prices as at the measurement date for identical assets or liabilities in active markets.

  Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  Level 3 - Significant unobservable inputs that are supported by little or no market activity. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

Critical Accounting Policies and Estimates

Refer to Note 2 and Note 3 of the audited financial statements for the year ended December 31, 2023, for a full discussion of our critical accounting policies and estimates.

Outstanding Share Data

The Company has authorized unlimited common shares with no par value. Each holder of common shares is entitled to one vote for each share owned on all matters voted upon by shareholders.

The Company has 21,693,560 common shares issued and outstanding as at the date of this prospectus.

Subsequent Events

On May 3, 2024, the Company issued $5,172,500 aggregate principal amount of the 2025 Convertible Notes.

On June 28, 2024, all of the 2025 Convertible Notes were converted into common shares of the Company at a conversion price of US$2.00 per common share.  Accrued and unpaid interest on the 2025 Convertible Notes was paid by the Company through the issuance of 31,345 common shares to holders who did not elect to receive cash interest and the payment of approximately US$41,000 in cash to holders who elected to receive cash interest.

On June 28, 2024, the Company completed into escrow a private placement of 2,922,500 of its common shares at US$2.00 per common share (the "2024 Equity Offering").  The 2024 Equity Offering was released from escrow on July 5, 2024.

OUR BUSINESS

Our company (formerly, Interactive Capital Partners Corporation) was incorporated pursuant to the Business Corporations Act (Ontario) on April 30, 2008 under the name Interactive Capital Partners Corporation. On September 29, 2023, we completed the Business Combination with SkinJect, Inc., a Pennsylvania corporation ("SkinJect"), pursuant to a business combination agreement dated May 12, 2023, as amended, among the Company, SkinJect and RBx. The Business Combination resulted in a reverse takeover of the Company by the former shareholders of SkinJect, with SkinJect becoming a wholly owned operating subsidiary of the Company, and the Company being renamed "Medicus Pharma Ltd."

We are a biotech/life sciences company focused on accelerating the clinical development programs of novel and disruptive therapeutic assets. Currently, we are developing one product, SkinJectTM, with an indication for basal cell carcinoma.

Our principal purpose is to advance the clinical development program of the Product, while opportunistically identifying, evaluating, and acquiring accretive assets, properties or businesses. Through our wholly owned subsidiary, SkinJect, we focus on the development of our in-licensed drug device combination product using novel dissolvable microneedle arrays for the treatment of non-melanoma skin cancers. Our combination product candidate is a doxorubicin tip-loaded D-MNA filed with the FDA under an Investigational New Drug Application and is regulated by the Center for Drug Evaluation and Registration (CDER), Oncology Division.

The business conducted by the Company prior to the Business Combination was undertaken by SkinJect. References to the Company in this section as at a date prior to the completion of the Business Combination relate to the business undertakings of SkinJect.

In 2016, SkinJect licensed certain intellectual property from the University of Pittsburgh. During 2016 and 2017, SkinJect developed validated manufacturing methods for the manufacture of the microneedle arrays covered by the licensed patents. In 2017 and 2018, SkinJect completed pre-clinical animal studies and related verification analyses.

In 2018, SkinJect prepared an IND application and submitted it to the FDA for the conduct of a dose escalation study in human subjects ("Phase 1 study"). The FDA issued a Study May Proceed letter in November 2018.The study was completed in March 2021 and the clinical study report showed that the study met its primary objective of safety and tolerability. The investigational product, D-MNA was found to be well-tolerated across all dose levels in all thirteen (13) participants enrolled in the study, with no dose-limiting toxicities (DLTs), serious adverse events (SAE), or study discontinuations. Furthermore, there were no systemic effects or clinically significant abnormal findings in laboratory parameters, vital signs, ECGs, and physical examinations. The clinical study report (CSR) also describes the efficacy of the investigational product, D-MNA, with 6 participants experiencing complete responses. The complete response is defined as the disappearance of basal cell carcinoma ("BCC") histologically in the final excision at the end of study visit. The participants profile, demonstrating complete responses, was diverse and all participants (6/6) had nodular subtype of BCC.

On January 3, 2024, we announced that we had submitted to the FDA a Phase 2 Investigational New Drug clinical protocol for the Product, which provides the Company with flexibility to potentially accelerate to a Phase 2 pivotal trial, subject to, among other things, sufficient capital resources to do so, or to decelerate its clinical trial to a Phase 2A trial.

Basal Cell Carcinoma Market Overview and Current Therapies

Basal cell carcinoma is a type of skin cancer that begins in the basal layer of the epidermis. It is the most common type of skin cancer.

Basal cell carcinoma often appears as a slightly transparent bump on the skin, though it can take other forms. Basal cell carcinoma occurs most often on areas of the skin that are exposed to the sun, such as your head and neck.  Most basal cell carcinomas are thought to be caused by "long-term exposure to ultraviolet (UV) radiation from sunlight" (Mayo Clinic). Additional factors that increase your risk of developing basal cell cancer include radiation therapy, fair skin, increasing age, family history and immune suppressing drugs.

Basal cell carcinomas account for approximately 80 percent of all non-melanoma skin cancers worldwide. (The Johns Hopkins University). Based on studies of populations in the United States, 40-50% of Americans who live to age 65 will experience BCC or squamous cell carcinoma at least once.

More than 5 million cases of basal cell carcinoma are diagnosed in the United States each year. Untreated BCCs can become locally invasive, grow wide and deep into the skin and destroy skin, tissue and bone.

The most common treatment for basal cell carcinoma in the United States is surgical removal. Surgery is the standard treatment for most BCC patients, either standard excision or Mohs Micrographic surgery.  The treatment of basal cell carcinoma by a surgical procedure can result in high costs and clearly visible scarring.

Basal cell carcinoma is the most common cancer in humans, with an estimated annual incidence in the United States of 5.4 million cases (American Cancer Society). BCC arises from the basal cells in the epidermis and is associated with both chronic and intermittent acute UV exposure. The development of basal cell carcinoma is thought to be attributable, in part, to a deregulation of the Hedgehog signaling pathway. The Hedgehog pathway is involved in stem cell maintenance, regulation of cell proliferation and differentiation, and carcinogenesis. Unregulated activation has been implicated in the development of multiple cancers, including BCC (Gupta et. al. 2010). Chemotherapeutic inhibition of Hedgehog signaling has been demonstrated to be effective against advanced BCC (Soura et. al. 2015).

The current standard of care for localized BCC is surgical, either via standard excision or Mohs micrographic surgery; but it carries risks, including bleeding, scarring, and infection. Surgical treatment may not be desirable or indicated for all patients, resulting in a demand for more non-surgical treatment options.

Commonly used topical treatments for BCC currently include: imiquimod; 5-fluorouracil; and tazarotene.

Imiquimod works primarily by acting as an agonist of toll-like receptors 7 and 8 (Schon and Schon, 2007) leading to activation of nuclear factor-kappa B. This activation results in the induction of pro-inflammatory cytokines and chemokines, ultimately resulting in a T-cell-mediated anti-tumor immune response (Schon and Schon, 2007). Imiquimod has demonstrated efficacy in the treatment of both superficial and nodular BCC; however, imiquimod's efficacy is significantly inferior to surgery, with 84% of imiquimod-treated patients remaining tumor-free after 3-years, compared to 98% of surgically treated patients (Bath-Hextall et. al. 2014).

5-Fluorouracil is an antimetabolite that blocks DNA replication by inhibiting thymidylate synthase (Nakamura et. al. 2014). Three-year tumor-free status following treatment with fluorouracil is poorer than with imiquimod, with 68% of patients remaining tumor-free after 3-years (Roozeboom et. al. 2016).

Tazarotene's mechanism-of-action as an anti-neoplastic agent is not fully understood, but it is believed to be related to its ability to cause caspase-dependent apoptosis (Wu et. al. 2014). Tazarotene is a less-promising non-surgical alternative, with only 30.5% of patients remaining tumor-free at 3 years (Bianchi et. al. 2004).

Regulatory Environment

The production and manufacture of the Product and its research and development activities are subject to regulation for safety, efficacy and ethics by various governmental authorities in the United States. Although the present plan is to focus research and development in the United States, we might in the future expand into Canada and the European Union, in which case our activities will also be governed by regulatory authorities in these jurisdictions.  These authorities, in the United States, Canada and the rest of the world, regulate research, development, testing, manufacturing, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing and import/export of pharmaceutical products, among other things. In the United States drugs and biological products are subject to regulation by the FDA and in the European Union activities are regulated by the applicable competent authority within each individual country and by the European Medicines Agency. In Canada, these activities are primarily regulated by the Food and Drug Act and the rules and regulations thereunder, which are enforced by the Therapeutic Products Directorate of Health Canada.

Drug approval laws in the Unites States, Canada and Europe generally require licensing of manufacturing facilities, carefully controlled research and testing of products, government review and approval of results prior to marketing and sale of drugs and drug delivery products. In addition, they require adherence to best practices as defined by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, as well as national guidelines. The process for pharmaceutical development and approval are subject to inherent risks, described in "Risk Factors."

The principal steps generally required for approval of drug and drug delivery products in the United States, Canada and Europe are described below.

Preclinical Toxicology Studies

Preclinical studies are conducted in vitro and in animals to evaluate toxicokinetics and pharmacokinetics to provide evidence of the safety and bioavailability of the product prior to its administration to humans in clinical studies and throughout development. Such studies compliant with FDA guidelines have been completed.

Human Testing

The process of conducting clinical trials with a new drug product generally cannot begin until a company has submitted to the appropriate regulatory authorities an application to do so and the required number of days have lapsed without objection from the applicable regulatory authority. (In certain jurisdictions, a no objection letter or approval may be required before the clinical trial can proceed). In the United States, this application is called an investigational new drug study, or "IND", and in Canada and most European countries, a clinical trial application, or "CTA."

For the United States, the sponsor of the study must submit the results of the non-clinical tests, manufacturing information, analytical data and available clinical data or literature, within the IND, to the FDA. Some information may be omitted from the IND in instances where prior FDA findings of safety or efficacy of a drug product are being relied upon. Even once the IND is submitted, non-clinical testing may continue to occur. An IND becomes effective automatically 30 days after receipt of the document by the FDA, unless within that time the FDA raises concerns or questions, in which case a clinical hold may be put in place until the concerns are adequately addressed by the study sponsor with the FDA.

Two key factors influencing the rate of progression of clinical trials are the rate at which patients can be enrolled to participate in the research program and whether effective treatments are currently available for the disease that the drug is intended to treat. Patient enrollment is largely dependent upon the incidence and severity of the disease, the treatments available and the potential side effects of the drug to be tested and any restrictions for enrolment that may be imposed by regulatory agencies. For further information see "Risk Factors."

Phase 1 Clinical Trials

Phase 1 clinical trials are typically conducted, on a small number of individuals (healthy volunteers or patients), to determine safety, dose limiting toxicities, tolerability, pharmacokinetics and to determine dose ranging for Phase 2 clinical trials in humans.

Phase 2 Clinical Trials

Phase 2 clinical trials typically involve a larger patient population than is required for Phase 1 and are conducted to evaluate the safety and efficacy of a drug candidate in patients having the disease for which the drug is indicated. This phase also serves to identify possible common short-term side effects and risks.

Phase 3 Clinical Trials

Phase 3 clinical trials typically involve tests in a much larger population of patients suffering from the targeted condition or disease. These studies involve controlled and/or uncontrolled testing in an expanded patient population (several hundred to several thousand patients) at geographically dispersed test sites to establish clinical safety and effectiveness. These trials also generate information from which the overall risk-benefit relationship relating to the drug can be determined.

Marketing Application

Upon successful completion of Phase 3 clinical trials, the sponsor company assembles all the non-clinical, clinical and manufacturing data and submits a marketing application to the applicable regulatory authority for their review in order to obtain approval to sell the drug.

Before the applicable regulatory authority approves the marketing application, they will initiate an inspection of the facility or facilities where the product is manufactured. Products will not be approved unless there is compliance with Good Manufacturing Practices, or "GMP." Approval will occur if the inspection is satisfactory and the marketing application contains data that provides substantial evidence that the drug is safe and effective in the studied indication. In addition to manufacturing inspections, the regulatory authority will typically inspect one or more clinical sites to assure compliance with Good Clinical Practices.

The testing and approval process for a new drug candidate requires substantial time, effort and financial resources, and may take several years to complete. Data obtained from non-clinical and clinical testing are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Approval may not be granted on a timely basis, or at all.

Even if a regulatory authority approves a product candidate, the relevant authority may limit the approved indications for use, require specific contraindications, warnings or precautions be included in the product label, including a black box warning, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug's safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms. For example, the FDA may require a Risk Evaluation and Mitigation Strategy ("REMS"), (also known as a Risk Management Plan ("RMP") in Europe) as a condition of, or following, approval to mitigate any identified or suspected serious risks and ensure safe use of the drug. The REMS or RMP could include medication guides, physician communication plans, assessment plans, and elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools. A REMS or RMP could materially affect the potential market and profitability of the product. A regulatory authority may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional label claims, are subject to further testing requirements, notification, and regulatory authority review and approval. Further, should new safety information arise, additional testing, product labeling or regulatory notification may be required.

Regulation of Combination Products in the United States

Certain products may be comprised of components, such as drug components and device components that would normally be subject to different regulatory frameworks by the FDA and frequently regulated by different centers at the FDA. These products are known as combination products. Under the FDCA, the FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product. The determination of which center will be the lead center is based on the "primary mode of action" of the combination product. Thus, if the primary mode of action of a drug-device combination product is attributable to the drug product, the FDA center responsible for premarket review of the drug product would have primary jurisdiction for the combination product. The FDA has also established an Office of Combination Products to address issues surrounding combination products and provide more certainty to the regulatory review process. That office serves as a focal point for combination product issues for agency reviewers and industry. It is also responsible for developing guidance and regulations to clarify the regulation of combination products, and for assignment of the FDA center that has primary jurisdiction for review of combination products where the jurisdiction is unclear or in dispute.

A combination product with a primary mode of action attributable to the drug component generally would be reviewed and approved pursuant to the drug approval processes set forth in the FDCA. In reviewing the new drug application for such a product, however, FDA reviewers could consult with their counterparts in the device center to ensure that the device component of the combination product met applicable requirements regarding safety, effectiveness, durability and performance. In addition, under FDA regulations, combination products are subject to current GMP requirements applicable to both drugs and devices, including the Quality System Regulations applicable to medical devices.

Healthcare Laws and Regulations

Coverage and Reimbursement

In the United States, Canada, and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage, and establish adequate reimbursement levels for, the product. In the United States, no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

In the United States, Medicare tends to have a greater role than private insurers in determining reimbursement for the treatment of conditions, such as basal cell cancer, that disproportionately affect patients over the age of 65.

Applicable Laws in the United States

If we obtain FDA approval for the Product and begin commercializing the Product in the United States, our operations may be directly, or indirectly through our future potential customers and third-party payors, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act ("FCA"), and data privacy and physician sunshine laws and regulations. These laws or their relevant foreign counterparts may impact, among other things, our proposed sales, marketing, and education programs and its relationships with healthcare providers, physicians and other parties through which we market, sell and distribute its products for which it obtains marketing approval. In addition, we may be subject to patient privacy regulation by the federal government and the states in the United States as well as other jurisdictions. The laws that may affect our ability to operate include:

  the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. The term remuneration has been interpreted broadly to include anything of value. Further, courts have found that if "one purpose" of remuneration is to induce referrals, the federal Anti-Kickback Statute is violated. Violations are subject to significant civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, a claim submitted for payment to any federal healthcare program that includes items or services that were made as a result of a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers, among others, on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

  the federal civil and criminal false claims laws, including the FCA, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false, fictitious or fraudulent claims for payment to, or approval by Medicare, Medicaid , or other federal healthcare programs; knowingly making, using, or causing to be made or used, a false record or statement material to a false, fictitious or fraudulent claim or an obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. A claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the FCA. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to "cause" the submission of false or fraudulent claims. The FCA also permits a private individual acting as a "whistleblower" to bring qui tam actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery or settlement. When an entity is determined to have violated the FCA, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

  the federal Health Insurance Portability and Accountability Act of 1996 ("HIPAA") which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false fictitious or fraudulent statement or entry in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA fraud provisions without actual knowledge of the statute or specific intent to violate it;

  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or "HITECH", and their respective implementing regulations, which impose, among other things, certain requirements relating to the privacy, security and transmission of individually identifiable health information on certain covered healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their respective "business associates," those independent contractors or agents of covered entities that create, receive, maintain, transmit or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys' fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws, including but not limited to: (i) General Data Protection Regulation (European Union); (ii) the Personal Information Protection and Electronic Documents Act (Canada); and (iii) Personal Information Protection Act (Canada), which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

  the federal Physician Payments Sunshine Act, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and its implementing regulations, which require manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare & Medicaid Services ("CMS"), information related to direct or indirect payments and other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners;

  federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

  analogous U.S. state, local and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers and may be broader in scope than their federal equivalents; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and other relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures or drug pricing; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information, some of which may be more stringent than those in the United States (such as the European Union, which adopted the General Data Protection Regulation, which became effective in May 2018) in certain circumstances, and may differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Healthcare Reform

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost- containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company's revenue generated from the sale of any approved products. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

There have been a number of proposals during the last few years regarding the pricing of pharmaceutical products, limiting coverage and the amount of reimbursement for drugs and other medical products, government control and other changes to the healthcare system in the United States. For example, in March 2010, the U.S. Congress enacted the ACA, which, among other things, includes contains to the coverage and payment for products under government health care programs. Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and there are likely to be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the U.S. Supreme Court. Additionally, the former Trump administration has issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. Recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their products. Such scrutiny has resulted in several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. Several regulations have also been proposed partly in response to several executive orders issued by President Trump related to prescription drug pricing that seek to implement several of the administration's proposals. While some of these and other measures may require additional authorization to become effective, and the current Biden administration may reverse or otherwise change these measures, Congress has indicated that it will continue to seek new legislative and/or administrative measures to control drug costs.

The Microneedle Array Solution and Doxorubicin Hydrochloride

Why Doxorubicin Hydrochloride

The binding of doxorubicin to cellular membranes may affect a variety of cellular functions. Enzymatic electron reduction of doxorubicin by a variety of oxidases, reductases and dehydrogenases generates highly reactive species including the hydroxyl free radical (• OH). Cells treated with doxorubicin have been shown to manifest the characteristic morphologic changes associated with apoptosis or programmed cell death. Doxorubicin-induced apoptosis may be an integral component of the cellular mechanism of action relating to therapeutic effects, toxicities, or both. Doxorubicin is a particularly well-suited chemotherapeutic drug for the chemo-immunization strategy, because it creates an immunogenic "good death" for tumor cells (Galluzzi et. al. 2012) and (Storkus and Falo Jr 2007). As shown in the figure below, doxorubicin chemotherapy has been shown to result in innate immune activation, including the attraction and activation of antigen presenting cells, and a cell death process that facilitates the activation of antigen presenting cells and their internalization and processing of dying tumor cell derivatives through underlying mechanisms that include ATP and HMGB1 release, and calreticulin exposure (Zitvogel et al 2010 and Obeid et. al.) 2007). The doxorubicin-containing microneedle arrays ("D-MNA") in development by us utilizes this immunogenic apoptosis by applying very low doses of doxorubicin via the D-MNA to basal cell lesions. Doxorubicin is not currently approved for the treatment of BCC.

Utility of Microneedle Arrays to Deliver Doxorubicin to Basal Cell Lesions

The D-MNA is a dissolvable, tip-loaded 15 x 15 mm microneedle array delivering doxorubicin to the tumor microenvironment for non-melanoma skin cancer therapy. The arrays are "pressed" into the skin where an appropriate-size lesion is growing and left on the lesion site for up to 30 minutes, allowing the microneedles to penetrate the skin, dissolve, and deliver defined quantities of doxorubicin to the lesion. The micro-needle array's main excipient is buffered carboxymethyl cellulose. Doses of 25 µg, 50 µg, 100 µg, or 200 µg of doxorubicin hydrochloride can be contained in the array's 400 microneedles. A placebo array without doxorubicin hydrochloride but alike in every other respect ("P-MNA") has been fabricated for clinical testing and "blanks" for analytical testing.

Figure 11. Activation of Calreticulin Pathway and Immunogenic Good Death

The goal of our program is to demonstrate the D-MNA as a more robust alternative to the currently available non-surgical, and in many cases, surgical treatments for BCC.

Preclinical Proof of Efficacy Studies

The program's therapeutic strategy relies on highly localized delivery of doxorubicin to the topically accessible tumor microenvironment. Doxorubicin delivered by the MNAs described in University of Pittsburgh's IND #122448 had shown efficacy in causing local, acute tumor cell death in the mouse melanoma model at doses that would otherwise be considered safe (e.g., 25 µg), but sub-therapeutic if delivered via a systemic route of administration. A typical systemic dose of doxorubicin is 60-75 micrograms/m2 and a typical adult cancer patient is 1.73 m2, resulting in a dose of 104 to 130 milligrams (approximately 4,000 times higher than the 25 µg delivered by the MNA).

MNAs delivering doxorubicin also demonstrated efficacy in a murine squamous cell carcinoma model, with 100% survival in MNA-Doxorubicin group versus 0% survival in MNA-Blank group (Friedman B, et al, 2017). Survival advantage persisted with 40% of MNA-Doxorubicin-treated mice alive at 40 days post-inoculation. As a result, we believe BCC is a rational target for chemo-immunotherapy using D-MNAs.

The University of Pittsburgh research under IND #122448 was conducted on mice in groups ranging in size from six mice to 45 mice using the same D-MNAs that we are developing.  These studies were not powered to demonstrate statistical significance.

Manufacturing Processes and Critical to Quality Parameters

Overview

For BCC, the principal mode of action of the D-MNA depends on doxorubicin being delivered to this basal layer space, disrupting the affected basal cells, and recruiting immune cells to eradicate the lesion. The 400 microneedles in the D-MNA must therefore be durable enough to penetrate the stratum corneum and upper layers of the epidermis, but also dissolve quickly enough to deliver sufficient doxorubicin to the site during the 30 minute application. Other more traditional parameters of biopharmaceutics also apply, such as consistency of dose between arrays, made more complex than oral or other dosage forms, by the molding and centrifugation process for the arrays. The important biopharmaceutic considerations for the efficacy of the array therefore include the following:

  Fidelity of dose to label claim

  Needle strength/hardness

  Homogeneous distribution of drug throughout the array

  Consistency of dose between arrays

  Dissolution of the microneedles sufficient to deliver the drug payload

These factors can affect the ability of a dissolvable, tip-loaded microneedle array to perform as expected in human clinical studies. We have taken the following steps to ensure these factors are properly controlled during manufacturing.

Factors Affecting Ability of MNA to Perform Clinically

Factor	Measurement

Fidelity of dose to label claim	Quantitative testing of the array samples by a validated HPLC method

Homogeneous distribution of drug throughout the array	Visual inspection for "hot spots"

Consistency of dose between arrays	Quantitative testing for content uniformity of the array samples by a validated HPLC method

Needle strength/hardness	Desiccation measured by loss on drying to approximately 5%.

Dissolution of the microneedles sufficient to deliver the drug payload	Demonstrated in vitro, ex vivo, and in vivo.

Doxorubicin stability	pH measurement of the solution prior to carboxymethyl cellulose ("CMC") addition; follow-up analytical testing for impurities

MNA = dissolvable microneedle array, HPLC = high power liquid chromatography, UV = ultra- violet, CMC = carboxymethyl cellulose.

Manufacturers of D-MNA Components

API/Excipient	Manufacturer/Lot Number

Doxorubicin HCl	Gemini PharmChem, Mannheim, GmbH, batch no. 070520

Citric acid anhydrous	Fischer Scientific/185791

Sodium phosphate dibasic anhydrous	Fischer Scientific/175060

Trehalose dihydrate	Pfanstiehl/37108A

Carboxymethyl cellulose	Dow distr. By aic, Inc./F294F88017 Spectrum Chemical Mfg. Inc./ 2JA0070

USP purified water	Millipore/F7PA35615

Composition of the Drug Product

Each array contains 400 microneedles with a total tip volume of 9.6 µL which are evenly filled with 9.6 µL of doxorubicin gel of the following composition. The doses in the headline refer to the base of doxorubicin. The current formulation contains an overage of 5% of drug substance.

Controls of Critical Steps and Intermediates

The following are fundamental to the production of arrays according to GFE Protocol P171016-1-R3.

  Preparation: Assembly and gel formulation.

  Deposition 1 (Tip Loading): Deposition of the formulation containing active doxorubicin and excipients.

  Deposition 2 (Backing Plate): Deposition of formulation containing only excipients to create the backing plate to the needle structure.

  Drying: Centrifugation of the array under controlled temperature and humidity conditions until moisture is removed from the formulation.

  Demolding, Cutting, Desiccation, and Storage: Removal of the arrays from the molds, trimming, and storage in a desiccator box in a controlled refrigerated environment for 72-96 hours.

Critical to quality parameters include:

  Dissolution and homogeneity of all materials during mixing.

  Centrifuge rpm and quality/degree of tip loading.

  Dilution and viscosity of gels relating to accurate, consistent deposition.

  Duration and speed of drying steps affecting water content and flatness of arrays.

  Temperature maintained (2-8 C) within centrifuge with impact on drying time and on doxorubicin stability.

  Refrigeration of arrays once fabricated.

  Post-fabrication, moisture content of arrays reduced to 5%, as measured by loss on drying.

In-Process Controls: D-MNA; P-MNA

In-Process Controls (Engineering)	Limit

Master mold fabrication via milling process	CAD/CAM of all suitable material rendering required geometry for microneedles

Production molds fabricated from polydimethyl siloxane

Spun in the same centrifuge to fabricate the arrays such that forces and angles used to make production mold mirror those used to fabricate the arrays. Production molds inspected after every production cycle to ensure integrity of the needle forms- Protocol P171016-1 R3 governs this process.

Fabrication of each fixture necessary for array production	Protocol P171016-1 R3 provides these parameters

In-Process Controls (Formulation)	Limit
Dissolution of all materials in gel formulation	Visual inspection

Viscosity of the gel	Verified by cone plate viscometer torque reading; Brookefield Viscometer DVII+ calibrated at every run

pH of the gel	A pH of between 4.5 and 5.1 is sufficiently acidic. Follow procedure for dilution of gel, use of pH probe, and calculation (Determination of the pH of SkinJect Formulations)

In-Process Controls (Array Fabrication)	Limit

Deposition and centrifugation.	Deposit approximately 0.5 ml per 2 x 5 production mold. The centrifuge is run for 30 minutes at 5,500 rpm at 15C.

Doxorubicin stability	Temperature maintained within centrifuge at 15C that impacts drying. Refrigeration of arrays once fabricated at 2-8°C

The flow chart, below, describes in more detail the critical steps and manufacturing parameters. A summary narrative of the process is provided on subsequent pages.

Figure 1. Manufacturing flow chart

Manufacturing Process Equipment

The equipment used to fabricate the arrays is listed in the table below:

Equipment Used to Fabricate Arrays

Description	Supplier	Model/Part Number/Print
Centrifuge	Thermofisher	Sorvall Lynx 4000
Rotor	Thermofisher	BioFlex HC (PN 75003000Q502807)
Rotor Bucket	Thermofisher	BioFlex HC (PN 75003000Q502807)
Bucket Lid with Gasket	Thermofisher	BioFlex HC Lid (PN 75007309Q502807)

Bucket Insert	GFE LLC	GFE Print "Lynx Square Tool Holder Rev R1"
Casting Mask	GFE LLC	GFE Print "Array Rev X6 Production Mold Frame"
Casting Sleeve	GFE LLC	GFE Print "Array Rev X6 MNA Master Sleeve Rev E0"
Production Mold	GFE LLC	GFE Print "Array Rev X6 Production Mold Rev E0"

In an initial step, a master mold is fabricated by a milling process under CAD/CAM of a suitable material such as an acrylic or a metal alloy, rendering the required geometry for the microneedles. Once fabricated, the master mold is stored for future rendering of production molds as needed. The masters are wrapped in a clean-room towel for protection and stored in individually labeled rigid containers. The production molds are stored 4 per glass container labeled with revision codes. All materials are stored in a final secondary container labeled masters and production molds.

The master mold is then used to fabricate the production molds from polydimethyl siloxane (PDMS; (Slygard® 184, Dow Corning) (B)). This latter material is poured onto the master mold, positioned, and spun in the same centrifuge used to fabricate the arrays such that the forces and angles used to make the production mold mirror those used to fabricate, ultimately, the arrays. The production molds are inspected after every production cycle to ensure integrity of the needle forms. Protocol P171016-3 governs the process by which each production mold is cleaned of any material from a previous production run.

1. Preparation

The Lynx square tool holder assembly is disassembled into the components and all components are cleaned thoroughly with isopropyl alcohol. This includes the "square" bucket tool holder (black), the casting sleeves (white), and the leveling plates (green).

The square tool holder assembly is then reassembled. Each position in each holder is engraved with a number and letter. The number refers to the tool holder and the letter the position within the bucket. The cast leveling plates have similar markings and should align. Note the direction of arrow which identifies the spin direction of the centrifuge and orientation of the leveling plate.

The production molds and the mold masks, if used, should be sonicated in deionized water within an ultrasonic cleaner for 30 minutes at 35C and dried for 24 hours prior to use.

Pre-assemble the production molds by aligning the exterior step and pressing into the production mold.

The production mold is placed in the square tool holder assembly and pressed into the levelling plate. There is no orientation of the production mold.

The square tool holder is used for placement of completed assemblies into the buckets within the centrifuge and run at 2,000 rpm for 30 seconds. The purpose of this is to "seat" all components within the mold and levelling plate to a "home" position.

2. Deposition #1 (Tip Loading)

The entire square tool holder assembly is removed from each bucket within the centrifuge.

Using the appropriate placebo or active formulation, the operator deposits a small quantity of gel within each cavity as shown in Figure 2. The deposition should be approximately 0.05 ml per array cavity in each 5 x 2 production mold in an evenly distributed manner such as 5 small dots shown in Figure 2.

All formulation syringes remain capped when not in use.

The square tool holder assembly is placed into the bucket using the bucket holder and covered using the bio-safe bucket covers with gaskets. Note that the centrifuge must be balanced. Either two buckets may be used or four buckets.

Figure 2. Deposition #1 – Tip Loading Active Formulation into Each Array (in Bucket Holder Assembly in Centrifuge)

Figure 3. Production Mold after Centrifugation	The covered buckets are centrifuged for a short period of time to "set" the doxorubicin gel into the needle tips. Deposition #1 is complete: the doxorubicin gel has been molded into the microneedles. Upon completion of this step, the square tool holder assembly is removed from the centrifuge buckets. (Figure 3).

	A square edge spatula is then used to remove the excess formulation on the production mold. This removes most of the excess formulation (Figure 4). The square bucket tool holder assembly is placed in the centrifuge buckets, covered with biosafe HC caps and gaskets. These are centrifuged for 30 minutes at 5,500 rpm at 15°C. This step assures that the formulation is pushed as deeply into the tips as possible and to promote drying, allowing space for the backing plate material to be deposited, overlaying the microneedles	Figure 4. Production Mold after Centrifugation after Scraping Step

3. Deposition #2 (Backing "Plate" to each D-MNA)

After the full drying cycle of 30 minutes finishes, the bucket tool holder assembly is removed from the centrifuge buckets. Next, the placebo formulation, 0.25 mL per array, is deposited in each array cavity (10 cavities per production mold). The material is deposited as evenly as possible.

The square tool holder assembly is placed back into the centrifuge buckets and covered with biosafe lids with gaskets. The centrifuge is run for 30 minutes at 5,500 rpms at 20°C. Upon completion of the centrifugation, the caps are removed from the buckets.

4. Drying

Only the lids are removed from the buckets if not already completed, the tooling remains in the centrifuge. Drying is initiated at 4,000 rpms for 5.0 hours at 25°C.

Flow valves for the desiccated air inlet are open. This ensures that the desiccation tube contains dry desiccant (dry is indicated by blue, purple indicates wet). The operator sets the flow for 20 psi at a minimum of 2 LPM.

The operator ensures that the outlet of the centrifuge contains a new disposable HEPA filter with a 0.2 µm or smaller filter element to prevent room contamination of doxorubicin hydrochloride. Upon completion of the 5-hour drying cycle, the drying step is completed.

5. Demolding, Desiccation, and Storage

All square tool holders are removed from the centrifuge buckets. Production molds are removed from the square tool holder (Figure 5). The operator places the freshly prepared arrays in a desiccator box in a controlled temperature refrigerator and allows the arrays to dry to a moisture content of approximately 5%. When fully dried, the arrays are then packaged and stored at 2-8°C. The fabrication cycle is complete. Subsequent cycles consisting of 80 microneedle arrays per run will follow the same process.

Figure 5. Removal of Production Molds from Square Tool Holder

Packaging of Product

Starting from the innermost packaging, each array is contained in a foil-sealed PETG cube, which is contained in a 2" x 3" opaque, U- Line packet labeled with standard investigational drug text (Figure 6).

Figure 6. Left, the "cubes" holding each array (foil seal not shown);
center, 2" x 3" packets holding the cubes; right, ziplock bag holding 4 packets of arrays

Four 2" x 3" packets are then stored in a Ziplock Uline 4" x 6" bag, which contains D-MNA's of the same dosage (25 µg, 50 µg, 100 µg, or 200 µg, or placebo). The outer Uline bag is sealed with a serialized security tape and carries standard investigation drug labeling (Figure 7) including a supplemental label containing the subject number.

Figure 7. 4” x 6” Ziplock Uline Bag with Serialized Security Strip

When the packaging of the entire production run (consisting typically of 200-240 arrays) has been completed, the product is then shipped on ice pack for the next phase, namely, sterilization, quality control testing, and release of the product.

Release Testing and Release of Product

The release of GMP-quality product to a clinical site is a highly regulated practice. Upon shipping of the arrays form GFE, LLC, the array manufacturer, which has already performed its own quality control, the entire shipment of arrays embarks on a multistage process, whose end goal is release of the investigational product to the clinical site (Figure 8).

Because the arrays are breaking the skin surface of human subjects, the FDA views the arrays as a type of parenteral product and therefore requires sterilization. On the day of completing the packaging of the arrays, GFE ships the fully packaged arrays by overnight courier to Ebeam Services who performs electron beam sterilization of the arrays. The arrays are then transported by a same-day courier service from Ebeam Services to Intertek Pharmaceutical Services ("Intertek"), who performs four functions:

1) places the majority of the arrays in stability storage;

2) ships a designated number of arrays to Nelson Laboratories for endotoxin and bioburden testing;

3) initiates analytical and other testing of the arrays within Intertek; and

4) ships a designated number of the arrays to Clinigen on quarantine for distribution to the clinical sites when the arrays have passed quality control/quality assurance.

Figure 8. Release procedures for Microneedle Arrays

Figure 9 indicates the types of tests performed for release of the product.

Figure 9. Certificate of Analysis qualifying the release of microneedle arrays

The essential settings for the phase appropriate, GMP-validated HPLC method for identity, assay/purity, related substances, and content uniformity testing performed by Intertek are provided below.

While Intertek is performing this testing, Nelson Laboratories is performing the following work to assess microbiological safety:

● Endotoxin testing: The Bacterial Endotoxin Test, or Lumulus Amebocyte Lysate ("LAL") Test, quantifies endotoxins that are part of the cell wall of gram-negative bacteria. LAL testing is performed on samples at T0 and subsequent stability timepoints.

● Sterility/bioburden: The arrays are also dissolved and the contents are cultured to determine if the sterilization eradicated all bacteria and yeasts from the samples. This test is performed on samples at T0 and subsequent stability timepoints.

All of the results of these tests and others such as moisture content and physical assessment are then collated and appended to a certificate of analysis ("COA"), which, when signed by qualified persons, allows the release of the product by Clinigen Clinical Services, who has stored the product under quarantine until they receive the signed COA authorizing release to the clinical site.

Preclinical Development of D-MNA

Preclinical Test Material

GMP-quality doxorubicin was used for all preclinical studies (murine local lymph node assay, rabbit irritation and pyrogenicity study, and Yucatan minipig local tolerance study). The nonclinical arrays were produced under non-GMP conditions; GMP conditions were not required for these studies. The manufacturing methods used to make the arrays for the non-clinical studies are identical to the methods used to make the GMP-quality arrays.

Preclinical PK and Safety Studies

The results of the preclinical studies indicate a reliable lack of systemic exposure when doxorubicin is delivered via MNA. Furthermore, minipig studies using doses of up to 200 µg per MNA showed no detectable levels of doxorubicin, measured by LC-MS/MS. Given these data, no systemic effects are anticipated from D-MNA application.

All preclinical studies of D-MNA were conducted by the University of Pittsburgh at the laboratory of Dr. Louis Falo.

University of Pittsburgh Experience

Doxorubicin delivered by the MNAs described in University of Pittsburgh's IND #122448 showed efficacy in causing local, acute tumor cell death in the mouse melanoma model at doses that would otherwise be considered safe (e.g., 25 µg), but sub-therapeutic if delivered via a systemic route of administration. A typical systemic dose of doxorubicin is 60-75 micrograms/m2 and a typical adult cancer patient is 1.73 m2, resulting in a dose of 104 to 130 milligrams (approximately 4,000 times higher than the 25 µg delivered by the MNA).

MNAs delivering doxorubicin also demonstrated efficacy in a murine squamous cell carcinoma model, with 100% survival in MNA-Doxorubicin group versus 0% survival in MNA-Blank group (Friedman B, et al, 2017). Survival advantage persisted with 40% of MNA-Doxorubicin-treated mice alive at 40 days post-inoculation. As a result, we believe BCC is a rational target for chemo-immunotherapy using D-MNAs.

The University of Pittsburgh research under IND #122448 was conducted on mice in groups ranging in size from six mice to 45 mice using the same D-MNAs that we are developing. These studies were not powered to demonstrate statistical significance.

Pharmacokinetics

Pharmacokinetics and Product Metabolism in Non-Human Animals

As shown by the data and Figure 10 below (courtesy of Louis Falo, M.D., Ph.D.), blood samples were collected from mice intravenously injected with 100 µg or 200 µg of doxorubicin or from mice receiving 200 µg D-MNA, after 5, 20, and 60 minutes. Doxorubicin content of the blood samples was measured by spectrofluorimetry and quantitated against a calibration curve. No detectable quantities of doxorubicin were observed in the mice receiving the 200 µg D-MNA; doxorubicin levels were detectable in the intravenously injected mice.

Figure 10

In addition, Medicus obtained pharmacokinetic data during the Yucatan minipig local tolerance study (Study No. S15055). A total of 30 minipigs (15 males and 15 females) were randomized into five treatment groups. Groups of 3 males and 3 females were treated with a blank control array (Group 1), and three dose levels of D-MNA at 25, 50 and 200 µg/dose of doxorubicin hydrochloride (Groups 2 - 4), respectively. An intravenous ("IV") doxorubicin group consisting of 3 males and 3 females served as a reference control (Group 5). Dosing occurred on Days 1, 7 and 14 with either control array or test article (Groups 1-4), and Group 5 was dosed IV on these same study days. Each topical treatment was 30 minutes. The experimental design is provided in the table below.

Study Design of Minipig Local Tolerance Study

Group	Treatment	Treatment/Dose		Number of Animals		Dose Route/ Frequency
		Array	Dosage (µg/dose)	Male	Female
1	Blank Control	1	0	3	3	MNA/Days 1, 7, 14
2	D-MNA-low	1	25	3	3
3	D-MNA-mid	1	50	3	3
4	D-MNA-high	1	200	3	3
5	Reference Control	NA	2 mg/kg (Doxorubicin Hydrocholoride)	3	3	IV/Days, 1, 7, 14

Note:

(1) Dosing volume for Group 5 was 1 ml/kg (doxorubicin hydrocholoride 2 mg/ml). NA = Not Applicable IV = Intravenous

Blood collections for toxicokinetic evaluation were conducted on Days 1 and 14 post dose administration (post-30 mins application for Groups 1-4) for all groups.

Excluding the group 5 control group, all array-treated groups showed doxorubicin plasma levels below the lower limit of quantitation ("LLOQ"), which for this LC-MS/MS method was 0.25 ng/ml. The study sponsor concluded that in the minipig model there was no measurable systemic exposure to doxorubicin when administered by the Sponsor's tip-loaded, dissolvable microneedle array.

Based on the mice and minipig pharmacokinetic data, we concluded that human systemic exposure to doxorubicin is unlikely through the application of the D-MNA.

Analytical Methods and Validation

A bioanalytical method was validated for the determination of doxorubicin in Yucatan minipig plasma ("K2EDTA") by liquid chromatography tandem mass spectrometry ("LC-MS/MS") at a dynamic range of 0.250 - 50.0 ng/ml. The analyte is light sensitive and exposure to direct light was minimized during extraction and analysis. Doxorubicin-13C,d3 was used as the internal standard.

A summary of the validation data for the analyte is presented in the table below.

Summary of Validation Data from LC-MS/MS Study

Analyte	Doxorubicin
Matrix	Yucatan Mini Pig Plasma (K2EDTA)
Analytical Procedure	LC-MS/MS
Sample Preparation	Protein Precipitation
Assay Aliquot Volume	50 µl
Assay Range	0.250 - 50.0 ng/ml
Regression	Linear (1/x2)
Selectivity	6 of 6 lots within acceptance	≤ 20% of mean LLOQ, ≥90% of individual lots free of interference
Injector Carryover	Not Significant	≤20% of mean LLOQ
Validation Batch Acceptance (Acceptable/Total Primary Runs)	4/4

The toxicity of doxorubicin hydrochloride has previously been evaluated and reported in standard preclinical toxicology models. More important, the toxicity profile of parenteral doxorubicin in humans at doses cytotoxic to cancers has been well established and recounted in the Investigator Brochure for D-MNA Patch (September 4, 2018).

We have not conducted any formal safety pharmacology studies. However, selected parameters that are typically collected in CNS and respiratory safety pharmacology were collected in the form of clinical observations in the below-listed toxicology studies. In addition, electrocardiograms were recorded in a pivotal toxicology study in minipigs and were evaluated by a board-certified veterinary cardiologist.

We have completed three GLP-compliant toxicology studies:

1. D-MNA toxicity, local tolerance and toxicokinetics study in Yucatan minipigs (Study No. S15055)

2. Local lymph node immunotoxicology assay ("LLNA") in CBA/J mice (Study No. BRT Study 20170724)

3. Pyrogenicity/skin irritation study in New Zealand White ("NZW") rabbits (Study No. Study No. S15054), each of which was preceded by a pilot study using the same species and strain of animal.

The D-MNA was designed to penetrate human skin and dissolve into a skin cancer. Given the inherent differences in skin types between mammalian species, the pilot studies were necessary to ensure that the GLP study would provide for a valid safety assessment.

In total, three pilot studies were performed. For the GLP minipig study (SRC Study No. S15055), a pilot study demonstrated that it was technically feasible to administer D-MNA to Yucatan minipigs (SRC Study No. S15200). For the LLNA (BRT Study No. 20170725), the site of dosing is always the mouse's ears. It was immediately obvious that a novel approach would be needed since the D-MNA measures approximately 1.5 x 1.5 cm, as large or larger than the ears themselves. The study sponsor developed a liquid test article containing all the ingredients of the D-MNA with added DMSO, an approved LLNA solvent which helps the test article to penetrate the skin of the mouse ear. The pilot study demonstrated that this test article was non-irritating, and therefore, should perform a valid assessment of D-MNA's sensitization potential (BRT Study No. 20170724).

For the GLP rabbit study (SRC Study No. S15054), the pilot study demonstrated that the rabbit was not a valid model for testing D-MNA due to the lack of underlying musculoskeletal support which allows for the technician to apply pressure to the D-MNA during administration (SRC Study No. S15198). In addition, the presence of tightly spaced hair follicles appeared to at least partially inhibit penetration of the needles on the D-MNA. Accordingly, the Sponsor determined that a subcutaneous injection of modified D-MNA gel, with extra buffer added to make the D-MNA formulation syringeable, would provide a valid assessment of pyrogenicity. This same formulation was also used to test for skin irritation on abraded skin.

The data in the table below describe the results of studies conducted by SkinJect to elucidate the effects of delivering the gel used to make the array or the array itself to the skin.

Summary of Toxicology Studies (Phase 1 Study)

Study	Start Date	Model	Dose	Frequency/ Duration	Route of Admin	Observations	Conclusions
Single Dose: Pilot study, SRC Study No. S15200	09-Aug-2017	Yucatan Minipig 1 and 3- month old; 1M/1F n = 4	50 µg (3 mo. old) and 200 µg (1 month old) D-MNA	Day 1	D-MNA

Trial 1: 30 min 1 male and 1 female 3 month old pig. Trial 2: 60 min 1 male and 1 female 1 month old pig. D-MNA was applied to 1- or 3-month old minipigs, removed after 60 or 30 min, respectively, and analyzed for concentrations of doxorubicin as well as visual inspection of D-MNAs post application. 3-month old minipigs were ultimately used due to ease of handling and blood draws.

D-MNA administration was acceptable. 3- month old minipigs chosen for technical reasons. And 60 minutes resulted in backing part of array being too soft.

Repeat-Dose: SRC Study No. S15055	05-Feb-2018	Yucatan Minipig 3-month old; 3M/3F per group n = 30	0, 25, 50 and 200 µg/dose D- MNA; 2 mg/kg IV doxorubicin (positive control group)	Days 1, 7, 14	D-MNA, IV	200 µg minipigs show red discoloration of epidermis at dosing site, which correlated with dermal inflammatory reactions seen microscopically with high frequency and severity in D-MNA treated groups.	D-MNA doses of up to 200 µg per week for three doses total were well tolerated. Tissue reactions were limited to inflammatory reactions of the dermis at the treated sites.

Study	Start Date	Model	Dose	Frequency/ Duration	Route of Admin	Observations	Conclusions
Local Tolerance: SRC Study No. S15055 (continued)	-

Group 5 (reference control IV doxorubicin) males and females both had numerically or significantly decreased WBC, red blood cell counts, hemoglobin, hematocrit, platelets (females only), neutrophils, lymphocytes, monocytes (females only), eosinophils and reticulocytes. Group 5 (reference control) males had significantly (p<0.05) elevated APTTD and fibrinogen on study Day16. Blood samples (plasma) analyses after array administration on dosing phase Day 1 and 14 showed that there was no detectable doxorubicin systemic exposure after topical application at doses up to 200 μg via D-MNA (lower limit of detection was 0.250 ng/mL). For the reference control animals, all animals had detectable concentrations of doxorubicin for up to 8 hours post dose administration.

D-MNA doses of up to 200 µg per week for three doses total were well tolerated. Tissue reactions were limited to inflammatory reactions of the dermis at the treated sites.

Immunotoxi-cology (LLNA Pilot): BRT Study 20170724	21-Feb-2018	CBA/J Mice 8- weeks old; 2F per group N =8	25, 50, 100, 200 µg/ear modified D- MNA gel + DMSO	Days 1-3	Topical gel (both ears)	Modified D-MNA gel + DMSO was applied for three days and ear thickness and irritation were determined.	None had ≥ 25% increase of ear thickness or skin irritation.

Doxorubicin-Containing Microneedle Array (D-MNA) Constituents (Doxorubicin and Carboxymethyl Cellulose): Local Lymph Node Assay(LLNA) in Mice BRT Study 20170725	28-Feb-2018	CBA/J Mice 8-weeks old; 5-8F per group N = 45	25, 50, 100, 200 µg/ear modified D- MNA gel + DMSO	Days 1-3	Topical gel (both ears)

GLP. Standard test for sensitization potential of doxorubicin using modified D-MNA gel + DMSO. There were no clinical signs and no noteworthy body weight changes. Change in ear thickness was <25%. It was not possible to calculate an EC3 value.

Modified D-MNA gel + DMSO was not considered a sensitizer.

Study	Start Date	Model	Dose	Frequency/ Duration	Route of Admin	Observations	Conclusions
Other (Pilot Pyrogenicity & Skin Irritation): SRC Study No. S15198	09-Aug-2017	New Zealand White rabbit 5-7 months old, 2M per group	0, 50 µg D-MNA (Trial #1) 200 µg D-MNA (Trial #2)	Day 1	D-MNA

D-MNA was applied to shaved, depilated rabbits, removed after 30 minutes (Trial #1) or 60 min (Trial #2), and analyzed for concentrations of doxorubicin and well as visual inspection of D- MNAs post application.

The size and fragility of the rabbits resulted in inconsistent delivery profiles from the D-MNA and the Sponsor deemed the D-MNA unsuitable for use in the rabbit model.

Other (Pyrogenicity & Skin Irritation): SRC Study No. S15054	21-Dec-2017	New Zealand White rabbit 6-7 months old, 3M per group n = 15	50, 100, 200 µg/dose modified D-MNA gel + buffer, vehicle, LPS positive control (pyrogenicity), SLS positive control (dermal irritation)	Days 1 and 8	Day 1: SC injection of gel for pyro.; Day 8: gel for irritation

GLP. Day 1 - core body temperatures were measured at baseline and at post modified D-MNA gel administration at 30 min intervals until 4 hours, and then at 8 and 24 hours. Day 8 - Modified Draize scoring at baseline and at 1, 4, 24 and 48 hour post modified D-MNA gel administration. For the reference control (Group 5), animal body temperatures were above normal (104.8-107.7F/40.4-42.1C) for all animals during the first 4 hours after intravenously administered.

No noteworthy changes in body temperature or skin irritation for test article. Severe skin irritation was observed on all the test sites (SLS) in group 5.

Murine Local Lymph Node Assay

The purpose of this study (BRT Study No. 20170725) was to evaluate the sensitization potential of doxorubicin, the active component of D-MNA, when applied at 4 concentrations (25, 50, 100, 200 µg) to both mouse ears, once daily for 3 consecutive days, in the LLNA.

There were no clinical observations or signs of erythema in the vehicle group or in test article-treated animals. No meaningful body weight loss was observed in any of the control or treatment groups.

Treatment-group mean ear thickness values did not increase by 25% or more at any tested concentration of the test or control articles. Thus, primary irritation would not be expected to have affected the LLNA stimulation indices.

It was not possible to calculate a threshold positive response (EC3 potency) in the current study since all test article stimulation index values were below 3, thus, the test article containing D-MNA constituents (doxorubicin in DMSO, CMC and excipients) was not considered a sensitizer under the conditions of this study.

Irritation and Pyrogenicity Study in the New Zealand Rabbit

Experience in a pilot trial (SRC Study No. S15198) using this rabbit species with the dissolvable, tip-loaded microneedle array of doxorubicin indicated that the microneedle array was not suitable for the NZW rabbits.

Consequently, SkinJect decided to test the pre-molding array formulation, i.e., the gel consisting of doxorubicin, carboxy methylcellulose, trehalose, citric acid, dibasic sodium phosphate, and deionized water, on the New Zealand rabbit in this GLP study (SRC Study No. S15054). This approach provided a method for testing all gel components for their pyrogenic and irritation potential. The objective of this study was to evaluate the test article (doxorubicin and excipients) for pyrogenicity following subcutaneous (SQ) injection, and for local skin irritation potential after topical dose administration of various dose concentrations on NZW rabbits.

A total of 15 male NZW rabbits were randomized into one of five treatment groups, including a vehicle control (Group 1), three dose levels of test article (Groups 2-4), and a reference control (Group 5). This study was conducted in two phases as follows:

Pyrogenicity Phase: Pyrogenicity of the test article was evaluated at dose levels of 50, 100 and 200 μg (0.3 ml/animal). On dosing phase Day 1, the vehicle or test article formulations were administered via SQ injection to the scapular area of each animal (Groups 1-4). Group 5 animals were intravenously administered lipopolysaccharide (LPS, 0.01μg/ml) at 0.04 ml/kg and 4 ml/kg within ~4 hours. Body temperatures were recorded at baseline, and at ~30-minute intervals for the first 4 hours post-dose, and at 8 and 24 hours post-dose administration.

All animals had a normal body temperature (99.2-103.4 ºF/37.3-39.7 ºC) at baseline. After dose administration, all vehicle control and test animals body temperature appeared normal (ranged from 99.1 ºF/37.3 ºC to 103.9 ºF/39.9 ºC) within the observation period up to 24 hours, except for two measurements at 8 hour respectively for one vehicle animal (104.1°F /40.1°C) and one high dose animal (104.9°F /40.5°C). These two measurements were slightly above the normal range and considered an incidental finding. For the reference control (Group 5), animal body temperatures were above normal (104.8-107.7°F/40.4-42.1°C) for all animals during the first 4 hours after intravenously administered lipopolysaccharide (LPS, 0.01μg/ml) at 0.04 μg/kg.

Dermal Irritation Phase: Groups 1-4, all animals were dosed topically via 2 filter paper patches (2.5 cm x 2.5 cm) on naïve dorsal skin sites with a saline control patch (saturated with ~0.2 ml saline) and a 0.3 ml of vehicle (Group 1) or test formulation (Groups 2-4, 50, 100 or 200 μg/site) instilled patch. Prior to dosing, skin of all dose sites was abraded using adhesive tape. The patches were removed after 30 minutes. For the reference control (Group 5) animals, 2 saline control and 2 reference control patches (~0.2 ml/patch) were applied to the dose sites for 4 hours. Dose site skin was assessed at approximately 1, 4, 24 and 48 hours following patch removal for all groups.

All animals in groups 1 - 4 exhibited minimal-to-no dose-related erythema or edema. If erythema and edema were present, they were generally mild, with only a few observations of well-defined erythema. Severe skin irritation was observed on all the test sites (SLS) in group 5. These results demonstrate that the test article did not cause any pyrogenicity after subcutaneous injection or topical application at doses up to 200 μg/site.

14-Day Toxicity Study in the Yucatan Minipig

The objective of this study (SRC Study No. S15055) was to evaluate the local tissue tolerability, potential toxicity, skin irritation and systemic exposure after various dose levels delivered by D-MNA following three (3) topical dose administrations within two weeks on young Yucatan minipigs. The minipig data needs to be considered in the context of an unexpectedly high degree of dose variability. The variability in the minipig study was most likely the result of inconsistent delivery of doxorubicin from the microneedle array, possibly due to animal movement as the arrays were being applied.

Following an acclimation period, a total of 30 minipigs (15 males and 15 females) were randomized into one of five treatment groups. Groups of 3 males and 3 females were treated with a blank control array (Group 1), and three dose levels of D-MNA at 25, 50 and 200 µg/dose of doxorubicin (Groups 2 - 4), respectively. An IV DXR group, consisting of 3 males and 3 females, served as a reference control (Group 5). Dosing occurred on Days 1, 7 and 14 with either control array or test article (Groups 1-4), and Group 5 was dosed intravenously on these same study days. Each topical treatment lasted 30 minutes. Each animal receiving topical treatment (Groups 1 - 4) was observed for clinical signs and dose site reactions. Blood collections for toxicokinetic evaluation were conducted on Days 1 and 14 post dose administration (post-30 mins application for Groups 1-4) for all groups. Clinical pathology was conducted on all animals on Day 3 to look for acute effects, and again on Day 16 prior to necropsy. The animals were euthanized on Day 16 with designated tissues collection for histopathology. Study Day 1 corresponded to the first day of dose administration.

The histopathology findings showed that the D-MNA-treated animals exhibited no systemic effects and no organ toxicity. These findings are consistent with systemic exposure to doxorubicin being below the lower limit of quantitation.

Application of the D-MNAs to the minipig's skin produced several findings all related to cutaneous reactions. Test article-related macroscopic findings were present in the dose site (skin). Red discoloration of the epidermis of the dose site was identified in four animals, limited to Groups 3 and 4 (D-MNA mid and high dose, respectively). In two of the Group 4 female animals, the red discoloration correlated microscopically with serocellular crust, and additionally with dermis congestion in one of those animals. The other two animals (males) did not have a microscopic correlation. Abnormal surface (scabbing) of the epidermis of the dose site was observed in a Group 4 male animal and correlated microscopically with serocellular crust.

Hemorrhage of the right axillary region was observed in a single animal in Group 5 (intravenous Doxorubicin) and correlated microscopically to hemorrhage. It was believed to be related to blood collection or injection procedures.

Other macroscopic findings represented incidental background findings typical for this species, or else did not have a correlate.

Local cutaneous reactions were expected with application of the D-MNA to the minipig and similar reactions are likely to occur in human subjects receiving D-MNAs.

Clinical Development of D-MNA:

SkinJect Experience

Protocol SKNJCT-001 (Phase 1 Study)

Study Design: This study was designed as an open-label dose escalation trial of D-MNA in participants with BCC (subtype: superficial or nodular). The study followed a traditional 3+3 dose escalation design with 4 dose groups plus placebo to define a maximum tolerated dose ("MTD") by evaluating DLTs. Treatments consisted of one application administered weekly, three times over a two-week period. The goal of the dose escalation was to determine the MTD and assess lesion responses in the different dose groups to inform a decision on the doses to be tested in a subsequent Phase 2 study.

The study was composed of a screening visit, three treatment visits at one-week intervals over a two-week period, an end of treatment visit, and three follow-up visits. The total duration for study recruitment was completed in approximately five to seven months. Individual participant participation was approximately up to 11 weeks (four weeks screening + seven weeks from the first treatment to the final follow up visit).

Escalation followed a traditional 3+3 design. Specifically, in each dose group n=3 participants were treated. If no DLTs were observed, the study was escalated to the next dose level. If DLTs had been observed in 2 or more participants, then the MTD would have been exceeded. If one DLT had been observed, an additional three participants would have been added at the same dose level. If no DLTs had been observed in the additional three participants, the study would have escalated to the next dose level. If DLTs had been observed in one or more of the three additional participants, the MTD would have been exceeded. The first two dose groups, Placebo and 25 µg, screened and enrolled subjects concurrently in the study.

SkinJect hypothesized that treatment with D-MNA would result in tumor destruction and the induction of potent, immunogenic anti-tumor responses. Because MNAs enable this agent to be delivered at very low doses to a confined tumor microenvironment, the study sponsor expected only minimal, if any, systemic drug toxicity; thus, facilitating optimal local dose levels and durable clinical responses.

The study design also included a placebo group (placebo-MNA). Inclusion of placebo-MNA allowed the evaluation of two questions:

  Tolerability: to assess if there was a cutaneous response to microneedle penetration that was independent of microneedle delivery of doxorubicin to the target tissue.

  Efficacy: to assess if a placebo-containing array could stimulate a non-specific immune response in reaction to microneedle penetration of the skin, and compare to the response with the active compound doxorubicin delivered by the D-MNA.

Subject populations included adult males and females, 18+ years in general good health as assessed by the study's principal investigator. BCC (subtype: superficial or nodular) had to confirmed histologically by diagnostic shave biopsy at the screening visit. If previously confirmed, participants could only have diagnosed BCC via shave biopsy within 6 months of first study treatment. The disease had to be primary BCC (i.e., no previous treatment), and the lesion size was required to = 64 mm2 or 8 x 8 mm and = 169 mm2 or 13 x 13 mm, i.e., the entire lesion must be covered by 13 x 13 mm area of the array containing the microneedles. Laboratory values had to be within normal ranges.

Subjects were excluded from participation in this study if they had evidence of clinically significant, unstable medical conditions as assessed by the principal investigator; if they had an excisional biopsy performed on the lesion to be treated in this study; if they had recent therapy(ies) to the BCC treatment area; if they had recurrent BCC (previously treated) at the site presented for treatment; and if they previously demonstrated sensitivity to doxorubicin or carboxymethyl cellulose. Other reasons for exclusion included current active malignancies, metastatic disease, in other regions; pregnancy; and any other reason that the investigator deemed as prejudicial to the outcome of the study.

The investigational product is chemotherapeutic agent, doxorubicin (25 µg, 50 µg, 100 µg, or 200 µg) delivered to the basal layer of skin by a novel delivery system, a MNA. The delivery system is a square array 15 x 15 mm in dimension edge to edge. The dissolvable array of 400 microneedles is in a 13 x 13 mm area. The microneedles are 750 microns in length. Each MNA patch delivers 9.6 µL of drug product into the peri- epidermal space.

Conclusions: The Phase 1 study was designed as an open-label dose escalation trial of D-MNA in participants with BCC (subtype: superficial or nodular). The study followed a traditional 3+3 dose escalation design with 4 dose groups plus placebo to define a MTD by evaluating DLTs. Treatments consisted of one application administered weekly, three times over a two-week period. The goal of the dose escalation was to determine the MTD and assess lesion responses in the different dose groups to inform a decision on the doses to be tested in a subsequent Phase 2 study. Of the 13 subjects enrolled, all 13 subjects completed the study and were included in all analysis populations; no subjects discontinued the study prematurely. Most subjects (8 of 13) were male, all subjects were White, and all but one subject were Non- Hispanic/Latino. Age range across the 13 subjects was 31 to 94 years.

The primary study endpoint was the assessment of DLT through Visit 4 (21 days) as defined using the LSR grading scale. No subjects reached DLT at any treatment assessment.

At screening, both the site and central reader were in agreement for 7 of 13 subjects (5 were considered nodular and 2 superficial at screening); however, for 6 subjects, the site and central reader assessments differed. For one subject (01-014), the Central Reader found no BCC present in the screening biopsy. Consultants reviewing the study results stated that multiple reasons could possibly be attributable, including human error misreading at the site, confusion of BCC with certain benign follicular tumors, and the presence of BCCs with both nodular and superficial components.

At the end of study, three subjects (01-001, Placebo; 01-008, D-MNA 25 µg and 01- 011, D-MNA 50 µg) had differing results when Local/Site evaluation were compared to the Central Reader evaluation. In all three subjects, the Local/Site evaluation noted the presence of residual BCC compared to the Central Reader results which noted no residual BCC for all three subjects. It should be noted that the central reader was blinded to study treatment. In addition, another contributing factor to the noted differences may have been related to different slices of the tumor being evaluated by each of the readers; the local/site reader had the tissue sample obtained at the time of the excision, whereas the Central Reader tissue samples were sliced from the same block for each subject and stained several months later; the slides used in the Local/Site evaluation were not available for reading by the Central Reader.

For the secondary endpoint of BCC clinical response, evaluations were performed both at the local/site level as well as independently by a central reader. For the local/site assessment, complete lesion response was observed in one subject each for Placebo, D- MNA 25 µg, D-MNA 100 µg, and D-MNA 200 µg. For D-MNA 50 µg, no subjects were observed to have CR. For the central reader assessment, histopathologic assessment showed six subjects (one Placebo, two D-MNA 25 µg, one D-MNA 50 µg, one D-MNA 100 µg, and one D-MNA 200 µg) with no residual BCC. A "complete response" was considered the absence of BCC in the final excision at 4 weeks. For the Placebo subject (001-003) although it was assessed as a clinical responder according to the local site assessment, the local PI noted a new squamous cell carcinoma in situ (but no residual basal cell carcinoma) that was also confirmed as squamous cell carcinoma by the Central Reader assessment of the end of study excision. Consultants stated that it could be difficult to tell by skin examination alone if there was residual BCC, and that a minority of subjects do not have any residual BCC after having had a biopsy (possibly due in part to local post-procedural inflammatory response).

For the exploratory endpoint of quantification of doxorubicin released by the MNAs, doxorubicin delivery was confirmed, but across all dose groups it was observed that there was inconsistent doxorubicin deposition by the MNAs.

For the secondary endpoint of local tolerance of the MNA, at post-MNA application, assessments indicated that subjects had mild to moderate erythema restricted to the treatment area, at each visit with each dose level, including placebo. Flaking/scaling was minimal and isolated to the lesions. Crusting was generally absent or isolated. Swelling, vesiculation/pustulation, and erosion/ulceration were absent. Based on the proposed mechanism of action, some erythema evidencing an inflammatory reaction at the site of D-MNA application was to be expected.

For the secondary endpoint of pain assessment, for most subjects, no pain was noted. Some subjects experienced mild or moderate pain, generally at Visit 2 or Visit 3. At the Visit 4 End of Treatment assessment, no pain was noted for any subject.

Only two subjects reported a total of three adverse events ("AEs") in this study. All three AEs were considered mild in severity, and only one was considered probably related to study treatment mild application site pain that resolved the same day; this AE was associated with a low pain assessment scale score (1) at Visit 3. No deaths, serious adverse events, or AEs leading to treatment discontinuation were reported. No clinically significant abnormal findings were observed with regard to laboratory parameters, vital signs, ECGs, and physical examinations.

The SKNJCT-001 study was designed to assess the safety of the D-MNA patch in patients with BCC. There were no serious adverse events nor any demonstrated alterations in any clinical measurements during the trial. The conclusion of the study was that D-MNA patch was well tolerated with no evidence of dose limiting toxicity.

A secondary endpoint of the SKNJCT-001 study was evaluation of the efficacy of single applications of D-MNA, one administered weekly, three times over a two-week period, in participants with BCC. Six of the 13 patients enrolled demonstrated no evidence of residual BCC in the resected specimen on histological examination.

As a result, the clinical study report concluded that SKNJCT-001 study met both its primary and secondary endpoints.

Protocol SKNJCT-002 (Suspended Phase 1/Phase 2 Study)

This study was written by SkinJect, Inc. prior to its acquisition by the Company and submitted as part of the IND. The FDA approved this protocol in 2021. It was designed as a two-part study. The first part involved the enrollment of 15 healthy volunteers and was designed to study the penetration of placebo-containing DMA patches at five different anatomic locations. After the first seven health volunteers were enrolled, due to the variability of array application observed by the investigator, SkinJect made the decision to pause the trial.  The study was never resumed, and it was ultimately closed without further enrollment. There were no adverse events reported in the enrolled subjects.

Protocol SKNJCT-003 (Phase 2 Study)

Study Design: The clinical study, SKNJCT-003, is designed to be a randomized, double-blinded, placebo-controlled (P-MNA), multi-center study enrolling up to 60 subjects presenting with nodular type BCC of the skin. The study will evaluate the efficacy of two dose levels of D-MNA compared to placebo in patients with nodular BCC. The participants will be randomized 1:1:1 to one of three groups: a placebo-controlled group receiving P-MNA, a low-dose group receiving 100μg of D-MNA, and a high-dose group receiving 200μg of D-MNA.  The clinical design was submitted to the FDA in January 2024 to seek comments to revise and amend the IND and finalize the protocol. The FDA responded in March 2024 and requested additional clinical information. A final protocol was submitted to the FDA in July 2024, which included the information requested by the FDA, along with updated chemistry, manufacturing and controls (CMC), stability and sterility data. On July 31, 2024, the FDA responded to the latest submission and requested certain additional information and clarification. The Company has responded to the FDA on August 2, 2024. The Company expects to receive additional feedback or approval from the FDA to proceed with the clinical study on or around August 12, 2024.

Patents and Proprietary Information

License Agreement with the University of Pittsburgh

SkinJect entered into an exclusive license agreement with the University of Pittsburgh on April 26, 2016 (as amended, the "License Agreement"). The License Agreement was amended on February 26, 2020 and on April 23, 2024.  We have now replaced SkinJect as the Licensee and have assumed all of the rights and responsibilities associated with the License Agreement.

The License Agreement covers products designed to deliver drugs and bioactive agents, such as, but not limited to doxorubicin, for the treatment of cancers and pre-cancerous lesions, but specifically excluding the treatment of in-transit melanoma. Such treatments may include, but are not limited to, the use of agents that stimulate an immune response, which is different from vaccines, where an immune response is provoked by presentation of an antigen (the "Field").

The term of the License Agreement runs until the expiration of the last claim of the Patent Rights listed in the License Agreement, which is projected to be November 6, 2035 and could be extended, unless terminated earlier (the "Term"). The University of Pittsburgh has the right to terminate the License Agreement if breaches are not cured within 30 days of our receipt of written notice thereof from the University of Pittsburgh or in certain insolvency-related situations or if we cease to carry out its business.

The License Agreement covers any product or part thereof or service which is (a) covered in whole or in part by an issued, unexpired or pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold or in which any such service is used or sold; (b) manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such process that is included in Licensed Technology is used or in which such product or part thereof or service is used or sold; or (c) manufactured by or otherwise makes use of Know How (as defined below) (the "Licensed Technology").

The License Agreement also covers Know How that includes: (a) the University of Pittsburgh's IND Application 122488 for Microneedle Array (carboxymethylcellulose matrix) containing the active drug, doxorubicin for the treatment of cutaneous T-cell lymphoma, (b) experimental protocols, data, and any supporting materials relating to B16 Melanoma murine experiments comparing tumor growth over time for Microneedle Array -delivered chemo-immunotherapy for B16 melanoma, including control mice that did not receive any treatment and mice that were treated with doxorubicin incorporated into Microneedle Arrays, and (c) Response from the University of Pittsburgh for SkinJect's Know How Request provided April 29, 2016 and accompanying Batch Analysis documentation (the "Know How").

We have been granted an exclusive, worldwide license to make, have made, use and sell the Licensed Technology in the Field and to practice under the patent rights listed in the table below for the Term of the License. We have also been granted a non-exclusive worldwide license to practice under the Know How in the Field for the Term of the License.

The University of Pittsburgh has also granted to us an option to enter into a non-exclusive license in the Field to Future Intellectual Property Rights upon such terms and conditions as the parties may agree and which contain similar standard terms and conditions as contained hereunder to the extent not prohibited by law, regulation, or third-party obligations within sixty (60) days after University informs us  that the clinical trial under the University of Pittsburgh's IND 122488 is closed and the final report for such clinical trial is completed ("Option Exercise"). Upon University's timely receipt of such written notice from us , the parties shall negotiate in good faith, which negotiations shall commence no later than sixty (60) days following Option Exercise and shall endeavor to enter into a definitive royalty-bearing license agreement as soon thereafter as reasonably possible. In furtherance of the foregoing, University has agreed to disclose from time to time at University's sole discretion to SkinJect Future Intellectual Property Rights until expiration of the option. Future Intellectual Property Rights are defined as specific Know How encompassed within the University of Pittsburgh's IND 122488 and/or deriving from studies conducted under such IND which the University of Pittsburgh owns or controls before or after the April 26, 2016.

The University of Pittsburgh and Carnegie Mellon University have retained a royalty-free, nonexclusive right to practice under the Patent Rights and to use the Licensed Technology for Non-Commercial Education and Research Purposes. Non-Commercial Education and Research Purposes are defined as the use of Patent Rights (including distribution of biological materials covered by the Patent Rights) in the Field for academic research or other not-for-profit scholarly purposes which are undertaken at a nonprofit or governmental institution that does not use the Patent Rights in the production or manufacture of products for sale or the performance of services for a fee. The license granted is subject to the rights of the U.S. government, if any, as set forth in 35 U.S.C. §200, et seq. The U.S. government may have acquired a nonexclusive, nontransferable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in the Patent Rights throughout the world. Pursuant to 35 U.S.C. §200, et seq. Licensed Technology produced for sale in the United States shall be substantially manufactured in the United States (unless a waiver under 35 U.S.C. §204 is granted by the appropriate U.S. government agencies).

We have the right to enter into sublicensing arrangements for the rights, privileges and licenses granted hereunder upon prior written approval of each sublicensee by the University of Pittsburgh, except that sublicensee shall not have rights to sublicense. Such sublicense agreements shall include a royalty rate upon sublicense Net Sales in an amount at least equal to the rate set forth in Article 5.1(c). Rights of any sublicensee shall terminate upon termination of this Agreement.

We are obligated to pay annual maintenance fees, which are non-refundable, non-creditable, and not to be prorated against any other payment or royalties due, in the amount of $5,000 until the first Net Sales occurs. we are further obligated to pay 15.0% of any execution fees, maintenance fees, milestone fees and all other non-royalty payments received by us from any of our sublicensees a share of Non-Royalty Sublicense Income.

Royalties are payable in an amount equal to 3.0% of Net Sales payable each calendar quarter with a minimum annual royalty of $50,000 per calendar year, but only to the extent such minimum royalty is greater than the aggregate annual royalty.

The License Agreement contains six milestones listed below:

1. Establish validated analytical methods related to licensed technology.

2. Submit IND application to FDA relating to licensed technology.

3. Raise $2.5 million of capital form investors or strategic partners (or combination thereof) in support of development or commercializing the licensed technology.

4. Submit a completed report to FDA of a Phase 2 trial of licensed technology or foreign equivalent.

5. Submit an NDA or foreign equivalent for a covered product under Licensed Technology.

6. First commercial sale of Licensed Technology within five years of submission of a NDA or foreign equivalent for a product covered under Licensed Technology.

The first four milestones have been achieved and noted as completed by the University of Pittsburgh on January 6th, 2022.

Payments made to the University of Pittsburgh in connection with the License Agreement, including patent legal expense reimbursement, have amounted to $671,819 since April 2016. We expect the patent legal expense reimbursement to continue at an average of approximately $7,000 per month. Should sales commence in the future, royalties are payable to the University of Pittsburgh as described above.

Our failure to perform or to fulfill on a timely basis any one of the milestones set forth above shall be grounds for university to terminate this Agreement and upon termination all rights and interest to the Licensed Technology, Patent Rights, Know How, and Future Intellectual Property shall revert to university. Notwithstanding the foregoing, for a single time, if one of the milestones defined above has not been achieved within the required timeframe, through no fault of ours, and following best efforts of ours to meet the milestone, we shall be deemed to have fulfilled the milestone requirement if we make a payment of $50,000. In such case, in addition to the payment required, we shall negotiate with the University of Pittsburgh in good faith a new date for attainment of such missed milestone. If we fail to meet the revised milestone date, the University of Pittsburgh may terminate the License Agreement and upon termination all rights and interest to the Licensed Technology shall revert to the University of Pittsburgh.

Except as described above, there are no future milestone payments to be paid pursuant to the License Agreement.

We are in compliance with the License Agreement (after giving effect to such waivers and amendments as have been granted or entered into).  The time taken to reach future milestones is dependent on several factors, not all of which are controlled by us.  Although there can be no assurance that it will do so, we expect the University of Pittsburgh will grant any necessary future extensions to milestone requirements commensurate with our progress with its clinical development plan.

We have licensed three patent families from the University of Pittsburgh that include several granted U.S. patents and pending U.S. patent applications, as well as granted patents and pending patent applications in foreign jurisdictions, relating to microneedle arrays for delivering various drugs and bioactive agents to the skin, their use, and manufacture.  The first patent family entitled "dissolvable microneedle arrays for transdermal delivery to human skin" includes 2 issued U.S. patents expiring in 2030 and 2031 claiming dissolvable microneedle arrays including a variety of bioactive components.  This family also includes a pending U.S application.    The second patent family entitled "Tip-loaded microneedle arrays for transdermal insertion" includes 1 issued U.S. patent expiring in 2033 claiming dissolvable microneedle arrays including one or more bioactive components. This family also includes issued patents in Australia, Canada, Japan and Mexico, and pending applications in the U.S., Australia, Europe, Hong Kong, India, Japan, and Mexico.  The third patent family entitled "Microneedle arrays for cancer therapy applications" includes a pending U.S. patent application as well as pending patent applications in Australia, Canada, Europe, Israel, Japan, and Korea relating to the use of microneedle arrays comprising one or more bioactive agents for the treatment of various cancers, which if issued, would have a natural expiration in 2035.  The table below summarizes the patents covered by the License Agreement, each of which is a utility patent.

Country Name	Title	Application No.	Priority Date	Filed Date	Patent No.	Issue Date	Projected Expiration Date	Status	Assignee(s)

United States	Dissolvable microneedle arrays for transdermal delivery to human skin	12/910,516	10/23/2009	10/22/2010	8,834,423	9/16/2014	6/14/2031	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

United States	Dissolvable microneedle arrays for transdermal delivery to human skin	16/861,112	10/23/2009	4/28/2020	11,744,927	9/5/2023	10/22/2030	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

United States	Dissolvable microneedle arrays for transdermal delivery to human skin	18/454,628	10/23/2009	8/23/2023			10/22/2030	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

United States	Tip-loaded microneedle arrays for transdermal insertion	14/398,375	5/1/2012	10/31/2014	9,944,019	4/17/2018	7/5/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Canada	Tip-loaded microneedle arrays for transdermal insertion	2871770	5/1/2012	5/1/2013	2871770	7/7/2020	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Mexico	Tip-loaded microneedle arrays for transdermal insertion	MX/a/2014/013234	5/1/2012	5/1/2013	370579	12/17/2019	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Australia	Tip-loaded microneedle arrays for transdermal insertion	2013256348	5/1/2012	5/1/2013	2013256348	9/28/2017	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

India	Tip-loaded microneedle arrays for transdermal insertion	10161/DELNP/2014	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Europe	Tip-loaded microneedle arrays for transdermal insertion	22192026.7	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Japan	Tip-loaded microneedle arrays for transdermal insertion	2017-078229	5/1/2012	5/1/2013	6712963	6/4/2020	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Canada	Tip-loaded microneedle arrays for transdermal insertion	3077452	5/1/2012	5/1/2013	3077452	8/9/2022	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Mexico	Tip-loaded microneedle arrays for transdermal insertion	MX/a/2018/009573	5/1/2012	5/1/2013			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Australia	Tip-loaded microneedle arrays for transdermal insertion	2017225155	5/1/2012	5/1/2013	2017225155	9/19/2019	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

China	Tip-loaded microneedle arrays for transdermal insertion	202110125343.0	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

United States	Tip-loaded microneedle arrays for transdermal insertion	18/119,197	5/1/2012	3/8/2023			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Brazil	Tip-loaded microneedle arrays for transdermal insertion	112014027242-5	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Australia	Tip-loaded microneedle arrays for transdermal insertion	2021201365	5/1/2012	5/1/2013	2021201365	1/12/2023	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Japan	Tip-loaded microneedle arrays for transdermal insertion	2021-148376	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Australia	Tip-loaded microneedle arrays for transdermal insertion	2022291555	5/1/2012	5/1/2013			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Hong Kong	Tip-loaded microneedle arrays for transdermal insertion	42021044396.6	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Japan	Tip-loaded microneedle arrays for transdermal insertion	2023-175104	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Europe	Microneedle arrays for cancer therapy applications	15857785.8	11/6/2014	11/6/2015			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Canada	Microneedle arrays for cancer therapy applications	2967017	11/6/2014	11/6/2015	2967017	3/24/2020	11/6/2035	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Israel	Microneedle arrays for cancer therapy applications	252096	11/6/2014	11/6/2015	252096	10/2/2022	11/6/2035	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

United States	Microneedle arrays for cancer therapy applications	17/576,141	11/6/2014	1/14/2022			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Israel	Microneedle arrays for cancer therapy applications	293291	11/6/2014	11/6/2015	11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Australia	Microneedle arrays for cancer therapy applications	2022209350	11/6/2014	11/6/2015	11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Korea	Microneedle arrays for cancer therapy applications	10-2022-7039076	11/6/2014	11/6/2015	11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Japan	Microneedle arrays for cancer therapy applications	2022-151221	11/6/2014	11/6/2015	11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information relating to our directors and executive officers as of the date of this prospectus. Directors of Medicus hold office for a one year term and, unless re-elected, will retire from office at the end of the next annual meeting of the shareholders of Medicus. Unless otherwise stated, the business address of our executive officers and directors is our office address at Suite 3400 - 100 King St W, Toronto, ON M5X 1A4, Canada.

Name and Province or State and Country of Residence	Position with Medicus	Number of Common Shares Owned or Controlled

Dr. Larry Kaiser(1) (5) Pennsylvania, United States	Director	---

Robert J. Ciaruffoli(1)(2) (3) Pennsylvania, United States	Director	25,000

Frank Lavelle(1)(2) (4) Pennsylvania, United States	Director	51,245

William L. Ashton(2) (3) (4) (5) Pennsylvania, United States	Director	2,500

Barry Fishman (4) (5) Ontario, Canada	Director	---

Dr. Sara R. May Ontario, Canada	Director	---

Dr. Raza Bokhari (3) Pennsylvania, United States	Executive Chairman and Chief Executive Officer	1,586,348

Carolyn Bonner Pennsylvania, United States	President	37,811

James Quinlan Pennsylvania, United States	Chief Financial Officer	210,296

Erica Monaco Massachusetts, United States	Chief Operating Officer	76,868

Dr. Edward Brennan Pennsylvania, United States	Chief Medical Officer	125,000

Notes:

(1) Member of the Compensation Committee. Mr. Lavelle is the Chair.

(2) Member of the Audit Committee. Mr. Ciaruffoli is the Chair.

(3)  Member of the Corporate Disclosure Committee. Mr. Ciaruffoli is the Chair.

(4)  Member of the Governance Committee. Mr. Fishman is the Chair.

(5)  Member of the Nominating Committee. Dr. Kaiser is the Chair.

Set forth below is a description of the background of the directors and executive officers of Medicus.

Dr. Raza Bokhari, Executive Chairman and Chief Executive Officer (Age 57)

Dr. Bokhari has served as our Executive Chairman and Chief Executive Officer since September 2023. Dr. Bokhari works full time for the Company.

A recipient of Philadelphia Business Journal's "40 under 40" award, Dr. Raza Bokhari, a physician turned serial entrepreneur, has a demonstrated successful track record in aggregating and accelerating life sciences, healthcare services and Pharmaceutical R&D companies.

He previously served as Executive Chairman and CEO of FSD Pharma (Nasdaq: HUGE) (2020 to 2021), where his strategies successfully pivoted the company out of medicinal cannabis and into a clinical stage pharmaceutical R&D, a transition marked by a NASDAQ listing in January 2020, and raising nearly $100M institutional capital to fuel growth and expansion.

Dr. Bokhari has been the managing partner of RBx since 2012, and the Chairman of the Board of Parkway Clinical Laboratories (PCL) since 2013, a fifty-year-old College of American Pathologist (CAP) accredited, CLIA certified in-vitro diagnostic laboratory.

In addition to his corporate roles, Dr. Bokhari serves as the Vice Chairman of the World Affairs Council of Philadelphia. He formerly served on the Board of Temple University's Fox School of Business and Management as Chairman of the Executive Advisory Committee and was a Trustee of the esteemed Franklin Institute and Foreign Policy Research Institute.

Dr. Bokhari, through his family foundation, believes in giving back and investing in the community. In recognition of a $1 million gift, he made to his alma mater, Temple University, its Fox Business School named the Innovation & Entrepreneurship Institute Suite in his honor. The school acknowledged Dr. Bokhari in 2018 by naming him a Centennial Honoree, a special collection of entrepreneurs, visionaries, and disruptors who helped shape the Fox School and the business world since 1918.

Dr. Bokhari has a Doctor of Medicine degree from the University of Punjab, Rawalpindi Medical College, and an Executive MBA from Temple University, Fox School of Business & Management.

Dr. Larry Kaiser, Director (Age 71)

Dr. Larry Kaiser has served as a member of our board of directors since September 2023.

Dr. Kaiser has been the Managing Director with the Healthcare Industry Group at Alvarez and Marsal, a leading global professional services firm, since 2020. Most recently, Dr. Kaiser was the President and CEO of the $2.2 billion Temple University Health System, Dean of Temple University's Lewis Katz School of Medicine, and Senior Executive Vice President for Health Sciences at Temple University (2011 to 2019). Among his many accomplishments at Temple was the acquisition of the Fox Chase NCI-designated Comprehensive Cancer Center, the development of a number of programs, including the number one lung transplant program in the country, a nationally recognized program in pulmonary hypertension, in addition to growing programs in cardiovascular surgery, thoracic surgery, neurosurgery, and orthopedic surgery. Before joining Temple University in 2011, Dr. Kaiser served as the President of the University of Texas Health Science Center at Houston (2008 to 2011), the largest of six health-related campuses at the University of Texas.

Dr. Kaiser graduated AOA (Alpha Omega Alpha Honor Medical Fraternity) from the Tulane University School of Medicine in 1977 and completed his residency in general surgery as well as a fellowship in surgical oncology at the University of California, Los Angeles. He then completed a residency in cardiovascular and thoracic surgery at the University of Toronto. Following that, he held positions as attending thoracic surgeon at Memorial Sloan-Kettering Cancer Center and Assistant Professor of Surgery at Cornell University Medical College (both New York City) and subsequently as Associate Professor (with tenure) at the Washington University School of Medicine (St. Louis) (1988 to 1991). At the University of Pennsylvania, Dr. Kaiser held a variety of positions from 1991 to 2008, including chief of general thoracic surgery, founder and director of the university's lung transplantation program, director of its Center for Lung Cancers and Related Disorders, and co-director of the Thoracic Oncology Laboratory. In 2001, following a national search, he was named the John Rhea Barton Professor and Chair of the Department of Surgery as well as Surgeon in Chief for the University of Pennsylvania Health System. In 1997, Dr. Kaiser was named as the first recipient of the Eldridge Eliason Professorship of Surgery endowment at the Perelman School of Medicine at the University of Pennsylvania.

Robert J. Ciaruffoli, Director (Age 72)

Robert J. Ciaruffoli has served as a member of our board of directors since September 2023.

Mr. Ciaruffoli is the co-founder and has been the Chairman of Broad Street Angels since 2016, a 100-member Philadelphia-based angel investor network which invests in start-up entrepreneurial businesses with high growth potential. Broad Street Angels is the largest angel investor network in the Philadelphia region.

Mr. Ciaruffoli is a CPA and served as the Chairman and CEO of the Parente Beard/Baker Tilly accounting and advisory firm (2000 to 2015). During his tenure as Chairman and CEO, he and his team transitioned the firm from a Pennsylvania practice to a multi-state super-regional firm. In 2014, he orchestrated a merger of the Parente Beard and Baker Tilly Virchow Krause firms to create the 12th largest U.S. accounting and advisory firm. Mr. Ciaruffoli also served on the board of directors and executive committee of Baker Tilly International, the 8th largest global accounting network. During his tenure on the board and the executive committee, Baker Tilly International grew from an unranked network to the eighth largest global accounting network.

Throughout his career, Mr. Ciaruffoli has served on numerous for-profit and not-for-profit boards. Presently, he is a board member of Ben Franklin Technology Partners. He was also the past chairman of the Pennsylvania State Board of Accountancy.

Mr. Ciaruffoli holds a Bachelor of Science in Accounting from Kings College, Wilkes-Barre, Pennsylvania and has proudly served in the U.S. Marine Corps (1970 - 1972).

Frank Lavelle, Director (Age 74)

Frank Lavelle has served as a member of our board of directors since September 2023.

For the past 40 years, Mr. Lavelle has been a President and Chief Executive Officer of global and multinational organizations focused on high-value data, analytics, technology solutions, and actionable insights for healthcare and life sciences manufacturers, payers, and providers. Mr. Lavelle has also brought technology solutions to public health, education, and the public sector over his career.

Mr. Lavelle has owned and operated F W Lavelle Consulting LLC since 2019, providing advisory services to healthcare and life sciences manufacturers with a primary focus on pharmaceutical development and public health.

During his career, Mr. Lavelle was President and Chief Executive Officer of Siemens Health Solutions (2000 to 2003), one of the world's largest suppliers to the healthcare industry; Chief Executive Officer and director of Symphony Health Solutions (2013 to 2014) which gave deep insight into the pharmaceutical market tracking drug development and use on over 280 million patients and 65% of all specialty drug activity; board member and advisor to Symphony Performance Health (2014 to 2016) working with accountable health organizations, direct contracting entities, and health systems to improve health systems costs with analytics into the performance of their provider network; President of MedQuist (2004 to 2007)  the world's largest provider of voice-to-coding solutions for healthcare, dictation, and speech recognition software. In addition, Mr. Lavelle was President and Chief Executive Officer of SunGard Public Sector and Education (2015 to 2017) specializing in software solutions for cities and public schools which cover public safety, public administration, and public education (K-12) touching 150 million citizens and 17.5 million students.

Mr. Lavelle received his B.A. in Marketing from Pennsylvania State University.

William L. Ashton, Director (Age 73)

William L. Ashton has served as a member of our board of directors since September 2023.

Mr. Ashton is a former Fortune 100 senior executive with over 35 years’ experience in the biotechnology and pharmaceutical business. Mr. Ashton retired from a successful career at Amgen Inc. where he served in various positions since 1989 including Vice President of U.S. Sales, Vice President/General Manager of the Corporate Accounts, and Vice President of Government and Commercial Affairs where he was responsible for working with the FDA, and Centers for Medicare and Medicaid Services and Advocacy groups.

He previously worked for Boehringer-Ingelheim and Warner Lambert Pharmaceuticals.

Mr. Ashton has been the President at Harrison Consulting Group, LLC, a privately held biopharmaceutical/ healthcare consulting firm with expertise in commercialization, payer strategy, and reimbursement since 2013.

He currently serves on the board of three publicly traded pharmaceutical companies, Spectrum Oncology, where he has been Chairman of the Board since June of 2019, Baudax Bio, and Societal CDMO.  He previously served on the boards of Sucampo Pharmaceuticals and Galena Bio Pharma.

In addition, he has served on the boards of the National Osteoporosis Foundation, Friends of the National Library of Medicine, and is a Commissioner on the Medical Representatives National Certification Commission.

Following his extensive pharmaceutical career, Mr. Ashton was the Founding Dean and assistant professor at the Mayes College of Healthcare Business and Policy (2007 to 2013) at the University of the Sciences of Philadelphia (now St. Joseph University).

Mr. Ashton holds a B.S. in Education from the University of California of Pennsylvania, (now Penn Western University) and a M.A. in Education from the University of Pittsburgh.

Barry Fishman, Director (Age 67)

Barry Fishman has served as a member of our board of directors since September 2023.

Mr. Fishman has almost 25 years of experience as an entrepreneurial business leader, most recently as CEO of VIVO Cannabis Inc. (2017 to 2020). Prior to joining VIVO, Mr. Fishman served as CEO of international specialty pharmaceutical company Merus Labs (2014 to 2017), through its 2017 acquisition by Norgine M.V. He also previously served as CEO of Teva Canada (2003 to 2014), a major affiliate of the world's largest generic drug-maker and began his pharmaceutical career at Eli Lilly Canada, where he served as Vice President of Marketing (1983 to 2000). Mr. Fishman has also recently served as an independent director on a number of high-profile boards, including Aurora Cannabis Inc. and Canopy Growth Corporation. Mr. Fishman graduated from McGill University with a concentration in finance and went on to become a CPA while working for Deloitte in Southern California.

Dr. Sara R. May, Director (Age 46)

Sara May, PhD, has served as a member of our board of directors since June 2024.

Dr. May is a highly skilled professional with over 10 years of experience managing large-scale commercial and research projects within regulated industries. Dr. May brings a multidisciplinary background in quality assurance and compliance, clinical trial management, environmental consulting, and data analytics. She has direct experience working with regulators including the FDA, Health Canada and Canada Revenue Agency.

Dr. May started her career in environmental consulting at Beacon Environmental, an employee-owned environmental consulting firm in Ontario, Canada, where she currently holds the position of Senior Terrestrial Ecologist and Geomatics Manager (2012 to present). Dr. May has also served as the President of FV Pharma Inc. (2018 to 2020), a start up public cannabis company where she was responsible for all aspects of operations, and Senior Vice President of FSD Pharma Inc. (2020 to 2022), where Dr. May led several enterprise-wide transformation initiatives focused on enabling the company’s business model to adapt to the shift in markets from cannabis to boutique pharma and drug development.

In addition, Dr. May brings deep corporate governance experience through her work with both corporate and not for profit boards, including contributing to the public listing and uplisting process of several start-up cannabis and boutique pharmaceutical companies. Dr. May has served on the board of directors of FV Pharma Inc. (2018 to 2020) and the board of directors of Cannara Biotech (2019 to 2020) where she chaired the Compensation Committee and was a member of the Corporate Governance Committee. She has also been a member of the YMCA Northumberland Charity Board (2020 to 2023) where she chaired the Finance Audit and Risk Committee and has been on the board of directors of Beacon Environmental since 2023.

Dr. May received her Bachelor of Science (Honours) degree in Botany and Plant Genetics from the University of Guelph and her PhD in Evolutionary Genetics from Queen's University.

Carolyn Bonner, President (Age 40)

Carolyn Bonner has served as our President since September 2023.

Ms. Bonner until recently was the President & CEO of Parkway Clinical Laboratories (2019 to 2023), a College of American pathologist (CAP), accredited diagnostic company, serving healthcare providers across the United States.

Ms. Bonner was the Director of Corporate Development  at Building Beyond BRIC Investment Fund (2019 to 2023) where she was extensively involved in fundraising, marketing, and assisting with back office operations from May 2009 to December 2011.

Previously Ms. Bonner was the Director of Business Development at Parkway Clinical Laboratories ("PCL"), where she delivered client guided customization of PCL services and creative corporate partnerships. Carolyn also simultaneously served as Director of Corporate Development for Rosetta Genomics, a publicly traded Israeli biotech company, the parent company of PCL, from July 2008 to May 2009.

Ms. Bonner started her career in 2006 as a sales executive at Lakewood Pathology (now called PLUS Diagnostics), which is owned and operated by Water Street Healthcare Partners, a Chicago based private equity fund. Ms. Bonner has a B.A. focused in marketing from West Chester University.

James Quinlan, Chief Financial Officer (Age 60)

James Quinlan has served as our Chief Financial Officer since September 2023.

Mr. Quinlan is a Certified Public Accountant, Certified Financial Planner, Chartered Financial Consultant and has spent his career in financial services.  He has been President of Trinity Financial Advisors, Smart Financial Advisors (1999 to 2007), and Beneficial Advisors (2007 to 2011), as well as a Partner at both Smart Business Advisory and Consulting (1999 to 2008), and Wipfli, LLP (2017 to 2022). While at Wipfli he was the U.S. Mid Atlantic regional leader for both Tax and Wealth management services (2017 to 2022).

Mr. Quinlan has been recognized in the Philadelphia region as a recipient of the 40 under 40 award and is very active in the community.  His past board involvement includes acting as President of the Catholic Charities Appeal for the Archdiocese of Philadelphia (2011 to 2016), and Development Chair for the Archbishop John Carroll High School Board (2010 to 2020).

Mr. Quinlan has an MBA from Villanova University and a BS degree from Bucknell University.

Erica Monaco, Chief Operating Officer (Age 39)

Erica Monaco has served as our Chief Operating Officer since March 2024.

Ms. Monaco is an accomplished C-suite professional with a successful track record as a leader in the pharmaceutical industry.

She has spent the last decade in the dermatology sector with an extensive track record of building start-up operations, accelerating change, and driving process improvement. Mostly recently, Ms. Monaco was the CEO of Biofrontera Inc (NSDQ: BFRI) (2021 to 2023). In her role as the CEO of Biofrontera, where she joined as “employee #2”, Erica grew a pre-commercial organization from FDA approval through market introduction and commercial launch, posting a revenue growth at a CAGR over 80% and completing an accretive M&A transaction. Under her watch Biofrontera completed a successful initial public offering listing on NASDAQ in 2021 and follow on equity investment rounds in excess of $60M.

Ms. Monaco holds a Master of Accounting degree from the Isenberg School of Management at the University of Massachusetts, Amherst and holds an active CPA license.

Dr. Edward Brennan, Chief Medical Officer (Age 64)

Dr. Edward Brennan has served as our Chief Medical Officer since September 2023.

Dr. Brennan has more than 25 years of experience in leadership roles at major pharmaceutical companies and clinical research organizations. He is an accomplished biopharmaceutical executive with a proven track record in FDA submissions and drug development.

Dr. Brennan has extensive experience in all phases of clinical development across multiple therapeutic areas. As a Medical Director with Wyeth-Ayerst Research (2000 to 2003), and GlaxoSmithKline (2003 to 2007), he led teams through ten IND applications and advanced multiple compounds from pre-candidate selection (proof of concept) through clinical trial management and approval. At GSK, he was also responsible for coordinating all clinical activities for external partners within its Center of Excellence in External Drug Discovery. Dr. Brennan next founded IndiPharm (2007 to 2016), a full-service global CRO that was eventually acquired by private equity company, Velocity Fund Partners.

Dr. Brennan received his undergraduate Bachelor of Science Degree in Pharmacy from the Philadelphia College of Pharmacy and Science. He went on to study Medicine at the Royal College of Surgeons in Ireland before receiving his medical degree from the Temple University School of Medicine.

Penalties, Sanctions, Cease Trade Orders or Bankruptcies

Penalties or Sanctions

To our knowledge, no director or executive officer, or shareholder holding a sufficient number of our securities to materially affect the control of us, has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Individual Bankruptcies

To our knowledge, no director or executive officer, or shareholder holding a sufficient number of our securities to materially affect the control of us, has, within the ten years prior to the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.

Corporate Cease Trade Orders and Bankruptcies

To our knowledge, no director or executive officer, or shareholder holding a sufficient number of our securities to materially affect the control of us, is, as at the date of this prospectus, or has been within the ten years prior to the date of this prospectus: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, "order" means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Conflicts of Interest

To the best of our knowledge, except as disclosed elsewhere in this prospectus, we are not aware of any existing or potential material conflicts of interest between us and any of our directors or officers as of the date hereof. However, certain of our directors and officers are, or may become, directors or officers of other companies with businesses, which may conflict with its business. Accordingly, conflicts of interest may arise which could influence these individuals in evaluating possible acquisitions or in generally acting on our behalf. See also "Risk Factors."

Pursuant to the OBCA, our directors and officers are required to act honestly and in good faith with a view to act in our best interests. Generally, as a matter of practice, directors who have disclosed a material interest in any contract or transaction that the Board is considering will not take part in any board discussion respecting that contract or transaction. If on occasion such directors do participate in the discussions, they will refrain from voting on any matters relating to matters in which they have disclosed a material interest. In appropriate cases, we will establish a special committee of independent directors to review a matter in which directors or officers may have a conflict.

Corporate Governance

For as long as we are entitled to be treated as a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of the U.S. Exchange, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this "foreign private issuer exemption" with respect to the following:

  The U.S. Exchange requires that the quorum for any meeting of holders of common shares of a listed company should not be less than 33 1/3 of the outstanding common shares. Our bylaws provide the quorum for the transaction of business at a meeting of shareholders is at least two voting persons holding or representing, in the aggregate, not less than 5% of the issued and outstanding shares of the applicable class and we intend to follow our bylaws rather than the U.S. Exchange requirements in this regard.

  The U.S. Exchange requires shareholder approval for equity compensation plans and material revisions thereto, private placements to related parties and issuances of common shares, or of securities convertible into or exercisable for common shares of 20% or more of the outstanding voting power. As a foreign private issuer, we may and will approve such actions in accordance with applicable rules and regulations in Canada.

  The U.S. Exchange requires that a listed company that is not a limited partnership to solicit proxies and provide proxy statements for all meetings of shareholders, and also provide copies of such proxy solicitation materials to the U.S. Exchange. We solicit proxies in accordance with applicable rules and regulations in Canada.

Except as stated above, we intend to comply with the rules generally applicable to U.S. domestic companies listed on the U.S. Exchange. Following our home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on the U.S. Exchange, may provide less protection than is accorded to investors under listing requirements applicable to U.S. domestic issuers. As of June 28, 2024, the last business day of its most recently completed second fiscal quarter, the Company did not qualify as a foreign private issuer and therefore will be required to fully-comply with the rules generally applicable to U.S. domestic companies listed on the U.S. Exchange commencing on January 1, 2025.

The Canadian securities authorities have issued corporate governance guidelines pursuant to National Policy 58-201 Corporate Governance Guidelines (the "Corporate Governance Guidelines"), together with certain related disclosure requirements pursuant to National Instrument 58-101- Disclosure of Corporate Governance Practices ("NI 58-101"). The Corporate Governance Guidelines are recommended as "best practices" for issuers to follow. We recognize that good corporate governance plays an important role in our overall success and in enhancing shareholder value and, accordingly, we have adopted, or will be adopting in connection with the consummation of this offering, certain corporate governance policies and practices which reflect our consideration of the recommended Corporate Governance Guidelines. The disclosure set out below includes disclosure required by NI 58-101 describing our approach to corporate governance in relation to the Corporate Governance Guidelines.

Composition of Board of Directors

Our board of directors (the "Board") is responsible for the general supervision of the management of our business and affairs with the objective of enhancing shareholder value. The Board discharges its responsibilities directly and through its committees.

Our board consists of seven directors: Dr. Larry Kaiser, Robert J. Ciaruffoli, Frank Lavelle, William L. Ashton, Barry Fishman, Dr. Sara R. May and Dr. Raza Bokhari. Dr. Bokhari is the Chairman of the Board. Robert J. Ciaruffoli acts as independent lead director and will assume the duties of the Chairman as and when required to address any actual or potential conflicts of interest.

Our articles provide that the number of directors may be between 1 and 15. The number of directors may be increased or decreased upon approval of the shareholders or, in certain circumstances and subject to our articles, by a majority of the directors. Our directors are elected at each annual general meeting of our shareholders and serve until the next annual meeting of shareholders or until their successors are elected or appointed unless their positions are earlier vacated.

Director Term Limits and Other Mechanisms of Board Renewal

Our Board has not adopted director term limits, a retirement policy for its directors or other automatic mechanisms of board renewal. Our Board will hold office for a one year term and, unless re-elected, will retire from office at the end of the next annual meeting of the shareholders of Medicus.

Director Independence

Our Board has determined that six members of our Board are "independent," as defined under the U.S. Exchange rules and for purposes of Canadian securities laws and therefore, a majority of the directors on our Board are independent. Dr. Bokhari is not considered independent by virtue of his management position.

For purposes of the U.S. Exchange rules, an independent director means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, subject to certain additional limitations. A director is considered to be independent for the purposes of Canadian securities laws if the director has no direct or indirect material relationship to the company. A material relationship is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of a director's independent judgment. Certain individuals, such as our employees and executive officers, are deemed by Canadian securities laws to have material relationships with us.

We will take steps to ensure that adequate structures and processes will be in place following the consummation of this offering to permit our Board to function independently of management, including for purposes of encouraging an objective process for nominating directors and determining executive compensation.

Directorships

Some of our directors serve on the boards of directors of other reporting issuers (or the equivalent) in Canada or foreign jurisdictions. The following table lists our directors who serve on boards of directors of other reporting issuers (or the equivalent) and the identities of such reporting issuers (or the equivalent).

Name of Director	Reporting Issuer (or the equivalent)
Barry Fishman	Gryphon Digital Mining, Inc.

The Board has determined that these directorships will not adversely impact the effectiveness of these directors on the Board or create any potential for conflicts of interest. However, certain of our directors are, or may become, directors, officers, or shareholders of other companies with businesses which may conflict with our business. See also "Risk Factors."

Meetings of Directors

Our Board holds regularly scheduled meetings as well as ad hoc meetings from time to time. The independent members of our Board will also meet, as required, without the non-independent directors and members of management before or after each regularly scheduled board meeting.

Board of Directors' Charter

The Board has adopted a written mandate. The primary mandate of the Board is supervision of the senior management of the business, the going concern and general affairs of the Company. The Board discharges certain of its responsibilities through delegation to its committees as more particularly set out in committee mandates.

Position Descriptions

The Board has adopted a written position description for the lead independent director, which position is currently held by Robert J. Ciaruffoli, as well as a written position description for individual directors.

The Board does not intend on adopting written position descriptions for the Chief Executive Officer ("CEO"), other than as described in the CEO's employment contract, or the committee chairs on the basis that the roles are well understood by all of the directors. In general, the roles of the Board and committee chairs are to ensure that the Mandate of the Board or the mandate of a committee, as set out in their respective charters, are carried out in full.

With respect to the chairs of the committees, the Board has determined that their responsibilities include providing leadership to the applicable committee to carry out the committee's mandate as set out in a charter or through regulatory requirements and enhancing the committee's effectiveness through facilitating the committee's interaction with management, the Board and other committees of the Board and reporting as appropriate to the Board with respect to the committee's work.

With respect to the CEO, the CEO is responsible for our overall leadership and management in accordance with the strategies, policies and mandates established by the Board from time to time, and reports to the Board regarding our management and operations including the progress or deviations, if any, from the strategic plans set by the Board.

Orientation and Continuing Education

The Governance Committee, in conjunction with the Chair of the Board and the CEO, is responsible for ensuring that new directors are provided with an orientation program. It is not anticipated that we will adopt any formal policies with respect to the orientation of new directors, nor is it anticipated to provide continuing education for the directors. Formal policies with respect to director orientation and education will be implemented as and when warranted by growth of our operations.

Ethical Business Conduct

The Board has adopted a written code of conduct and ethics for its directors, officers, employees, contractors and consultants (the "Code"). The Board will be responsible for monitoring compliance with the Code. The Board has also adopted a whistleblower policy.

The Board will take appropriate measures to exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer may have a material interest. Where appropriate, directors will abstain from portions of board or committee meetings to allow independent discussion of points in issue.

Conflicts of Interest

When faced with a conflict, it is required that business judgment of responsible persons, uninfluenced by considerations other than our best interests, will be exercised in compliance with the guidelines set out in the Code. Pursuant to the OBCA, any of our officers or directors with a conflict of interest must disclose the nature and extent of such conflict to the Board and recuse themselves from a matter that materially conflicts with that individual's duty as one of our directors or senior officers.

Protection and Proper Use of Corporate Assets, Information and Opportunities

Confidential information is not to be used for any purposes other than ours. This requirement of confidentiality extends beyond the duty not to discuss private information, whether about us and/or our management and also applies to any of our assets, including trade secrets, patient, supplier or customer lists, business plans, computer software, company records and other proprietary information. The Code provides for certain specific guidelines around the duty of confidentiality of our directors, officers, employees, contractors and consultants.

In the situation of contracts with third parties such as suppliers and service providers, management is to share only that information which is needed to satisfy the conditions of the contract and only to those individuals who need to know.

The duty of confidentiality applies to all directors, officers, employees, contractors and consultants even after leaving their position with us, regardless of the reason for departing.

Compliance with Laws, Rules, and Regulations

It is required that we are in compliance with all legislation applicable to our business operations, including but not restricted to the federal and provincial laws of Canada, and any other applicable laws in jurisdictions where the company operates.

All Board members and employees have a duty to know, understand and comply with any specific legislation pertaining to our business and any legislation applicable to their duties and responsibilities.

The Code provides guidelines surrounding, among other items, compliance with applicable laws, conflicts of interest, certain opportunities, confidentiality and disclosure, employment practices, and use of our property and resources.

Insider Trading Policy

The Board has adopted an insider trading policy to set forth basic guidelines for trading in our securities and to preserve our confidential information so as to avoid any situation that might have the potential to damage our reputation, or which could constitute a violation of applicable securities law by our officers, directors, or employees. Under this policy, "insiders" (i.e., officers, members of the Board and other individuals having access to material non-public information) are prohibited from trading in common shares and other securities on the basis of such material non-public information until after the information has been disclosed to the public. The obligation not to trade on inside information applies not only to our insiders, but also to persons who obtain such information from insiders and use it to their advantage. Thus, liability may be imposed upon us, our insiders and also outsiders who are the source of leaks of material information not yet disclosed to the public and the leaks coincide with purchases or sales of our securities (i) by such insiders or outsiders, (ii) by the us, or (iii) by "tippees" (including relatives, friends, investment analysts, etc.).

We have established scheduled "blackout periods" prohibiting sales or purchases by our directors and officers, and any other employee, independent contractor, or consultant of the Company who receives notice from our Chief Financial Officer that they are designated blacked-out employees in respect of a given period prior to the release of financial results which continue until two business days after the time such information has been released to the public and which begin, (i) in the case of interim period financial results, ten business days prior to the end of the fiscal quarter; and (ii) in the case of annual financial results, one calendar month after the end of the annual period. From time to time due to specific or anticipated events, we may feel it necessary to issue an unscheduled blackout period for a specific or indefinite period covering insiders or specific employees or groups.

Diversity Policy

The Board has adopted a written diversity policy relating to the identification and nomination of directors or members of senior management that are women, Indigenous peoples (First Nations, Inuit, and Metis), persons with disabilities or members of other racial, ethnic and/or visible minorities (collectively, "Designated Groups"). The Board and the Nominating Committee generally identifies, evaluates, and recommends candidates to become members of the Board or members of senior management with the goal of creating a Board and members of the senior management team that, as a whole, consists of individuals who possess extensive knowledge and competencies, diverse points of view, and relevant expertise, provide balance in terms of the knowledge and competencies of and represent all genders, various ages, and geographic and ethnic diversity, religious belief, cultural background, economic circumstance, human capacity, sexual orientation, as well as a broad range of business and educational experience, professional expertise, personal skills and perspectives The diversity policy identifies specific targets in respect of appointing persons from Designated Groups to the Board and in respect of executive officer appointments.

Committees of our Board of Directors

The Board may establish such other committees as it determines to be appropriate. Each permanent committee will have a mandate that is approved by the Board setting out the responsibilities of, and the extent of the powers delegated to, such committee by the Board.

Assessment of Directors, the Board and Board Committees

 The Board is responsible for assessing its own mandate and the effectiveness in fulfilling its mandate and assesses the mandate and effectiveness of fulfilling each of the other committees (considering, among other things, the recommendation of the applicable committee) from time to time and at least annually.

Audit Committee

Composition of Audit Committee

Our audit committee is currently comprised of three members, including Robert J. Ciaruffoli, Frank Lavelle and Barry Fishman. Each member of our audit committee is a non-employee member of our Board. In addition, each member of our audit committee is financially literate, as required by the U.S. Exchange rules and Canadian securities laws. All of the members of our audit committee are "independent" members of our Board, as required by the U.S. Exchange rules, Rule 10A-3 of the Exchange Act and Canadian securities laws.

Relevant Education and Experience

The education and related experience of each of the members of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee is described below.

Robert J. Ciaruffoli

Robert J. Ciaruffoli has served as a member of our audit committee since 2023. Mr. Ciaruffoli holds a Bachelor of Science in Accounting from Kings College, Wilkes-Barre, Pennsylvania. Mr. Ciaruffoli is a CPA and served as the Chairman and CEO of the Parente Beard/Baker Tilly accounting and advisory firm. Mr. Ciaruffoli also served on the Board and executive committee of Baker Tilly International. Throughout his career, Mr. Ciaruffoli has served on numerous for-profit and not-for-profit boards. Presently, he is a board member of Ben Franklin Technology Partners and the co-founder and Chairman of Broad Street Angels, an angel investor network. He was also the past chairman of the Pennsylvania State Board of Accountancy.

Frank Lavelle

Frank Lavelle has served as a member of our audit committee since 2023. Mr. Lavelle holds a Bachelor of Arts in Marketing from Pennsylvania State University. During his career, Mr. Lavelle served as the President and Chief Executive Officer of Siemens Health Solutions, the Chief Executive Officer and director of Symphony Health Solutions, board member and advisor to Symphony Performance Health and as President of MedQuist the world's largest provider of voice-to-coding solutions for healthcare, dictation, and speech recognition software. In addition, Mr. Lavelle was President and Chief Executive Officer of SunGard Public Sector and Education.

Barry Fishman

Barry Fishman has served as a member of our audit committee since 2023. Mr. Fishman holds a Bachelor of Commerce in Accounting and Finance from McGill University. Mr. Fishman is a CPA and has served as Chief Executive Officer of Merus Labs and Teva Canada, and Vice President of Marketing at Eli Lilly Canada. Mr. Fishman has also recently served as an independent director on a number of high-profile boards, including Aurora Cannabis Inc. and Canopy Growth Corporation.

Audit Committee Charter

Our audit committee has adopted an audit committee charter, which details the principal functions of the Audit Committee, including:

  reviewing the financial statements to be included in our annual report and review with the Board and the auditors the results of the annual audit and reviews any financial statements;

  reviewing and recommending to the Board for approval, where appropriate, financial information contained in any prospectuses, annual information forms, annual reports to shareholders, management proxy circulars, press releases, material change disclosures of a financial nature and similar disclosure documents;

  reviewing with our management of the and with our auditor and assess significant accounting principles and disclosure issues and alternative treatments under IFRS all with a view to gaining reasonable assurance that financial statements present fairly, in all material respects, our financial position, cash flows and the results of our operations in accordance with IFRS;

  reviewing and assessing the adequacy and effectiveness of our system of internal control and management information systems, risk management policies and procedures, and financial reporting of any transaction between us, and investigating any alleged fraud;

  reviewing and discussing with our management our major financial risk exposures and the steps taken to monitor and control such exposures, including the use of any financial derivatives and hedging activities;

  reviewing, discussing and investigating any alleged fraud involving our management or employees in relation to the internal controls, including our management's response to any allegations of fraud;

  reviewing the financial reporting of any transaction between us and any officer, director or other "related party" or any entity in which any such person has a financial interest;

  recommending an auditor for nomination and the auditors compensation to the Board, overseeing the work of the auditors, establishing communication with the auditors, reviewing the independence of the auditor, the audit plan, the performance of the auditors, and the results of the external audit and the report thereon;

  monitoring and periodically reviewing our  corporate policies and associated procedures, and hiring policies; and

  providing broad oversight of our financial, risk and control related activities.

The Audit Committee has unrestricted access to all information regarding the Company and all our directors, officers and employees and will be directed to cooperate as requested by the Audit Committee. The Audit Committee has the authority to retain, at our expense, outside legal, financial and other advisors, consultants and experts, to assist the Audit Committee in fulfilling its duties and responsibilities. The Audit Committee also has the authority to communicate directly with the auditors and, if applicable, our internal auditors.

Pre-Approval Policies and Procedures

The Audit Committee will pre-approve all non-audit services to be provided to us by its external auditors. The Audit Committee may delegate to one or more of its members the authority to pre-approve non-audit services but preapproval by such member or members so delegated shall be presented to the full Audit Committee at its first scheduled meeting following such pre-approval.

External Auditor Service Fees

The aggregate fees billed by the Company's external auditors in the years ended December 31, 2023 and 2022 are set out below:

Financial Year Ending	Audit Fees(1) (US$)	Audit-Related Fees(2) (US$)	Tax Fees (US$)	All Other Fees (US$)
December 31, 2023	$167,921	$4,277	$3,850	-
December 31, 2022	$21,600	-	$6,800	-

Notes:

(1) Audit Fees include fees for performance of the annual audit of the Company's financial statements, reviews of quarterly financial statements, reviews of periodic reports and reviews of other documents required by legislation or regulation.

(2) Audit-Related Fees include fees related to comfort letters, consents and reviews of securities filings.

(3) Tax Fees include fees billed for tax compliance, tax advice and tax planning professional services. These services included reviewing tax returns and assisting in responses to government tax authorities.

(4) All other fees include aggregate fees billed for professional services which included accounting advice

Compensation Committee

The purpose of the Compensation Committee is to assess and make recommendations to the Board regarding certain compensation matters, including, but not limited to, relating to the development of human resource strategy, policies and programs, the proper utilization of human resources within the Company, with special focus on senior management succession, development and compensation, the compensation of directors and senior executives and other employee benefits.

The Compensation Committee is required to review and assess the adequacy of its charter periodically as conditions dictate, but at least annually, to ensure compliance with any rules or regulations and recommend any modifications to its charter if and when appropriate to the Board for its approval.

Composition of the Compensation Committee

As of the date of this prospectus, the Compensation Committee is comprised of Dr. Larry Kaiser, Robert J. Ciaruffoli, and Frank Lavelle, all of whom are considered independent.

Compensation Committee Charter

The Board has adopted a written charter for the Compensation Committee, which sets out the Compensation Committee's responsibilities, including:

  reviewing and recommending on an annual basis, the remuneration of our senior executives to the Board, including any incentive plans of directors and any remuneration policies;

  reviewing the CEO's goals and objectives, including corporate goals and objectives relevant to the compensation of the CEO and the CEO's performance in light of those goals and objectives;

  reviewing with the CEO the goals and objectives of other senior executives, including corporate goals and objectives relevant to the compensation of such senior executives, evaluate the performance of senior executives in light of those goals and objectives;

  reviewing, in conjunction with the Nominating Committee, our corporate succession and development plans at the executive officer level;

  reviewing executive compensation disclosure before we publicly disclose this information;

  keeping abreast of current developments in executive compensation in companies engage in similar industries;

  reviewing and making recommendations to the Board in relation to employment offers for a CEO or any senior executive employment offer, or any offer that contains special terms including, but not limited to, any retiring or other allowance agreements, equity-based compensation and any proposed change of control provisions;

  proposing to the Board the engagement of, and manage and supervise, compensation consultants to assist in the evaluation of the compensation of the senior executives' and directors', including the fees and other terms of the retention;

  periodically reviewing the structure and implementation of bonus plans and all share compensation plans;

  reviewing on an annual basis our remuneration policies, including the total remuneration (including benefits) and the main components thereof for the directors and senior executives, and to compare such remuneration policies with the remuneration practices of peers in the same industry;

  reviewing and recommending to the Board for its approval the disclosure required in any management information circular in respect of meetings of our shareholders relating to executive compensation and finalizing the report on executive compensation in any management information circular;

  determining those directors, officers, employees and consultants of the Company who will participate in long term incentive plans, the number and type of shares of the Company allocated to each participant under such plan and the time or times when ownership of such shares will vest for each participant;

  administering all matters relating to any long term incentive plan and any employee bonus plan to which the Committee has been delegated authority pursuant to the terms of such plans or any resolutions passed by the Board;

  annually recommending to the Board the CEO's and senior executives' entitlement to be paid a bonus under any employee bonus plan;

  reviewing on an annual basis, its mandate and recommending any proposed changes to the Board;

  reporting regularly to the Board in relation to any matters arising from its review of compensation practices; and

  evaluating the function of the Compensation Committee on an annual basis.

Nominating Committee

The primary function of the Nominating Committee, in accordance with its charter, is to assist the Board in fulfilling its responsibility to oversee our nominating procedures.

The Nominating Committee is required to review and assess the adequacy of its charter periodically as conditions dictate, but at least annually, to ensure compliance with any rules or regulations and recommend any modifications to its charter if and when appropriate to the Board for its approval.

Nominating Committee Composition

As of the date of this prospectus, the Nominating Committee is comprised of Dr. Larry Kaiser, Barry Fishman, and William L. Ashton, all of whom are considered independent.

Nominating Committee Charter

The Board has adopted a written charter for the Nominating Committee, which sets out the Compensation Committee's responsibilities, including;

  making recommendations to the Board with respect to the size, composition and structure of the Board;

  making recommendations to the Board with respect to the reorganization of responsibilities among committees, the creation of additional committees or subcommittees, or the elimination of committees;

  making recommendations to the Board with respect to the preferred experience and qualifications of news directors to be elected by shareholders;

  making recommendations to the Board with respect to qualified candidates for nomination for election to the Board at each annual general meeting of shareholders;

  making recommendations to the Board with respect to the appointment of qualified directors to each committee;

  making recommendations to the Board with respect to developing and overseeing an orientation program for new directors and a continuing education program for current directors;

  making recommendations to the Board with respect to Board succession; and

  conducting annual performance assessments of the Board.

Executive Compensation

Named Executive Officers

Compensation of our named executive officers generally consists of the following elements: base salaries and participation in our equity incentive plan. The following table sets forth all compensation awarded to, or earned by, our named executive officers for the year ended December 31, 2023.

Name and principal position	Salary ($)	Share-based Awards ($)	Option- based Awards ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Dr. Raza Bokhari, (1) CEO	-	-	43,507.90	-	-	43,507.90
James Quinlan, CFO	93,969.00	-	21,754.32	-	100,000	215,723.32
Dr. Edward Brennan, CMO	79,424.00	-	17,560.41	-	75,000	171,984.41

(1) Dr. Raza Bokhari provided executive services to the Company through an agreement between Medicus and RBx, an entity controlled by Dr. Bokhari. RBx also made available to the Company certain other management services and administrative and executive support. The Company paid RBx a fee of US$100,000 per month for the services it provided to the Company.

Employment and Consulting Agreements with Executive Officers

We have entered into written employment agreements with James Quinlan, our Chief Financial Officer, Erica Monaco, our Chief Operating Officer and Edward Brennan, our Chief Medical Officer. Such agreements provide for a base salary, an annual discretionary bonus, notice and payment requirements upon termination without cause or as a result of a change in control, and payments following or in connection with any other termination or resignation. Mr. Quinlan, Ms. Monaco, and Mr. Brennan are also subject to non-solicitation and non-competition agreements prohibiting competing with us and soliciting our clients for a period of one year following termination and also prohibiting soliciting our employees, of officers, executives, or agents for a period of one year following termination.

Directors

Compensation of our directors generally consists of annual retainer fees and the Board and committee meeting fees, which are paid on a quarterly basis. There are no special arrangements between us and any director with respect to fees. Our directors are also entitled to participate in our equity incentive plan. Our executive officers who also act as directors do not receive any additional compensation for services rendered in their capacities as directors.

The following table sets forth all compensation awarded to, or earned by, our directors for the year ended December 31, 2023.

Director	Fees earned ($)(1)	Share-based Awards ($)	Option- based Awards ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Dr. Raza Bokhari	-	-	-	-	-	-
Dr. Larry Kaiser	15,000.00	-	5,161.46	-	-	20,161.46
Robert J. Ciaruffoli	18,750.00	-	5,161.46	-	-	23,911.46
Frank Lavelle	15,000.00	-	5,161.46	-	-	20,161.46
William L. Ashton	12,500.00	-	5,161.46	-	-	17,661.46
Barry Fishman	15,000.00	-	5,161.46	-	-	20,161.46
Dr. Sara R. May(2)	-	-	-	-	-	-

(1)  Other than Dr. Raza Bokhari, who did not receive any extra compensation for serving as Executive Chairman, all directors were paid $50,000 annually, in quarterly installments, as compensation for Board membership in each of 2023 and 2022. In addition, committee Chairs received an annual compensation of $10,000, other than the Chair of the Audit Committee, who received $15,000, and Mr. Ciaruffoli, as the lead director, who received an additional $10,000 per annum.

(2) Dr. Sara R. May joined the Board in June 2024.

Directors' Service Contracts

There are no arrangements or understandings between us, on the one hand, and any of our directors, on the other hand, providing for benefits upon termination of their service as directors of our company.

Employees

As of August 9, 2024, we have five full-time employees located in Pennsylvania, United States, of whom three were executive management. None of our current employees were employees of Velocity Fund Partners or of SkinJect prior to the Business Combination.

Equity Incentive Plan

Background

The Board has adopted an Equity Incentive Plan (the "Plan"), which was approved by shareholders on July 28, 2023.  The Plan allows for the issuance of restricted share units ("RSUs"), and stock options ("Options", and together with the RSUs, "Awards").

Purpose

The purpose of the Plan is to (i) assist in the reward, retention and motivation of directors, consultants, and key employees of the Company and its designated affiliates, (ii) link the reward of such persons to shareholder value creation, and (iii) align the interests of the directors, consultants, and key employees of the Company with its shareholders by providing an opportunity to receive an equity interest in the Company.

A summary of the key terms of the Plan is set out below, which is qualified in its entirety by the full text of the Plan.

Administration of the Equity Incentive Plan

The Plan is administered by the Compensation Committee, which has full authority to administer the Plan, subject to the rules of any stock exchange on which the common shares are listed, including the authority to: (i) interpret and construe any provision of the Plan; (ii) adopt, amend, and rescind such rules and regulations for administering the Plan as the Compensation Committee deems necessary or desirable in order to comply with the requirements of the Plan subject in all cases to compliance with regulatory requirements; (iii) permit an Option to be exercised by way of a "cashless exercise" or "net exercise" basis on terms established by the Compensation Committee in its sole discretion and in accordance with the policies of the TSXV, or such other principal market on which the common shares are then traded as designated by the Compensation Committee (the "Stock Exchange").

The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Compensation Committee deems, in its discretion, necessary or desirable. All actions taken and all interpretations and determinations made by the Compensation Committee in good faith shall be final and conclusive and shall be binding on each of the Participants (as defined below) and the Company.

Eligibility

The Compensation Committee determines the employees, directors and consultants of the Company who are eligible to participate in the Plan (the "Participants"). The extent to which any Participant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Compensation Committee. For Awards granted to eligible directors, eligible employees and consultants, the Company and the Participant are responsible for ensuring and confirming that the Participant is a bona fide eligible director, eligible employee or consultant, as the case may be.

Common Shares Subject to the Equity Incentive Plan

The Plan is a "rolling up to 10% and fixed up to 10%" security-based compensation plan, within the meaning of Policy 4.4 - Security Based Compensation of the TSXV. The Plan is: a "rolling" plan pursuant to which the number of common shares that are issuable pursuant to the exercise of Options granted under the Plan shall not exceed 10% of the issued and outstanding common shares as at the date of any Option grant; and a "fixed" plan under which the number of common shares that are issuable pursuant to all Awards other than Options granted under the Plan and under any other security based compensation plan, in the aggregate is a maximum of 10% of the issued and outstanding common shares as at the effective date of implementation of the Plan.

Insider Participation Limit, Individual Limits, Annual Grant Limits and Non-Employee Director Limits

The maximum number of common shares reserved for issue pursuant to Awards granted under the Plan to Participants who are "insiders" (as a group) in any 12-month period shall not exceed 10% of the number of common shares then outstanding, unless disinterested shareholder approval is received therefor in accordance with the policies of the Stock Exchange.

              The maximum number of common shares reserved for issue pursuant to Awards granted under the Plan to Participants who are "insiders" (as a group) at any point in time shall not exceed 10% of the number of common shares then outstanding, unless disinterested shareholder approval is received therefor in accordance with the policies of Stock Exchange.

              The maximum number of common shares reserved for issue under Awards granted to any one Participant in any 12-month period shall not exceed 5% of the number of common shares then outstanding, unless disinterested shareholder approval is received therefor in accordance with the policies of the Stock Exchange.

              The maximum number of common shares reserved for issue under Awards granted to any one consultant in any 12-month period shall not exceed 2% of the number of common shares then outstanding.

              The maximum number of common shares reserved for issue under Options granted to all Participants conducting investor relations activities in any 12-month period shall not exceed, in the aggregate, 2% of the number of common shares then outstanding. Options granted to Participants performing investor relations activities shall vest in stages over a 12-month period, with no more than one-quarter of the Options vesting in any three-month period. No acceleration of the vesting provisions of Options granted to persons retained to provide investor relations activities is allowed without the prior acceptance of the Stock Exchange.

Types of Awards

The Plan provides for the grant of Options and RSUs. All of the Awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting, settlement and forfeiture provisions determined by the Board, in its sole discretion, subject to such limitations provided in the Plan. In addition, subject to the limitations provided in the Plan and in accordance with applicable law, the Board may accelerate or defer the vesting of Awards, modify outstanding Awards, and waive any condition imposed with respect to Awards or common shares issued pursuant to Awards.

Options

An Option is an option granted by the Company to a Participant entitling such Participant to acquire a designated number of common shares from treasury at the exercise price, subject to the provisions of the Plan. For greater certainty, the Company is obligated to issue and deliver the designated number of common shares on the exercise of an Option and shall have no independent discretion to settle an Option in cash or other property other than common shares issued from treasury. For the avoidance of doubt, no dividend equivalents shall be granted in connection with an Option.

Subject to the provisions set forth in the Plan and any shareholder or regulatory approval which may be required, the Compensation Committee shall, from time to time by resolution, in its sole discretion, (a) designate the eligible director, eligible employee or consultant who may receive Options under the Plan, (b) fix the number of Options, if any, to be granted to each eligible director, eligible employee or consultant and the date or dates on which such Options shall be granted, (c) determine the price per common share to be payable upon the exercise of each such Option, (d) determine the relevant vesting provisions (including performance criteria, if applicable) and (e) determine the period of time during which the particular Option may be exercised (the "Option Period").

Each Option granted to a Participant may be evidenced by a stock option notice or stock option agreement setting out terms and conditions consistent with the provisions of the Plan and may be subject to any other terms and conditions (including without limitation any recoupment, reimbursement or claw-back compensation policy as may be adopted by the Compensation Committee from time to time) which are not inconsistent with the Plan and which the Compensation Committee deems appropriate for inclusion in an Option, which terms and conditions need not be the same in each case and which terms and conditions may be changed from time to time.

The price per share (the "Exercise Price") at which any common share which is the subject of an Option may be purchased shall be determined by the Compensation Committee at the time the Option is granted, provided that the Exercise Price shall be not less than the closing price of the common shares on the Stock Exchange on the last trading day immediately preceding the date of the grant of such Option less the maximum discount, if any, permitted by the Stock Exchange or, if the common shares are not then listed on any Stock Exchange, the Exercise Price shall not be less than the fair market value of the common shares as may be determined by the Board on the day immediately preceding the date of the grant of such Option. Disinterested shareholder approval shall be required for any reduction in the Exercise Price of any Option if the optionee is an insider of the Company at the time of the proposed amendment to the Exercise Price.

Except as otherwise specifically provided in the Plan or in any employment contract, Options may be exercised by the optionee in whole at any time, or in part from time to time (in each case to the nearest full common share), during the Option Period only in accordance with the vesting schedule, if any, determined by the Compensation Committee, in its sole and absolute discretion, subject to the applicable requirements of the Stock Exchange, at the time of the grant of the Option, which vesting schedule may include performance vesting or acceleration of vesting in certain circumstances and which may be amended or changed by the Compensation Committee from time to time with respect to a particular Option. If the Compensation Committee does not determine a vesting schedule at the time of the grant of any particular Option, such Option shall be exercisable in whole at any time, or in part from time to time, during the Option Period, subject to the applicable requirements of the Stock Exchange. In the event that the common shares are listed on the TSXV, Options with an Exercise Price based on the discounted market price (as such term is defined in the policies of the TSXV), and the common shares issuable upon the exercise thereof, shall be subject to the restricted period and legending requirements imposed by the policies of the TSXV.

RSUs

An RSU is an Award that is a bonus for services rendered in the year of grant, that, upon settlement, entitles the recipient Participant to receive a cash payment equal to the market value of a common share or, at the sole discretion of the Compensation Committee, a common share, and subject to such restrictions and conditions on vesting as the Compensation Committee may determine at the time of grant, unless such RSU expires prior to being settled. Restrictions and conditions on vesting may, without limitation, be based on the passage of time during continued employment or other service relationship, the achievement of specified performance criteria or both.

Subject to the provisions of the Plan and any shareholder or regulatory approval which may be required, the Compensation Committee shall, from time to time by resolution, in its sole discretion, (a) designate the eligible director, eligible employee or consultant who may receive RSUs under the Plan, provided such person was not retained to provide investor relations activities, (b) fix the number of RSUs, if any, to be granted to each eligible director, eligible employee or consultant and the date or dates on which such RSUs shall be granted, (c) determine the relevant conditions, vesting provisions and the restriction period of such RSUs, and (d) determine any other terms and conditions applicable to the granted RSUs, which need not be identical and which, without limitation, may include non- competition provisions, subject to the terms and conditions prescribed in the Plan, in any RSU agreement, and any applicable rules of the Stock Exchange.

Subject to the vesting and other conditions and provisions in the Plan, all RSUs will vest in accordance with the terms of the RSU agreement entered into in respect of such RSUs, provided that no RSUs may vest for one year from the date of issuance.

Subject to the vesting and other conditions and provisions in the Plan and in the applicable RSU agreement, each RSU awarded to a Participant shall entitle the Participant to receive, on settlement, a cash payment equal to the market value of a common share, or, at the discretion of the Compensation Committee, one common share or any combination of cash and common shares as the Compensation Committee in its sole discretion may determine, in each case less any applicable withholding taxes. For greater certainty, no Participant shall have any right to demand to be paid in, or receive, common shares in respect of any RSU, and, notwithstanding any discretion exercised by the Compensation Committee to settle any RSU, or a portion thereof, in the form of common shares, the Compensation Committee reserves the right to change such form of payment at any time until payment is actually made.

Persons who provide investor relations activities shall not receive any Awards other than Options.

The Compensation Committee shall have sole discretion to (a) determine if any vesting conditions with respect to a RSU, including any performance criteria or other vesting conditions contained in the applicable RSU agreement, have been met, (b) waive the vesting conditions applicable to RSUs (or deem them to be satisfied), and (c) extend the restriction period with respect to any grant of RSUs, provided that any such extension shall not result in the restriction period for such RSUs extending beyond the RSU Outside Expiry Date (as defined below) and, provided, further, that any such determination, waiver or extension to an RSU granted to an eligible director, eligible employee or consultant who is a U.S. person shall be made in accordance with Section 409A of the U.S. Code. The Company shall communicate to a Participant, as soon as reasonably practicable, the date on which all such applicable vesting conditions in respect of a grant of RSUs to the Participant have been satisfied, waived or deemed satisfied and such RSUs have vested (the "Vesting Date").

Dividend Equivalents

Dividend equivalents may, as determined by the Compensation Committee in its sole discretion, be awarded as a bonus for services rendered in the year awarded in respect of unvested RSUs in a Participant's account on the same basis as cash dividends declared and paid on common shares as if the Participant was a shareholder of record of common shares on the relevant record date. Dividend equivalents, if any, will be credited to the Participant's account in additional RSUs, the number of which shall be equal to a fraction where the numerator is the product of (a) the number of RSUs in such Participant's account on the date that dividends are paid multiplied by (b) the dividend paid per common share and the denominator of which is the market value of a common share calculated as of the date that dividends are paid. Any additional RSUs credited to a Participant's account as a dividend equivalent shall be subject to the same terms and conditions (including vesting, restriction periods and expiry) as the RSUs in respect of which such additional RSUs are credited.

In the event that the Participant's applicable RSUs do not vest, all dividend equivalents, if any, associated with such RSUs will be forfeited by the Participant.

In the event that the limits set forth in the Plan prevent the Company from satisfying its obligations under any dividend equivalent, or the Company elects in its sole and absolute discretion, the Company shall be permitted to settle any dividend equivalent issued under the Plan in cash. Any such cash payments shall be calculated by multiplying the number of RSUs to be redeemed for cash by the market value per common share as at the settlement date.

Black-out Periods

If the expiry date of an Option fall falls within a blackout period or within ten business days after the expiry of a blackout period, then the expiry date of the Option will be the date which is ten business days after the expiry of the blackout period.

Expiry Date of Awards

Options

The Option Period for each Option shall be such period of time as shall be determined by the Compensation Committee, subject to amendment by an employment contract, provided that in no event shall an Option Period exceed ten years. Disinterested shareholder approval shall be required for the extension of any Option Period if the optionee is an insider of the Company at the time of the proposed amendment to the Option Period.

RSUs

No payment, whether in cash or in common shares, shall be made in respect of the settlement of any RSUs later than December 15th of the third (3rd) calendar year following the end of the calendar year in respect of which such RSU is ranted (the "RSU Outside Expiry Date").

Termination of Employment or Service

Options

If a Participant shall:

(a) cease to be a director or of a designated affiliate, as the case may be (and is not or does not continue to be an employee thereof), for any reason (other than death); or

(b) cease to be employed by, or provide services to, the Company or the designated affiliates (and is not or does not continue to be a director or officer thereof), or any corporation engaged to provide services to the Company or the designated affiliates, for any reason (other than death) or shall receive notice from the Company or any designated affiliate of the termination of their employment contract;

(the earliest to occur of any of the foregoing events being referred to herein as a "Termination"), except as otherwise provided in any employment contract, such Participant may, but only within the 90 days next succeeding such Termination (or, subject to the limitations set forth below, such other period of time as may be determined by the Board), exercise the Options to the extent that such Participant was entitled to exercise such Options at the date of such Termination. Notwithstanding the foregoing or any employment contract, in no event shall such right extend beyond the Option Period or one year from the date of Termination, whichever is earlier.

RSUs

If a Participant shall:

(a) cease to be a director or of a designated affiliate, as the case may be (and is not or does not continue to be an employee thereof), for any reason (other than death); or

(b) cease to be employed by, or provide services to, the Company (and is not or does not continue to be a director or officer thereof), or any corporation engaged to provide services to the Company, for any reason (other than death) or shall receive notice from the Company of the termination of their employment contract;

(the earliest to occur of any of the foregoing events being referred to as a Termination), the Participant's participation in the Plan shall be terminated immediately, all RSUs credited to such Participant's account that have not vested shall be forfeited and cancelled, and the Participant's rights that relate to such Participant's unvested RSUs shall be forfeited and cancelled on the date of such Termination. Notwithstanding the foregoing, if the Compensation Committee, in its sole discretion, instead accelerates the vesting or waives vesting conditions with respect to all or some portion of outstanding unvested RSUs, the date of such action is the Vesting Date.

If a Participant or, in the case of a consultant which is not an individual, the primary individual providing services to the Company on behalf of the consultant, shall die, any unvested RSUs in the Participant's account as at the date of such death relating to a restriction period in progress shall become immediately forfeited and cancelled. For greater certainty, where a Participant's employment or service relationship with the Company is terminated as a result of death following the satisfaction of all vesting conditions in respect of particular RSUs but before receipt of the corresponding distribution or payment in respect of such RSUs, the Participant shall remain entitled to such distribution or payment. Notwithstanding the foregoing, if the Compensation Committee, in its sole discretion, instead accelerates the vesting or waives vesting conditions with respect to all or some portion of outstanding unvested RSUs, the date of such action is the Vesting Date.

Change of Control

Under the Plan, in the event of a potential change in control, except as otherwise provided in the applicable resolution granting an Award, the Board shall provide for the treatment of each outstanding Award as it determines in its sole discretion, which treatment need not be uniform for all Participants and/or Awards and which may include, without limitation, one or more of the following:

(a) (i) continuation of such Awards or (ii) conversion of such Awards into, or substitution or replacement of such Awards with, an Award with respect to shares of the successor corporation (or a parent or subsidiary thereof) with substantially equivalent terms and value as such Awards (which value as at immediately following such change in control shall not exceed the intrinsic value of any such Option as at immediately prior to such change in control), effected in accordance with Sections 409A and 424 of the United States Internal Revenue Code of 1986 to the extent applicable; and/or

(b) acceleration of the vesting and the right to exercise such Option or settle such RSU as at immediately, or during a specified period, prior to such change in control, and the termination of such Option to the extent such Option is not timely exercised. If the change in control is not completed within the time specified therein (as the same may be extended), the Awards which vest pursuant to the Plan shall be returned by us to the Participant and, if exercised or settled, as applicable, the common shares issued on such exercise or settlement shall be reinstated as authorized but unissued common shares and the original terms applicable to such Awards shall be reinstated.

(c) for purposes of the application of the change in control provisions to any outstanding Award, if such Award is subject to performance criteria (including any performance vesting conditions), the level of attainment of such criteria shall be determined by the Board in its sole discretion, including, without limitation, by deeming such criteria attained at the applicable target or maximum level regardless of actual performance, or measuring the attainment of such criteria based on actual performance through such change in control or a specified date prior thereto.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the United States Internal Revenue Code of 1986 with respect to the payment of deferred compensation to any U.S. taxpayer, change in control shall be limited to a change in control event as defined in Treasury Regulations Section 1.409A-3(i)(5) prescribed pursuant to Section 409A of the United States Internal Revenue Code of 1986.

Non-Transferability of Awards

No rights under the Plan and no Award granted pursuant to the Plan are assignable or transferable by any Participant other than pursuant to a will or by the laws of descent and distribution.

Amendments to the Equity Incentive Plan

Subject to certain restrictions, the Compensation Committee shall have the right without the approval of the shareholders of the Company to make certain amendments to the Plan, including but not limited to the following amendments:

(a) any amendment of a "housekeeping" nature, including, without limitation, amending the wording of any provision of the Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correcting grammatical or typographical errors and amending the definitions contained within the Plan;

(b) any amendment to comply with the rules, policies, instruments and notices of any regulatory authority to which the Company is subject, including the Stock Exchange, or to otherwise comply with any applicable law or regulation;

(c) other than changes to the expiration date and the exercise price of any Award, any amendment, with the consent of the Participant, to the terms of any Award previously granted to such Participant under the Plan;

(d) any amendment to the provisions concerning the effect of the termination of any Participant's position, employment or services on such Participant's status under the Plan;

(e) any amendment to the categories of persons who are Participants; and

(f) any amendment respecting the administration or implementation of the Plan.

Subject to the provisions of the Plan, the Compensation Committee also has the right, under the Plan with the approval of the shareholders of the Company by ordinary resolution including, if required by the applicable Stock Exchange, disinterested shareholder approval, to make amendments to the Plan not contemplated above, including, but not limited to:

(a) any change to the number of common shares issuable from treasury under the Plan, including an increase to the fixed maximum percentage or number of common shares or a change from a fixed maximum percentage of common shares to a fixed maximum number of common shares or vice versa;

(b) any amendment which reduces the exercise price of any Award, provided, however, that, for greater certainty, disinterested shareholder approval will be required for any amendment which reduces the exercise price of any Option if the Participant is an insider of the Company at the time of the proposed amendment;

(c) any amendment which extends the expiry date of an Award, or the restriction period of any RSU beyond the original expiry date or restriction period, except in the event of an extension due to a blackout period;

(d) any amendment which cancels any Award and replaces such Award with an Award which has a lower exercise price or other entitlement;

(e) any amendment which would permit Awards to be transferred or assigned by any Participant; and

(f) any amendments to the amendment provisions of the Plan.

Notwithstanding the foregoing: any amendment to the Plan shall be subject to the receipt of all required regulatory approvals including, without limitation, the approval of the Stock Exchange.

The following table sets forth the number of common shares to be issued, including upon exercise of outstanding convertible securities, pursuant to the Company's equity compensation plans, the weighted-average exercise price of such outstanding convertible securities and the number of common shares remaining available for future issuance under equity compensation plans as at December 31, 2023.

Plan Category	Number of common shares to be issued upon exercise of outstanding Options, warrants and rights	Weighted-average exercise price of outstanding Options, warrants and rights	Number of common shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,625,000	C$0.58	1,605,692

Plan Category	Number of common shares to be issued upon exercise of outstanding Options, warrants and rights	Weighted-average exercise price of outstanding Options, warrants and rights	Number of common shares remaining available for future issuance under equity compensation plans
Equity compensation plans not approved by security holders	-	-	-
Total	1,625,000	C$0.58	1,605,692

PRINCIPAL SHAREHOLDERS

The following table lists those persons who beneficially own, directly or indirectly or exercise control or direction over 5% or more of our outstanding common shares as of the date of this prospectus. The percentage of common shares owned has been computed on the basis of 21,693,560 common shares outstanding as of August 9, 2024.

Name	Number of Common Shares	Percentage of Common Shares
Dr. Kenneth Melani (1)	6,647,483	30.64%
Ajay Raju(3)	4,000,000	18.44%
Dr. Raza Bokhari(3)	1,586,348	7.31%
John Hathaway(4)	1,578,404	7.28%

Notes:

(1) Dr. Kenneth Melani is the beneficial owner of 6,647,483 common shares, which include 5,828,661 common shares held by Velocity Fund Partners, LP, an entity controlled by Dr. Melani, and 818,822 common shares held by Dr. Melani in his personal capacity.

(2) Mr. Raju is the beneficial owner of 4,000,000 common shares held by 215 Capital Togo PHL Fund I, LP.

(3) Dr. Raza Bokhari is the beneficial owner of 1,582,348 common shares held by RBx Capital, LP.

(4) John Hathaway is the beneficial owner of 1,578,404 common shares held by SkinJect Partners LLC.

Based upon a review of the information provided to us by our transfer agent, as of July 30, 2024, there were a total of 150 holders of record for our common shares, of which approximately 5% are located in Canada, approximately 28% are located overseas and the remainder are located in the United States.

RELATED PARTY TRANSACTIONS

SkinJect had an agreement with Velocity Fund Management, LLC ("VFM"), an affiliate of a shareholder of SkinJect, that provided for certain managerial positions to be filled from within VFM. These employees were not deemed employees of SkinJect, and VFM was responsible for the payment and provision of all wages, bonuses, commissions and benefits. Reimbursable salaries paid to VFM were approximately $180,000 during the years ended December 31, 2023 (2022 - $240,000). The total amount of accounts payable to VFM was $nil as of December 31, 2023 ($20,000). This agreement was terminated on September 29, 2023.

In December 2022, Velocity Fund Partners, LP, an affiliate of shareholders' of SkinJect invested $150,000 in a simple agreement for future equity (the "SAFE") issued by SkinJect.

On September 29, 2023, RBx, an entity controlled by Executive Chairman and Chief Executive Officer of the Company, Dr. Raza Bokhari, invested $1,600,000 in exchange for 800,000 common shares as part of the share issuance in connection with the RTO, and received 523,561 common shares upon conversion of promissory notes. RBx made an additional investment of $55,000 in Interactive in exchange for 1,375,000 common shares, which were consolidated into 109,051 common shares of the Company at the date of the RTO.  An additional $405,000 was invested by directors and officers of the Company in exchange for 202,500 common shares as part of the share issuance in connection with the RTO, and another $55,000 was invested in Interactive by an officer of the Company in exchange for 1,375,000 common shares, which were consolidated into 109,051 common shares of the Company at the date of the RTO.

On October 18, 2023, the Company signed an agreement with RBx, that provides for certain managerial positions to be filled from within RBx. RBx is responsible for the payment and provision of all wages, bonuses, and benefits for these positions. Reimbursable salaries paid to RBx pursuant to this agreement are $100,000 per month. Reimbursable salaries paid to RBx were approximately $400,000 during the year ended December 31, 2023 (2022 - $nil). Additional expenses of $736,690 were incurred by RBx on behalf of the Company. The Company paid $970,740 to RBx during the year ended December 31, 2023 (2022 - $nil). The total amount of accounts payable to RBx was $165,950 as of December 31, 2023 (2022 - $nil).

Key management personnel compensation during the years ended December 31, 2023, and 2022 comprised:

	December 31, 2023	December 31, 2022
	$	$
Salaries and benefits	585,712	-
Share-based payments	123,701	-
Total	709,413	-

On May 3, 2024, certain directors and officers of the Company purchased $700,000 aggregate principal amount of 2025 Convertible Notes on the same terms as the investors who were not related to the Company.  On June 28, 2024, the 2025 Convertible Notes were converted into common shares of the Company at a conversion price of US$2.00 per share.

Interests of Management and Others in Material Transactions

Other than as disclosed above, none of the directors or executive officers of Medicus, or persons or companies that beneficially own, or control or direct, directly or indirectly, more than 10% of our outstanding common shares, or any associate or affiliate of any of the foregoing, has any material interest, direct or indirect, in any transactions in which Medicus has participated within the three years before the date of this prospectus, which has materially affected or is reasonably expected to materially affect Medicus.

Indebtedness of Directors and Executive Officers

As of the date of this prospectus, no director or officer of Medicus, or any associate or affiliate of any of them is indebted to Medicus, nor is any indebtedness of any such person the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Medicus.

DESCRIPTION OF SECURITIES

The following description of the material terms of the securities of the Company includes a summary of specified provisions of the articles of incorporation (the "Articles") and the by-laws (the "Bylaws") of the Company. This description is qualified by reference to the Articles and the Bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part and incorporated in this prospectus by reference.

Authorized Capital

The Company's authorized capital consists of an unlimited number of common shares and an unlimited number of preferred shares. The following is a summary of the rights, privileges, restrictions and conditions attached to the common shares and the preferred shares as set forth in the Articles and the Bylaws and certain related sections of the OBCA but does not purport to be complete. Reference should be made to the constating documents of the Company and the full text of their provisions for a complete description thereof.

Common Shares

The Company is authorized to issue an unlimited number of common shares, of which 21,693,560 common shares are issued and outstanding as of the date of this prospectus.

The holders of the common shares are entitled to receive notice of and attend any meeting of the shareholders of the Company and are entitled to one vote for each common share held. Shareholders are entitled to receive dividends, if, as and when declared by the board of directors of the Company and to receive a proportionate share, on a per share basis, of the assets of the Company available for distribution in the event of a liquidation, dissolution or winding-up of the Company.

Provisions as to the modification, amendment or variation of the rights attached to the common shares are contained in the Bylaws.

Preferred Shares

The Company is authorized to issue an unlimited number of preferred shares, of which no preferred shares are issued and outstanding as of the date of this prospectus.

Dividends

The holders of the preferred shares are entitled to receive dividends if, as and when declared by the board of directors of the Company out of the assets of the Company properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Company entitled to receive dividends in priority to or ratably with the holders of the preferred shares, the board of directors may in their sole discretion declare dividends on the preferred shares to the exclusion of any other class of shares of the Company.

Participation

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the preferred shares shall be entitled to receive from the assets of the Company a sum equivalent to the aggregate Redemption Amount (as defined below) of all preferred shares held by them respectively before any amount shall be paid or any assets of the Company distributed to the holders of common shares or shares of any other class ranking junior to the preferred shares. After payment to the holders of the preferred shares of the amount so payable to them as above provided they shall not be entitled to share in any further distribution of the assets of the Company.

Redemption Holder

A holder of preferred shares is entitled to require the Company to redeem, subject to the requirements of the OBCA, at any time or times all or any of the preferred shares held by such holder by tendering to the Company at its registered office a share certificate or certificates representing the preferred shares which the holder desires to have the Company redeem together with a request in writing specifying (i) that the holder desires to have the preferred shares represented by such certificate or certificates redeemed by the Company and, if part only of the shares represented by such certificate or certificates is to be redeemed, the number thereof so to be redeemed and (ii) the business day (the "Redemption Date") on which the holder desires to have the Company redeem such preferred shares. The Redemption Date shall be not less than 30 days after the day on which the request in writing is given to the Company. Upon receipt of a share certificate or certificates representing the preferred shares which the holder desires to have the Company redeem together with such a request the Company shall on the Redemption Date redeem such preferred shares by paying to such holder an amount for each such preferred share being redeemed equal to the Redemption Amount. Such payment shall be made by cheque payable at par at any branch of the Company's bankers for the time being in Canada. If a part only of the shares represented by any certificate by redeemed a new certificate for the balance shall be issued at the expense of the Company. The said preferred shares shall be redeemed on the Redemption Date and from and after the Redemption Date the holder of such shares shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of a holder of preferred shares in respect thereof unless payment of the Redemption Amount is not made on the Redemption Date, in which event the rights of the holder of the said preferred shares shall remain unaffected.

Redemption Company

The Company may, upon giving notice to holders of preferred shares, redeem at any time the whole or from time to time any part of the then outstanding preferred shares on payment of an amount for each share to be redeemed equal to the amount paid up thereon plus all declared and unpaid dividends thereon, the whole constituting and being herein referred to as the "Redemption Amount."

Voting

The holders of the preferred shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Company and shall not be entitled to vote at any such meeting. The holders of the preferred shares shall, however, be entitled to notice of meetings of the shareholders called for the purpose of authorizing the dissolution of the Company or the sale, lease or exchange of all or substantially all the property of the Company other than in the ordinary course of business of the Company under subsection 184(3) of the OBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced.

Stock Options

As of the date of this prospectus, the Company had options outstanding to purchase 1,775,000 common shares at exercise prices ranging from C$0.58 to C$2.42 and expiry dates ranging from October 24, 2028 to June 25, 2029.  Of these options, 1,525,000 options may be exercised at C$0.58 and expire on October 24, 2028, 125,000 options may be exercised at C$2.40 and expire on March 5, 2029, 75,000 options may be exercised at C$2.42 and expire on March 28, 2029 and 50,000 options may be exercised at C$1.67 and expire on June 25, 2029.

Certain Important Provisions of the Articles and the Bylaws and the OBCA

The following is a summary of certain important provisions of the Articles and the Bylaws and certain related sections of the OBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of the Articles and the Bylaws and the OBCA.

Objects and Purposes of the Company

Our Articles do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our Articles on the business that we may carry on.

Voting on Certain Proposal, Arrangement, Contract or Compensation by Directors

Other than as disclosed below, neither our Articles nor our Bylaws restrict our directors' power to: (a) vote on a proposal, arrangement or contract in which the directors are materially interested; or (b) to vote with regard to compensation payable to themselves or any other members of their body in the absence of an independent quorum.

Our Bylaws provide that a director who: (a) is a party to; or (b) is a director or an officer of, or has a material interest in, any person who is a party to; a material contract or transaction or proposed material contract or transaction with us shall disclose the nature and extent of such director's interest at the time and in the manner provided by the OBCA. Any such contract or transaction or proposed material contract or transaction shall be referred to our board of directors or shareholders for approval in accordance with the OBCA even if such contract or proposed material contract or transaction is one that in the ordinary course of our business would not require approval by our board of directors or shareholders, and a director interested in a contract or transaction so referred to our board of directors shall not attend any part of a meeting of our board of directors during which the contract or transaction is discussed and shall not vote on any resolution to approve such contract or transaction except as provided by the OBCA.

Subject to our Articles and any unanimous shareholder agreement, our directors shall be paid such remuneration for their services as our board of directors may from time to time determine. Our directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of our board of directors or any committee thereof. Nothing in our Bylaws shall preclude any director from serving the Company in any other capacity and receiving remuneration therefor in that capacity.

The OBCA provides that a director who: (a) is a party to a material contract or transaction or proposed material contract or transaction with the Company; or (b) is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the Company, shall not attend any part of a meeting of directors during which the contract or transaction is discussed and shall not vote on any resolution to approve the contract or transaction unless the contract or transaction is one: (i) relating primarily to such director's remuneration as a director of the Company or one of our affiliates; (ii) for indemnity or insurance for the benefit of such director in his or her capacity as a director; or (iii) with one of our affiliates.

Where a material contract is made or a material transaction is entered into between us and a director of the Company, or between us and another person of which a director of the Company is a director or officer or in which he or she has a material interest: (a) the director is not accountable to us or our shareholders for any profit or gain realized from the contract or transaction; and (b) the contract or transaction is neither void nor voidable, by reason only of that relationship or by reason only that the director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction, if the director disclosed his or her interest in accordance with the OBCA and the contract or transaction was reasonable and fair to us at the time it was approved.

Borrowing Powers of Directors

Our Bylaws provide that, if authorized by our directors, we may, subject to our Articles: (i) borrow money upon our credit; (ii) issue, reissue, sell, pledge or hypothecate bonds, debentures, notes or other evidences of indebtedness of the Company, whether secured or unsecured; (iii) give a guarantee on behalf of the Company to secure performance of any present or future indebtedness, liability or obligation of any person; and (iv) mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the Company including book debts, rights, powers, franchises and undertakings, to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or obligation of the Company.

Amendment to the borrowing powers described above requires an amendment to the Articles and the Bylaws. Our Bylaws do not contain any provisions in connection with amending the Bylaws. The OBCA provides that our board of directors may by resolution, make, amend or repeal any Bylaws that regulate our business or affairs and that our board of directors shall submit such Bylaws, amendment or repeal to our shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the Bylaw, amendment or repeal.

Qualifications of Directors

Under our Bylaws and the OBCA, the following persons are disqualified from being a director of the Company: (i) a person who is less than 18 years of age; (ii) a person who has been found under the Substitute Decisions Act, 1992 or under the Mental Health Act to be incapable of managing property or who has been found to be incapable by a court in Canada or elsewhere; (iii) a person who is not an individual; and (iv) a person who has the status of a bankrupt. Subject to our Articles, a director is not required to be a shareholder of the Company. At least 25% of our directors must be resident Canadian and if we have less than four directors, at least one director must be a resident Canadian.

Procedures to Change the Rights of Shareholders

The rights, privileges, restrictions and conditions attaching to our shares are contained in our Articles and such rights, privileges, restrictions and conditions may be changed by amending our Articles. In order to amend our Articles, the OBCA requires a resolution to be passed by a majority of not less than two-thirds of the votes cast by the shareholders entitled to vote thereon. In addition, if we resolve to make particular types of amendments to our Articles, a holder of our shares may dissent with regard to such resolution and, if such shareholder so elects, we would have to pay such shareholder the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted. The types of amendments that would be subject to dissent rights include without limitation: (i) to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of our shares; (ii) to add, remove or change any restriction upon the business that we may carry on or upon the powers that we may exercise; (iii) to amalgamate with another corporation in accordance with the OBCA; (iv) to continue under the laws of another jurisdiction in accordance with the OBCA; and (v) to sell, lease or exchange all or substantially all of our property other than in the ordinary course of our business in accordance with the OBCA.

Meetings

Each director holds office until our next annual meeting or until his office is earlier vacated in accordance with our Articles, Bylaws or with the provisions of the OBCA. A director appointed or elected to fill a vacancy on our board also holds office until our next annual meeting.

Annual meetings of our shareholders must be held at such time in each year not more than 15 months after the last annual meeting, as our board of directors may determine. Notice of the time and place of a meeting of shareholders must be sent not less than twenty-one days and not more than fifty days, before the meeting.

Meetings of our shareholders shall be held at our registered office or, if our board of directors shall so determine, at some other place in Ontario or, at some place outside Ontario if all the shareholders entitled to vote at the meeting so agree.

Our Board, the Chair of our Board or our CEO shall have the power to call a special meeting of our shareholders at any time.

The OBCA provides that our shareholders may requisition a special meeting in accordance with the OBCA. The OBCA provides that the holders of not less than five percent of our issued shares that carry the right to vote at a meeting sought to be held may requisition our directors to call a special meeting of shareholders for the purposes stated in the requisition.

Under our By-laws, the quorum for the transaction of business at any meeting of our shareholders is two person present in person or by proxy and holding or representing in the aggregate not less than 10% of our outstanding shares entitled to vote at such meeting.

Limitations on Ownership of Securities

Except as provided in the Investment Canada Act (Canada), there are no limitations specific to the rights of non-Canadians to hold or vote our shares under the laws of Canada or Ontario, or in our charter documents.

Change in Control

There are no provisions in our Articles or Bylaws that would have the effect of delaying, deferring or preventing a change in control of the Company, and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company or our subsidiaries.

Ownership Threshold

Neither the Articles nor the Bylaws contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. In addition, securities legislation in Canada requires that we disclose in our proxy information circular for our annual meeting and certain other disclosure documents filed by us under such legislation, holders who beneficially own more than 10% of our issued and outstanding shares.

U.S. federal securities laws require us to disclose, in our annual reports on Form 20-F, holders who own 5% or more of our issued and outstanding voting shares.

Transfer Agent and Registrar

Our registrar and transfer agent for the common shares is Odyssey Trust Company, 702 - 67 Yonge Street, Toronto, Ontario, M5E 1J8, Canada, telephone: 1-888-290-1175.

Public Warrants

Upon completion of this offering we expect to have   warrants outstanding (  if the warrants reserved for the overallotment option are sold).  Each warrant will be exercisable for one common share at an exercise price of 100% of the price of each unit sold in the offering and will be exercisable at any time up for a period of five years following the date of issuance. We are also registering the common shares issuable from time to time upon exercise of the warrants offered hereby.

The number of warrants outstanding, and the exercise price of those securities, will be adjusted proportionately in the event of a consolidation or share split of our common shares, a recapitalization or reclassification of our common shares, payment of dividends or distributions in common shares to our common share holders, or similar transactions. In the event that the Company effects a rights offering to its common share holders or a pro rata distribution of its assets among its common share holders, then the holders of warrants will have the right to participate in such distribution and rights offering to the extent of their pro rata share of the Company's outstanding common shares assuming they owned the number of common shares issuable upon the exercise of their warrants. In the event of a "Fundamental Transaction" by the Company, such as a merger or consolidation of it with another company, the sale or other disposition of all or substantially all of the Company's assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the common shares, then the warrant holders will have the right to receive, for each common share issuable upon the exercise of a warrant, at the option of the holder, the number of common shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the Fundamental Transaction, that would have been issued or conveyed to the warrant holder had the holder exercised the warrant immediately preceding the closing of the Fundamental Transaction.

The Company will promptly notify the warrant holders in writing of any adjustment to the exercise price or to the number of the outstanding warrants, declaration of a dividend or other distribution, a special non-recurring cash dividend on or a redemption of the common shares, the authorization of a rights offering, the approval of the share holders required for any proposed reclassification of the common shares, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

The Warrants contain a contractual provision stating that all questions concerning the construction, validity, enforcement and interpretation of the Warrants are governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law.

This summary of the Warrants is not complete, and is qualified in its entirety by, the full text of the Form of Warrant and Form of Warrant Agency Agreement, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part and incorporated in this prospectus by reference.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have              common shares outstanding (assuming that the underwriters do not exercise their option to purchase additional common shares and no warrants are exercised). All of the common shares sold in this offering will be freely transferable by persons other than by our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our common share in the public market could adversely affect prevailing market prices of our common share. Prior to this offering, there has been a limited public market for our common shares and no public market in the United States for our warrants.

Additionally, as of the date of this prospectus, we have options outstanding to purchase 1,775,000 common shares, at exercise prices ranging from C$0.58 to C$2.42 and expiry dates ranging from October 24, 2028 to June 25, 2029. The exercise price of the majority of these options is significantly below our current market price.

Equity Incentive Plans

Following the completion of the offering, we may file one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of any common shares reserved for issuance under our equity incentive plans that may be in effect from time to time. Such registration statements would become effective immediately upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions and any applicable holdings periods, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.

Rule 144

Certain of our common shares that will be outstanding upon the completion of this offering, other than those common shares sold in this offering, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as that provided by Rule 144 under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding common shares of the same class, which immediately after this offering will equal approximately common shares assuming the over-allotment option is not exercised; or
●

If our common shares are listed on a national securities exchange, the average weekly trading volume of our common share, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who acquired our common share from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those common shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-Up Agreements

All of our directors and executive officers have agreed, subject to certain exceptions, not to sell or otherwise dispose of common shares or any securities convertible into or exchangeable for common shares for a period of 180 days after the date of this prospectus without the prior written consent of the Maxim Group LLC.

CERTAIN MATERIAL U.S. FEDERAL INCOME AND CANADIAN TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax considerations relating to the acquisition, ownership and disposition of Units, consisting of our common shares and warrants, pursuant to this offering, and (if applicable) Warrant Shares (as defined herein) upon the exercise of warrants. You are urged to consult your own tax advisor concerning the tax considerations relevant to you having regard to your own circumstances, including tax considerations that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Canadian Federal Income Tax Consequences for Non-Canadian Residents

The following summarizes the principal Canadian federal income tax considerations generally applicable to the holding and disposition of our common shares and warrants by a holder who acquires such common shares and warrants as beneficial owner pursuant to this offering, and who, for the purposes of the Income Tax Act (Canada) and the regulations thereunder (the "Tax Act"), and at all relevant times, (1) is not, and is not deemed to be, resident in Canada, (2) deals at arm's length with us and the underwriters, and is not affiliated with us or the underwriters, and (3) holds such common shares and any Warrant Shares (for the purposes of this summary, sometimes collectively referred to as "Shares") acquired on the exercise of warrants and warrants as capital property and does not use or hold, and is not deemed to use or hold, such Shares or warrants in the course of carrying on, or otherwise in connection with, a business in Canada (hereinafter, a Non-Canadian Holder). Special rules, which are not discussed in this summary, apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act, the Canada-United States Tax Convention (1980), as amended (the "Treaty"), all proposed amendments to the Tax Act and the Treaty publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and our understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"). It has been assumed that all such proposed amendments will be enacted as proposed and that there will be no other relevant change in any governing law or administrative policy or assessing practice, whether by legislative, administrative or judicial action, although no assurances can be given in this respect. The summary does not take into account other federal or any Canadian provincial, territorial, U.S. federal (which follows further below), state or other foreign income tax law or practice.

Subject to certain exceptions that are not discussed in this summary, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Shares and warrants must be determined in Canadian dollars based on the rate of exchange quoted by the Bank of Canada on the date such amount first arose or such other rate of exchange as may be acceptable to CRA.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of common shares and warrants are urged to consult their own tax advisors having regard to their own particular circumstances.

Allocation of Purchase Price of Units

The offering price must be allocated on a reasonable basis between the common share and the warrant comprising a Unit to determine the cost of each to the Non-Canadian Holder for purposes of the Tax Act. The Company intends to allocate $      of the offering price as consideration for the issue of each common share and $        of the offering price as consideration for the issue of each warrant. Although the Company believes that this allocation is reasonable, it is not binding on the CRA or the Non-Canadian Holder, and counsel expresses no opinion with respect to such allocation. The Non-Canadian Holder's adjusted cost base of the common share comprising a part of each Unit will be determined by averaging the cost allocated to the common share with the adjusted cost base to the Non-Canadian Holder of all common shares (if any) owned by the Non-Canadian Holder as capital property immediately prior to such acquisition.

Exercise of Warrants

The exercise of a warrant to acquire one common share of the Company (each, a "Warrant Share") will be deemed not to constitute a disposition of property for purposes of the Tax Act. As a result, no gain or loss will be realized by a Non-Canadian Holder upon the exercise of a warrant to acquire a Warrant Share. When a warrant is exercised, the Non-Canadian Holder's cost of the Warrant Share acquired thereby will be equal to the aggregate of the Non-Canadian Holder's adjusted cost base of such warrant and the exercise price paid for the Warrant Share. The Non-Canadian Holder's adjusted cost base of the Warrant Share so acquired will be determined by averaging the cost of the Warrant Share with the adjusted cost base to the Non-Canadian Holder of all common shares (if any) owned by the Non-Canadian Holder as capital property immediately prior to such acquisition.

Expiry of Warrants

In the event of the expiry of an unexercised warrant, a Non-Canadian Holder generally will realize a capital loss equal to the Non-Canadian Holder's adjusted cost base of such warrant. The tax treatment of capital gains and capital losses is discussed above under the subheading "Canadian Federal Income Tax Consequences for Non-Canadian Residents - Disposition".

Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Canadian Holder by us will be subject to Canadian withholding tax. The Tax Act imposes withholding tax at a rate of 25%, although such rate may be reduced pursuant to an applicable tax treaty. Under the Treaty,  dividends on the common shares  paid to a Non-Canadian Holder that is the beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to all of the benefits of, the Treaty, or a qualifying person, the applicable rate of Canadian withholding tax is generally reduced to 15% (or to 5% if such Non-Canadian Holder is a qualifying person that is a company that for purposes of Article X(2)(a) of the Treaty owns at least 10% of our voting shares). We will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder's account. A disposition of common shares to us may in certain circumstances result in a deemed dividend.

Disposition

A Non-Canadian Holder will not be subject to Canadian tax under the Tax Act on a capital gain realized on a disposition or deemed disposition of our common shares and warrants, nor will capital losses arising therefrom be recognized under the Tax Act, unless, at the time of disposition, such common shares or warrants constitute "taxable Canadian property" to the Non-Canadian Holder for the purposes of the Tax Act and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.

If a common share is listed on a designated stock exchange (which includes the TSXV) at the time it is disposed of, such common share and warrant will generally not constitute "taxable Canadian property" to a Non-Canadian Holder unless, at that time or at any particular time within the preceding 60 months,

  25% or more of the issued shares of any class or series of our capital stock was owned by one or any combination of (1) the Non-Canadian Holder, (2) persons with whom the Non-Canadian Holder did not deal with at "arm's length" (within the meaning of the Tax Act), and (3) partnerships in which the Non-Canadian Holder or a person described in (2) holds a membership directly or indirectly through one or more partnerships, and more than 50% of the fair market value of the common share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, "Canadian resource properties" (as defined in the Tax Act), "timber resource properties" (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such foregoing properties, whether or not such properties exist.

A Non-Canadian Holder's capital gain (or capital loss) in respect of a disposition of common shares or warrants that constitute or are deemed to constitute taxable Canadian property to the Non-Canadian Holder (and are not "treaty-protected property" as defined in the Tax Act) will generally be computed in the manner described below under the subheading "Canadian Federal Income Tax Consequences for Non-Canadian Residents - Capital Gains and Capital Losses."

Capital Gains and Capital Losses

If a common share or warrant is "taxable Canadian property" to a Non-Canadian Holder and such Non-Canadian Holder is not exempt from tax under the Tax Act in respect of the disposition of such common share pursuant to an applicable income tax treaty or convention, the Non-Canadian Holder will generally realize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition of such share or warrant, as applicable, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such share or warrant to the Non-Canadian Holder immediately before the disposition (or deemed disposition). The adjusted cost base to a Non-Canadian Holder of a common share will be determined by averaging the cost of the common share acquired pursuant to this offering with the adjusted cost base (determined immediately before such acquisition of the common share) of all other common shares of the Company held as capital property at that time by the Non-Canadian Holder.

Currently, a Non-Canadian Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Non-Canadian Holder is required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized in the year by such Non-Canadian Holder. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.

Pursuant to tax proposals announced in the Federal Budget on April 16, 2024 (the "Budget 2024 Tax Proposals"), subject to certain transitional rules, the portion of a capital gain included in the taxable capital gain will be increased from one-half to two-thirds in respect of (i) dispositions realized by a Non-Canadian Holder that is an individual (excluding a trust) on or after June 25, 2024, for the portion of capital gains realized in the year (or, in the case of the 2024 taxation year, the portion of the year beginning on June 25, 2024) that exceed $250,000 (net of current-year capital losses, capital losses of other years applied to reduce current-year capital gains and capital gains subject to certain statutory exemptions and incentives), and (ii) dispositions realized by a Non-Canadian Holder that is a corporation or trust on or after June 25, 2024. Under the Budget 2024 Tax Proposals, two-thirds of capital losses (including capital losses realized prior to June 25, 2024) will be deductible against capital gains included in income at the two-thirds inclusion rate such that a capital loss will offset an equivalent capital gain regardless of the inclusion rate. The Budget 2024 Tax Proposals do not include comprehensive rules (including draft legislation) and state that additional details related to the change of the capital gains inclusion rate are forthcoming. Non-Canadian Holders are advised to consult their own tax advisors with regard to the Budget 2024 Tax Proposals.

The amount of any capital loss realized on the disposition or deemed disposition of a common share by a Non-Canadian Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstances specified by the Tax Act. Similar rules may apply where a common share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

A Non-Canadian Holder whose shares or warrants may constitute taxable Canadian property is urged to consult with the Non-Canadian Holder's own tax advisors.

U.S. Federal Income Tax Considerations

The following discussion describes certain material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our common shares and warrants, which we refer to collectively as our securities. Because the components of a Unit are issued separately in this offering, a holder that acquires Units in this offering should be treated, for U.S. federal income tax purposes, as acquiring common shares and a warrant. This discussion applies to holders that purchase securities pursuant to this offering and hold such securities as capital assets within the meaning of Section 1221 of the Code (generally, assets held for investment purposes). This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law such as certain financial institutions, thrifts, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, governmental organizations, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, holders who hold securities as part of a "straddle", "hedge", "conversion transaction", "synthetic security" or integrated investment, holders whose "functional currency" (as defined in the Code) is not the U.S. dollar, corporations that accumulate earnings to avoid U.S. federal income tax, persons who acquired our shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, partnerships and other pass-through entities (or arrangements treated as a partnership for U.S. federal income tax purposes), and investors in such pass-through entities. In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships are urged to consult their tax advisors regarding the tax consequences of the ownership and disposition of our securities. This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences or the requirements of Section 451 of the Code with respect to conforming the timing of income accruals to financial statements. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

As used in this discussion, the term "U.S. Holder" means a beneficial owner of securities that is, (1) an individual who is a citizen or resident alien of the United States for U.S. federal income tax purposes, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes, and the term "Non-U.S. Holder" means a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of securities and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Persons considering an investment in securities are urged to consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of securities, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Treatment as a Domestic Corporation for U.S. Federal Income Tax Purposes

Even though we are organized as a corporation existing under the laws of Ontario, as a result of the Business Combination, we believe we are treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. As such, we will generally be subject to U.S. federal income tax as if we were organized under the laws of the United States or a state thereof. The remaining discussion contained in this "U.S. Federal Income Tax Considerations" assumes that we will be treated as a domestic corporation for all U.S. federal income tax purposes.

General Treatment of Units

The acquisition of a Unit should be treated for U.S. federal income tax purposes as the acquisition of one common share and one warrant. For U.S. federal income tax purposes, each holder that acquires a Unit must allocate the purchase price paid by such holder for such Unit between the common share and the warrant based on the relative fair market value of each at the time of issuance. A holder's initial tax basis in the common share and the warrant included in each Unit should equal the portion of the purchase price of the Unit allocated thereto.

Tax Considerations Applicable to U.S. Holders

Distributions on Common Shares

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder's adjusted tax basis in our common shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the common shares and will be treated as described under "-Dispositions" below.

Dividends we pay to a U.S. Holder that is taxable as a corporation will generally qualify for the dividends received deduction if the required holding period is satisfied. Dividends we pay to a non-corporate U.S. Holder will generally constitute "qualified dividends" which are subject to tax at preferential long-term capital gains rates provided certain holding period and other requirements are met. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

If a U.S. Holder is subject to Canadian withholding tax on dividends paid on common shares to the U.S. Holder, the dividends will be considered U.S. source income, which could limit the ability of a U.S. Holder to claim a foreign tax credit for the Canadian withholding taxes imposed in respect of such a dividend. See "-Foreign Tax Credit Limitations" below.

Dispositions of a Common Share

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder's holding period for the common shares so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder's adjusted tax basis in its common shares so disposed of. A U.S. Holder's adjusted tax basis in its common shares will generally equal the U.S. Holder's acquisition cost for such common shares (or, in the case of common shares received upon exercise of a warrant, the U.S. Holder's initial basis for such common shares, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder's holding period for the common shares so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

To the extent a U.S. Holder pays any Canadian tax on a sale, exchange or disposition of our common shares, a U.S. foreign tax credit may not be available. See "-Foreign Tax Credit Limitations" below.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon exercise of a warrant for cash. The U.S. Holder's initial tax basis in our common shares received upon the exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder's adjusted tax basis in the warrant and the exercise price of such warrant. A U.S. Holder's adjusted tax basis in a warrant would generally equal the U.S. Holder's acquisition cost of the warrant (i.e., the portion of the U.S. Holder's purchase price for a Unit that is allocated to the warrant, as described under "-General Treatment of Units"), increased by the amount of any constructive dividends included in income by such U.S. Holder, as described under "-Possible Constructive Distributions." It is unclear whether a U.S. Holder's holding period for the common shares received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder's initial tax basis in the common shares received would generally equal the holder's adjusted tax basis in the warrant exchanged therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder's holding period for the common shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the common shares would include the holding period of the warrant. Although we expect a U.S. Holder's cashless exercise of our warrants (including after we provide notice of our intent to redeem warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a portion of the warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder would be deemed to have surrendered a number of warrants having an aggregate value equal to the exercise price for the total number of warrants deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between exercise price for the total number of warrants deemed exercised and the U.S. Holder's tax basis in the warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on the U.S. Holder's holding period in the warrants deemed surrendered. In this case, a U.S. Holder's initial tax basis in the common shares received would equal the sum of the U.S. Holder's adjusted tax basis in the warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder's holding period for the common shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant.

Dispositions of a Warrant

Upon a sale, exchange (other than by exercise), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder's adjusted tax basis in the warrant. Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder's adjusted tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Distributions on Warrants

We may make distributions on warrants in certain circumstances, as described above under "Description of Securities-Public Warrants." We expect any distributions on the warrants to be taxable to a U.S. Holder as ordinary income at the time the U.S. Holder actually or constructively receives such distribution. However, the treatment of distributions on warrants is not entirely clear and U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of receiving distributions on the warrants.

Possible Constructive Distributions

The terms of the warrants provide for an adjustment to the number of common shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder's proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of common shares for which the warrant may be exercised or an adjustment to the exercise price of the warrant) as a result of a taxable dividend to the holders of our common shares. Such constructive distribution would be subject to tax as described above under "-Distributions" in the same manner as if such U.S. Holder received a cash distribution from us on common shares equal to the fair market value of such increased interest.

Receipt of Foreign Currency

The gross amount of any payment in a currency other than U.S. dollars will be included by each U.S. Holder in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such U.S. Holder actually or constructively receives the payment in accordance with its regular method of accounting for U.S. federal income tax purposes regardless of whether the payment is in fact converted into U.S. dollars at that time. If the non-U.S. currency is converted into U.S. dollars on the date of the payment, the U.S. Holder should not be required to recognize any foreign currency gain or loss with respect to the receipt of non-U.S. currency. If, instead, the foreign currency is converted at a later date, any currency gains or losses resulting from the conversion of the foreign currency will be treated as U.S. source ordinary income or loss for U.S. foreign tax credit purposes. U.S. Holders are urged to consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit Limitations

Because the Company is subject to tax both as a U.S. domestic corporation and as a Canadian corporation, a U.S. Holder may pay, through withholding, Canadian tax, as well as U.S. federal income tax, with respect to dividends paid on its common shares. For U.S. federal income tax purposes, a U.S. Holder may elect for any taxable year to receive either a credit or a deduction for foreign income taxes paid by the holder during the year. Complex limitations apply to the foreign tax credit, including a general limitation that the credit cannot exceed the proportionate share of a taxpayer's U.S. federal income tax that the taxpayer's foreign source taxable income bears to the taxpayer's worldwide taxable income. In applying this limitation, items of income and deduction must be classified, under complex rules, as either foreign source or U.S. source.

The status of the Company as a U.S. domestic corporation for U.S. federal income tax purposes will cause dividends paid by the Company to be treated as U.S. source rather than foreign source income for this purpose. As a result, a foreign tax credit may be unavailable for any Canadian tax paid on dividends received from the Company. Similarly, to the extent a sale or disposition of common shares by a U.S. Holder results in Canadian tax payable by the U.S. Holder (for example, because the common shares constitute taxable Canadian property within the meaning of the Tax Act), a U.S. foreign tax credit may be unavailable to the U.S. Holder for such Canadian tax. In each case, however, the U.S. Holder may be able to take a deduction for the U.S. Holder's Canadian tax paid, provided that the U.S. Holder has not elected to credit other foreign taxes during the same taxable year. The foreign tax credit rules are complex, and each U.S. Holder is urged to consult its own tax advisor regarding these rules.

Additional Tax on Net Investment Income

U.S. Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on the lesser of (1) the U.S. Holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder's "net investment income" generally includes, among other things, dividends and net gains from disposition of property (other than property held in the ordinary course of the conduct of a trade or business).

Accordingly, dividends on and capital gain from the sale, exchange or other taxable disposition of common shares may be subject to this additional tax. U.S. Holders are urged to consult their own tax advisors regarding the additional tax on passive income.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our common shares, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder does not establish, in the manner provided by law, an exemption from backup withholding, or fails to provide a correct taxpayer identification number or make any other required certifications.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. U.S. Holders are urged to consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Distributions on Common Shares

Distributions of cash or property that we pay in respect of our common shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussions below under "-U.S. Trade or Business Income," "-Information Reporting and Backup Withholding" and "-FATCA," Non-U.S. Holders generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common shares. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder's tax basis in our common shares, and thereafter will be treated as capital gain and will be treated as described below under "-Dispositions." However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds its common shares elects) otherwise, we (or the intermediary) must generally withhold at the applicable rate on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion, if any, of the distribution that exceeded our current and accumulated earnings and profits.

In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, Non-U.S. Holders will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) certifying the Non-U.S. Holder's entitlement to benefits under such treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, it may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their possible entitlement to benefits under an applicable income tax treaty.

Dispositions of Common Shares or Warrants

Subject to the discussions below under "-U.S. Trade or Business Income," "-Information Reporting and Backup Withholding" and "-FATCA," Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our common shares or warrants unless:

•	the gain is U.S. trade or business income (as defined below), in which case, such gain will be taxed as described in "-U.S. Trade or Business Income" below;

•

the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources, provided the Non-U.S. Holder has timely filed its U.S. federal income tax return with respect to such losses; or

•

we are or have been a "United States real property holding corporation" (a "USRPHC") under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and the Non-U.S. Holder's holding period for such common shares, in which case, subject to the exception set forth in the last sentence of the next paragraph, such gain will be subject to U.S. federal income tax as described in "-U.S. Trade or Business Income" below.

In general, a corporation is a USRPHC if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes. In the event that we are determined to be a USRPHC, gain arising from the sale, exchange or other taxable disposition of common shares or warrants by a Non-U.S. Holder will, nonetheless, not be subject to tax as U.S. trade or business income unless the Non-U.S. Holder's holdings (direct and indirect, taking into account certain constructive ownership rules) at any time during the applicable period described in the third bullet point above constituted more than 5% of our common shares and our common shares were "regularly traded" (as defined by applicable Treasury regulations) on an established securities market during such period.

Exercise or Lapse of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder's exercise of a warrant or the lapse of a warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the exercise, lapse, or redemption of a warrant by a U.S. Holder, as described under "-U.S. Holders-Exercise of a Warrant" or "-U.S. Holders-Dispositions of a Warrant," although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the Non-U.S. Holder would be the same as those described under "-Non-U.S. Holders-Dispositions of Common Shares or Warrants." A Non-U.S. Holder's adjusted tax basis in a warrant would generally equal the Non-U.S. Holder's acquisition cost of the warrant (i.e., the portion of the Non-U.S. Holder's purchase price for a Unit that is allocated to the warrant, as described under "-General Treatment of Units"), increased by the amount of any constructive dividends included in income by such Non-U.S. Holder, as described under "-Possible Constructive Distributions."

Distributions on Warrants

We may make distributions on warrants in certain circumstances, as described above under "Description of Securities-Public Warrants." We expect to treat any distributions on the warrants as U.S.-source "fixed or determinable annual or periodical gains, profits and income." As a result, subject to the discussions below under "-U.S. Trade or Business Income," "-Information Reporting and Backup Withholding" and "-FATCA," Non-U.S. Holders generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on such distributions. However, the treatment of distributions on warrants is not entirely clear and Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of receiving distributions on the warrants.

In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, Non-U.S. Holders will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) certifying the Non-U.S. Holder's entitlement to benefits under such treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, or otherwise determines that we over-withheld from distributions to the Non-U.S. Holder, it may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their possible entitlement to benefits under an applicable income tax treaty.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a Non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder's proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common shares that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property, such as securities, to the holders of common shares, or as a result of the issuance of a stock dividend to holders of shares of our common shares, in each case which is taxable to such Non-U.S. Holders as described under "-Non-U.S. Holders-Distributions." A Non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such Non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest. Generally, a Non-U.S. Holder's adjusted tax basis in its warrant would be increased to the extent any such constructive distribution is treated as a dividend.

U.S. Trade or Business Income

For purposes of this discussion, dividends paid in respect of common shares and gain on the sale, exchange or other taxable disposition of common shares or warrants will be considered to be "U.S. trade or business income" if (A)(i) such dividends or gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States and (ii) the Non-U.S. Holder is eligible for the benefits of an applicable income tax treaty and such treaty requires that such dividends or gain is attributable to a permanent establishment (or, if the Non-U.S. Holder is an individual, a fixed base) that the Non-U.S. Holder maintains in the United States or (B) with respect to gain, we are or have been a USRPHC at any time during the shorter of the five-year period ending on the date of the disposition of our common shares or warrants and the Non-U.S. Holder's holding period for our common shares or warrants (subject to the exception set forth above in the last sentence of the second paragraph of "-Dispositions"). Generally, a Non-U.S. Holder's U.S. trade or business income is not subject to U.S. federal withholding tax (provided that the Non-U.S. Holder complies with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, the Non-U.S. Holder is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (generally in the same manner as a United States person) on the Non-U.S. Holder's U.S. trade or business income. Any U.S. trade or business income received by a corporate Non-U.S. Holder may also be subject to a "branch profits tax" at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

Information Reporting and Backup Withholding

We must annually report to the IRS and to each Non-U.S. Holder any dividends paid in respect of our common shares that is subject to U.S. federal withholding tax or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to a Non-U.S. Holder will generally be exempt from backup withholding if the Non-U.S. Holder certifies its non-U.S. status by providing a properly executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or, in each case, a successor form) or otherwise establish an exemption, and the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person or that the conditions of such other exemption are not, in fact, satisfied.

The payment of the proceeds from a Non-U.S. Holder's sale, exchange or other taxable disposition of our common shares to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and, depending on the circumstances, backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury by providing the certification described above to the broker or otherwise establish an exemption, and the broker does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from a Non-U.S. Holder's sale, exchange or other taxable disposition of our common shares to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related financial intermediary"). In the case of the payment of proceeds from a Non-U.S. Holder's sale, exchange or other taxable disposition of our common shares to or through a non-U.S. office of a broker that is either a United States person or a U.S. related financial intermediary, information reporting and, depending on the circumstances, backup withholding will apply on the payment unless the broker has documentary evidence, such as the certifications described above, in its files certifying that the Non-U.S. Holder is not a United States person and the broker has no knowledge to the contrary. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of information reporting and backup withholding in light of their particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to Sections 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act ("FATCA"), "foreign financial institutions" and "non-financial foreign entities" (each as defined in the Code) that do not otherwise qualify for an exemption must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on certain types of U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party).

More specifically, a foreign financial institution or non-financial foreign entity that does not comply with the FATCA reporting requirements or otherwise qualify for an exemption will generally be subject to a 30% withholding tax with respect to any "withholdable payments." For this purpose, withholdable payments generally include dividends on, or (subject to the proposed Treasury regulations discussed below) gross proceeds from the disposition of, our common shares paid to a foreign financial institution or non-financial foreign entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Withholding under FATCA currently applies to dividends paid in respect of our common shares. Proposed Treasury regulations, the preamble to which state that they can be relied upon until final Treasury regulations are issued, exempt from FATCA withholding gross proceeds from the dispositions of stock. To prevent withholding on dividends, Non-U.S. Holders may be required to provide the Company (or its withholding agents) with applicable tax forms or other information. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of FATCA to them based on their particular circumstances.

UNDERWRITING

Maxim Group LLC is acting as the sole book-running manager in this offering and Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as co-manager. We intend to enter into an underwriting agreement with respect to the securities being offered. In connection with this offering and subject to certain terms and conditions, the underwriters named below will agree to purchase, and we will agree to sell, all of the securities in this offering to the underwriters.

Underwriter	Number of Common Shares	Number of Warrants
Maxim Group LLC
Brookline Capital Markets, a division of Arcadia Securities, LLC
Total

The underwriters intend to agree to purchase all such securities other than those covered by the over-allotment option to purchase additional securities described below, if it purchases any such securities. The obligations of the underwriters may be terminated upon the occurrence of certain events to be specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters' obligations will be subject to customary conditions and representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

The underwriters will offer the securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by the underwriters' counsel and other conditions specified in the underwriting agreement. The underwriters will reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Securities

We have granted the underwriters an option to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to additional    common shares and up to        additional warrants within 45 days from the date of this prospectus.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act and certain liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Determination of Offering Price

The public offering price of the Units is determined by negotiations between us and the underwriters; among the factors considered in determining such public offering price are our historical performance and capital structure, prevailing market conditions, and overall assessment of our business.

Underwriters Compensation

We have agreed to sell the Units to the underwriters at the public offering price of $                   per Unit, which represents the public offering price of the Units set forth on the cover page of this prospectus, less a 7.5% underwriting discount.

We have also agreed to reimburse the underwriters for accountable legal expenses incurred by them connection with this transaction in the amount of up to an aggregate of $125,000. We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $                   .

Discount, Commissions and Expenses

The underwriters have advised us that they propose to offer the Units at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $  per Unit. After this offering, the public offering prices and concession to dealers may be changed by Maxim Group LLC (the "representative"). No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Units are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table summarizes the underwriting discount we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Unit	Total without Over- Allotment Option	Total with Over- Allotment Option(1)
Public offering price	$	$	$
Total underwriting discount(2)	$	$	$
Proceeds to us, before expenses	$	$	$
(1)	Assumes the over-allotment option is exercised in full for common shares.
(2)	Represents an underwriting discount equal to 7.5% of the gross offering proceeds.

Right of First Refusal

We have also granted the underwriters a right of first refusal, subject to certain conditions, to act as sole book-running manager, sole underwriter or sole placement agent for any and all future public or private equity, equity-linked, convertible or debt offerings by us for the fifteen-month period following the closing of the offering.

Lock-Up Agreements and Trading Restrictions

We, our executive officers and directors have agreed to a 180-day "lock-up" from the pricing of this offering of Units that they beneficially own, including the issuance of common shares upon the exercise of currently outstanding convertible securities and options and options which may be issued. This means that, for a period of 180 days following such pricing date, subject to certain limited exceptions, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Stabilization

The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

●

Stabilizing transactions consist of bids or purchases made by the representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

●

Short sales and over-allotments occur when the representative sells more of our common shares than it purchases from us in this offering. To cover the resulting short position, the representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The representative will make available a prospectus in connection with any such short sales. Purchasers of shares sold short by the representative are entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement.

●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the representative in order to reduce a short position.
●

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters will carry out any such transactions on the U.S. Exchange.

Listing

We intend to apply to list our common shares and the warrants on the U.S. Exchange under the symbol "MDCX" and "MDCXW," respectively.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriters' website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representative in its capacity as an underwriter.

Other Relationships

The representative and its affiliates may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In the course of its businesses, the representative and its affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the representative and its affiliates may at any time hold long or short positions in such securities or loans.

Except for services provided in connection with this offering, and except as set forth in this section, the representative has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the representative to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our Units, or the possession, circulation or distribution of this prospectus or any other material relating to us or our Units in any jurisdiction where action for that purpose is required. Accordingly, our Units (including their constituent common shares and warrants) may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our securities may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or
(d)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The representative has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission's Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
●

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

●	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are "securities."

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and "qualified individuals", each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act. The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Cayman Islands.

No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

Taiwan

The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with our sale of shares in this offering. With the exception of the registration fee payable to the SEC and the filing fee payable to FINRA, all amounts are estimates.

Itemized expenses*		Amount
SEC Registration Fee	$	*
FINRA filing fee		*
listing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous fees and expenses		*
Total	$

Notes:

* To be completed by amendment

EXPERTS AND LEGAL MATTERS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or its subsidiaries. Nor was any such person connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriters, voting trustee, director, officer or employee.

The financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of MNP LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The validity of the issuance of our common shares offered in this prospectus and certain other legal matters as to Canadian law will be passed upon for us by Bennett Jones LLP, Toronto, Canada. Certain legal matters governed by U.S. law including with respect to the warrants offered in this prospectus, will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The underwriters are being represented by Pryor Cashman LLP, New York, New York.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Ontario, Canada. Service of process upon us and upon certain of our directors and officers and the experts named in this prospectus, who reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a substantial amount of our assets and certain of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Medicus Pharma Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 300 Conshohocken State Road, Suite 200, Conshohocken, PA 19428.

We have also been advised by Bennett Jones LLP, our Canadian legal advisor, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based on the U.S. federal securities laws or "blue sky" laws of any state within the United States and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based on the civil liability provisions of the U.S. federal securities laws or any such state securities or blue sky laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely. The SEC maintains an internet site at www.sec.gov, from which you can electronically access the registration statement and its exhibits.

INDEX TO FINANCIAL STATEMENTS

The following financial statements and related management's discussion and analysis are included in this prospectus:

1. Interim Financial Statements of Medicus Pharma Ltd. for the three months ended March 31, 2024 and 2023.

2. Audited Financial Statements of Medicus Pharma Ltd. for the years ended December 31, 2023 and 2022.

Medicus Pharma Ltd.

Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2024 and 2023

(unaudited) (expressed in United States dollars, except number of shares)

Medicus Pharma Ltd.

Condensed Consolidated Interim Statements of Financial Position

(unaudited) (expressed in United States dollars)

As at		March 31,	December 31,
		2024	2023
	Notes	$	$
Assets
Current assets
Cash		542,405	1,719,338
Prepaids		112,076	173,719
Total current assets		654,481	1,893,057
Non-current assets
Right-of-use assets, net		330,748	-
Total assets		985,229	1,893,057

Liabilities
Current liabilities
Accounts payable and accrued liabilities		1,229,684	781,609
Lease obligations		71,123	-
Total current liabilities		1,300,807	781,609
Non-current liabilities
Lease obligations		294,669	-
Total liabilities		1,595,476	781,609

Shareholders' (deficiency) equity
Share capital		19,835,839	19,835,839
Contributed surplus		216,497	146,671
Deficit		(20,662,583)	(18,871,062)
Total shareholders' (deficiency) equity		(610,247)	1,111,448
Total liabilities and shareholders' (deficiency) equity		985,229	1,893,057

Commitments and contingencies
Subsequent events

Approved on behalf of the Board:

"Signed"	"Signed"
Director - Robert Ciaruffoli	Director - Frank Lavelle

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Medicus Pharma Ltd.

Condensed Consolidated Interim Statements of Loss and Comprehensive Loss

(unaudited) (expressed in United States dollars, except number of shares)

For the three months March 31,		2024	2023
	Notes	$	$
Operating expenses
General and administrative		1,370,263	333,420
Research and development		316,388	69,113
Depreciation		26,036	-
Share-based compensation		69,826	-
Total operating expenses		1,782,513	402,533

Loss from operations		(1,782,513)	(402,533)

Finance expense, net		9,008	81,390
Net loss and comprehensive loss for the period		(1,791,521)	(483,923)

Loss per share - basic and diluted		(0.11)	(0.13)

Weighted average number of common shares outstanding		16,153,465	3,769,800
- basic and diluted

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Medicus Pharma Ltd.

Condensed Consolidated Interim Statements of Changes in Shareholders' Deficiency

(unaudited) (expressed in United States dollars, except number of shares)

				Contributed	Deficit	Total
		Common shares		surplus
	Notes	#	$	$	$	$
Balance as at December 31, 2023		16,153,465	19,835,839	146,671	(18,871,062)	1,111,448
Share-based compensation		-	-	69,826	-	69,826
Net loss and comprehensive loss for the period		-	-	-	(1,791,521)	(1,791,521)
Balance as at March 31, 2024		16,153,465	19,835,839	216,497	(20,662,583)	(610,247)

Balance as at December 31, 2022		3,769,800	194,538	-	(12,392,570)	(12,198,032)
Net loss and comprehensive loss for the period		-	-	-	(483,923)	(483,923)
Balance as at March 31, 2023		3,769,800	194,538	-	(12,876,493)	(12,681,955)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Medicus Pharma Ltd.

Condensed Consolidated Interim Statements of Cash Flows

(unaudited) (expressed in United States dollars)

For the three months ended March 31,	2024	2023
	$	$
Operating activities
Net loss and comprehensive loss for the period	(1,791,521)	(483,923)
Adjustments for non-cash items:
Finance expense, net	9,008	81,390
Depreciation	26,036	-
Share based compensation	69,826	-
	(1,686,651)	(402,533)
Changes in non-cash working capital balances:
Prepaids	61,643	(7,226)
Accounts payable and accrued liabilities	448,075	155,751
Cash flows used in operating activities	(1,176,933)	(239,556)

Net decrease in cash during the period	(1,176,933)	(239,556)
Cash, beginning of the period	1,719,338	267,652
Cash, end of the period	542,405	28,096

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Medicus Pharma Ltd.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three months ended March 31, 2024 and 2023

(unaudited) (expressed in United States dollars, except number of shares)

1. Nature of business

Medicus Pharma Ltd. (the "Company" or "Medicus Pharma"), formerly Interactive Capital Partners Corporation ("Interactive"), up to the completion of the reverse takeover ("RTO"), is a clinical stage, multi-strategy holding company focused on investing in and accelerating novel life sciences and bio-technology companies through FDA approved clinical trials. The Company was incorporated pursuant to the provisions of the Business Corporations Act (Ontario) on April 30, 2008.

The Company's registered office is located at 100 King Street West, Suite 3400, One First Canadian Place, Toronto, Ontario, Canada. The Company trades on the TSX Venture Exchange under the symbol "MDCX".

Business Combination Agreement

On March 17, 2023, as amended on May 12 and August 29, 2023, the Company entered into a Business Combination Agreement ("BCA") with RBx Capital, LP ("RBx") and SkinJect, Inc. ("SkinJect") under which the Company entered into an RTO with SkinJect on September 29, 2023. The RTO transaction included a concurrent financing of $5,109,950. SkinJect converted all its shares of equity and securities convertible into equity into common shares to facilitate the RTO.

Subsidiaries

These unaudited condensed consolidated interim financial statements (the "consolidated financial statements") comprise the results of the Company and its subsidiaries, which are the entities over which the Company has control. An investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and can affect those returns through its power over the investee.

The accompanying consolidated financial statements include the accounts of Medicus Pharma and its subsidiaries, SkinJect and Medicus Pharma Inc. The consolidated financial statements incorporate the assets and liabilities of the Company and its subsidiaries as at March 31, 2024 and December 31, 2023 and the results of these subsidiaries for the three months ended March 31, 2024 and 2023.

Subsidiaries are fully consolidated from the date on which control is obtained by the Company. All intercompany balances, transactions, unrealized gains and losses resulting from intercompany transactions and dividends are eliminated on consolidation.

The Company has the following subsidiaries:

		Ownership percentage as at
Entity name	Country	March 31, 2024	December 31, 2023
SkinJect, Inc.	USA	100%	-
Medicus Pharma Inc.	USA	100%	-

The Company's wholly owned subsidiaries are focused on the development of a drug delivery system using a dissolvable microneedle array for the treatment of certain skin cancers.

2. Basis of presentation

Statement of compliance

These consolidated financial statements of the Company have been prepared under International Financial Reporting Standards ("IFRS") in accordance with International Accounting Standards 34, Interim Financial Reporting, as issued by the International Accounting Standards Board. The consolidated financial statements are prepared on a basis consistent with those accounting policies followed by the Company in the most recent audited annual consolidated financial statements. Certain disclosures normally included in annual financial statements prepared in accordance with IFRS, have been omitted or condensed. Accordingly, these consolidated financial statements should be read in conjunction with the Company's audited annual consolidated financial statements and the notes thereto for the year ended December 31, 2023.

These consolidated financial statements were approved and authorized for issuance by the Board of Directors of the Company on May 30, 2024.

Medicus Pharma Ltd.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three months ended March 31, 2024 and 2023

(unaudited) (expressed in United States dollars, except number of shares)

Basis of measurement

These consolidated financial statements have been prepared on a historical cost basis, except for financial instruments measured at fair value through profit and loss ("FVTPL"). Historical cost is generally based upon the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share- based payment transactions that are within the scope of IFRS 2, Share-based Payment ("IFRS 2").

Functional currency and presentation currency

The financial statements of each company within the consolidated group are measured using their functional currency, which is the currency of the primary economic environment in which an entity operates. The Company's functional currency is the United States dollar and the functional currencies of its subsidiaries are as follows:

Entity name	Currency
SkinJect, Inc.	United States Dollar
Medicus Pharma Inc.	United States Dollar

Use of estimates and judgments

In preparing these consolidated financial statements, the significant judgments made by management in applying the Company's accounting policies and key sources of estimation of uncertainty were the same as those applied in Note 2 of the audited annual consolidated financial statements for the year ended December 31, 2023. Actual results could differ from those estimates and assumptions.

New standards, amendments and interpretations not yet adopted by the Company

There are no accounting pronouncements which have become effective from January 1, 2024, that have a significant impact on the Company's condensed consolidated interim financial statements.

Medicus Pharma Ltd.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three months ended March 31, 2024 and 2023

(unaudited) (expressed in United States dollars, except number of shares)

3. Leases

Right-of-use asset

The Company's lease relates to office space and is expected to be in effect over the next 39 months.

Costs	$
Balance - December 31, 2023	-
Additions	356,784
Balance - March 31, 2024	356,784

Accumulated depreciation
Balance - December 31, 2023	-
Depreciation	26,036
Balance - March 31, 2024	26,036

Net balance - December 31, 2023	-
Net balance - March 31, 2024	330,748

Lease obligations

$
Balance - December 31, 2023	-
Additions	356,784
Interest accretion	9,008
Lease repayments	-
Balance - March 31, 2024	365,792
Current	71,123
Non-current	294,669

The following table sets out a maturity analysis of the lease payments payable, showing the undiscounted lease payments to be paid on an annual basis, reconciled to the lease obligation as follows:

$
Less than one year	105,120
One to two years	143,314
Thereafter	184,787
Total undiscounted lease payments payable	433,221
Less: impact of present value	(67,429)
Balance - March 31, 2024	365,792

Expenses for the three months ended March 31, 2024 relating to leases of short-term and low-value leases were $1,508 (2023 - $nil).

4. Convertible promissory notes and derivative liability

During prior periods, the Company issued convertible promissory notes in the principal amount of $2,500,000. The convertible promissory notes accrued interest at the rate of 8% per annum and had a maturity date of December 31, 2023. At maturity the notes were payable in full, including unpaid accrued interest, or the convertible note holder could elect to convert to preferred shares. $1,500,000 of the convertible promissory notes could be converted into preferred shares at a price of $1.32061, and $1,000,000 could be converted at a price determined by dividing $25,000,000 by the fully diluted outstanding shares at the time of conversion, excluding other dilutive instruments.

Medicus Pharma Ltd.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three months ended March 31, 2024 and 2023

(unaudited) (expressed in United States dollars, except number of shares)

In the event of a financing greater than $3,000,000 prior to maturity, the outstanding principal of the convertible debentures of $2,500,000 and any unpaid accrued interest automatically converted into preferred shares at the lesser of 80% of the price per share paid by other purchasers or the base conversion rate. This conversion results in a potential variable number of shares being issued on conversion, and as such the conversion options were accounted for as an embedded derivative liability, since they did not meet the criteria for equity classification. The conversion options were accounted for at fair value and were revalued at each reporting period end. The residual value was accounted for at amortized cost using the effective interest rate after adjusting for transaction costs.

The promissory notes were converted immediately prior to the RTO transaction for 1,294,447 common shares of SkinJect.

Finance expense, net consists of the following for the three months ended March 31, 2024 and 2023:

For the three months ended March 31,	2024	2023
	$	$
Accretion	-	190,695
Fair value adjustment	-	(253,168)
Dividend expense (Note 5)	-	143,863
Lease interest accretion (Note 3)	9,008	-
Finance expense, net	9,008	81,390

5. Preferred share liability

[a] Authorized

During prior periods, the Company had authorized for issuance a combined total of 9,196,069 of Series A and Series A-1 preferred shares with no par value. The preferred shares were convertible at any time at the option of the holder into common shares at the series conversion rate unless there was a recapitalization event, in which case an anti-dilutive effect was triggered. Each share entitled the holder to the number of votes per share equal to the common shares into which the preferred shares converted. Preferred shares had several liquidity event triggers that required conversion to common shares and had liquidation preference over any other classes of shares.

In the event the Company liquidated, dissolved or wound-up the operations, the holders of the preferred shares were entitled to share equally and ratably in the Company's assets, if any, remaining after the payment of all the Company's debts and liabilities and in preference to any common shares that may have then been outstanding.

Holders of preferred shares were entitled to accrue dividends at a dividend rate of 8% of the original issue price per annum, and participated in any dividend declared on common shares, whether or not declared by the Board of Directors. Dividends were payable only when and if declared by the Board of Directors, out of funds, common shares or other property.

The preferred shares were redeemable as of March 30, 2022, at the option of holders that together held at least 75% of the issued and outstanding preferred shares. The redemption price was equal to the original issue price plus any unpaid dividends accrued at the redemption request date. Preferred shares were a hybrid instrument measured at FVTPL. The fair value was classified as level 3 within the fair value hierarchy.

Medicus Pharma Ltd.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three months ended March 31, 2024 and 2023

(unaudited) (expressed in United States dollars, except number of shares)

The preferred shares were redeemed immediately prior to the completion of the RTO transaction for 7,904,731 common shares of SkinJect.

[b] Issued and outstanding

Reconciliation of the Company's preferred shares is as follows:

	Series A		Series A-1		Total
	#	$	#	$	$
Balance - December 31, 2022	7,196,069	6,854,222	1,893,065	3,221,095	10,075,317
Dividend accrual and conversion	-	281,586	-	150,000	431,586
Conversion of accrued dividends	3,742,741	-	659,299	-	-
Redemption	(10,938,810)	(7,135,808)	(2,552,364)	(3,371,095)	(10,506,903)
Balance - March 31, 2024 and	-	-	-	-	-
December 31, 2023

6. Share capital

[a] Authorized

The Company has authorized unlimited common shares with no par value. Each holder of common shares is entitled to one vote for each share owned on all matters voted upon by shareholders.

[b] Issued and outstanding

	Common shares
	#	$
Balance - December 31, 2023	16,153,465	19,835,839
Balance - March 31, 2024	16,153,465	19,835,839

7. Share-based compensation

The Company has established an Equity Incentive Plan (the "Plan") which is administered by the Board of Director's of the Company. Participants under the Plan include directors, officers, employees and consultants of the Company. The Company may issue share options or restricted share units ("RSUs") under the Plan. Each share option can be exercised into one common share of the Company upon vesting. The Board of Directors determines, among other things, the eligibility of individuals to participate in the Plan, the term and vesting periods, and the exercise price of options granted to individuals under the Plan. The options shall carry neither rights to dividends nor voting rights. Except as otherwise set forth, holders of RSUs may, as determined by the Board of Directors, have the right to receive dividends or other distributions if paid on such shares.

Each share option converts into one common share of the Company on exercise. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. Options typically vest quarterly in equal tranches over four years from the date of grant.

During the three months ended March 31, 2024, 100,000 share options were forfeited (March 31, 2023 - nil).

Medicus Pharma Ltd.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three months ended March 31, 2024 and 2023

(unaudited) (expressed in United States dollars, except number of shares)

The change in the number of share options outstanding during the three months ended March 31, 2024, were as follows:

	Number of	Weighted average
	options	exercise price
	#	C$
Outstanding at December 31, 2023	1,625,000	0.58
Forfeited	(100,000)	0.58
Outstanding at March 31, 2024	1,525,000	0.58
Exercisable at March 31, 2024	400,000	0.58

The following table is a summary of the Company's share options outstanding as at March 31, 2024:

	Options outstanding		Options exercisable
Exercise	Number	Weighted average remaining	Exercise	Number
price	outstanding	contractual life (years)	price	outstanding
C$	#	#	C$	#
0.58	1,525,000	4.57	0.58	400,000

The Company recognized share-based compensation for the three months ended March 31, 2024 of $69,826 (2023 - $nil).

8. Loss per share

Net loss per common share represents net loss attributable to common shareholders divided by the weighted average number of common shares outstanding during the period.

Diluted loss per common share is calculated by dividing the applicable net loss by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the period.

	March 31, 2024	March 31, 2023
Net loss attributable to shareholders	$1,791,521	$483,923
Weighted average number of common shares outstanding during the period	16,153,465	3,769,800
Basic and diluted net loss per share attributable to shareholders	$0.11	$0.13

Medicus Pharma Ltd.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three months ended March 31, 2024 and 2023

(unaudited) (expressed in United States dollars, except number of shares)

For all the periods presented, diluted loss per share equals basic loss per share due to the anti-dilutive effect of the note payable, convertible promissory notes, preferred shares and share options. The outstanding number and type of securities that could potentially dilute basic net loss per share in the future but would have decreased the loss per share (anti-dilutive) presented for the three months ended March 31, 2024 and 2023 are as follows:

	March 31, 2024	March 31, 2023
	#	#
Note payable	-	54,572
Convertible promissory notes	-	934,056
Preferred shares	-	5,325,493
Share options	1,525,000	-
Total dilutive shares	1,525,000	6,314,120

9. General and administrative expenses

General and administrative expenses for the three months ended March 31, 2024 and 2023 are comprised of:

For the three months ended March 31,	2024	2023
	$	$
Professional fees	484,493	269,398
Consulting fees	455,814	60,000
Salaries, wages and benefits	201,016	-
General office, insurance and administration expenditures	151,854	4,022
Investor relations	77,086	-
	1,370,263	333,420

10. Commitment and contingencies

Commitments

As at March 31, 2024, the Company had no long-term commitments.

Contingencies

In the ordinary course of business, from time to time, the Company may be involved in various claims related to operations, rights, commercial, employment or other claims. Although such matters cannot be predicted with certainty, management does not consider the Company's exposure to such claims to be material to these consolidated financial statements.

11. Related party transactions

The Company had an agreement with Velocity Fund Management, LLC ("VFM"), an affiliate of a shareholder of the Company, that provided for certain managerial positions to be filled from within VFM. These employees were not deemed employees of the Company, and VFM was responsible for the payment and provision of all wages, bonuses, commissions and benefits. Reimbursable salaries paid to VFM were $nil during the periods ended March 31, 2024 (2023 - $60,000). This agreement was terminated on September 29, 2023.

On October 18, 2023, the Company signed an agreement with RBx, that provides for certain managerial positions to be filled from within RBx. RBx is responsible for the payment and provision of all wages, bonuses, and benefits for these positions. Reimbursable salaries paid to RBx pursuant to this agreement are $100,000 per month. Reimbursable salaries paid to RBx were $300,000 during the three months ended March 31, 2024 (2023 - $nil). Additional expenses of $85,408 were incurred by RBx on behalf of the Company. The Company paid $338,142 to RBx during the three months ended March 31, 2024 (2023 - $nil). The total amount of accounts payable to RBx was $213,216 as of March 31, 2024 (December 31, 2023 - $165,950).

Medicus Pharma Ltd.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three months ended March 31, 2024 and 2023

(unaudited) (expressed in United States dollars, except number of shares)

Key management personnel compensation during the periods ended March 31, 2024 and 2023 comprised:

	March 31, 2024	March 31, 2023
	$	$
Salaries and benefits	251,553	-
Share-based payments	56,592	-
Total	308,145	-

12. Capital management

The Company's capital management objectives are to maintain financial flexibility in order to pursue its strategy of organic growth and to provide returns to its shareholders. The Company defines capital as the aggregate of its share capital and borrowings. Borrowings consists of the issued and outstanding note payable, convertible promissory notes and preferred share liabilities.

Total managed capital is as follows:

	March 31, 2024	December 31, 2023
	$	$
Share capital	19,835,839	19,835,839
	19,835,839	19,835,839

The Company manages its capital structure in accordance with changes in economic conditions. In order to maintain or adjust its capital structure, the Company may elect to issue or repay financial liabilities, issue shares, repurchase shares, pay dividends or undertake any other activities as deemed appropriate under the specific circumstances. The Company is not subject to any externally imposed capital requirements.

13. Subsequent events

The Company completed the first closing of a private placement (the "Private Placement") of its 10.00% Unsecured Convertible Notes due 2025 (the "Notes"). The Company issued $5,172,500 aggregate principal amount of Notes at the first closing on May 3, 2024. The Company may issue additional Notes in one or more further closings, with up to $10,000,000 aggregate principal amount of Notes to be issued and outstanding following completion of the Private Placement.

The Company granted 200,000 share options on April 1, 2024 with exercise prices of between $2.40 and $2.42 per share and an expiry date of April 1, 2029. The options have been issued in accordance with the Company's stock option plan.

Medicus Pharma Ltd.

Consolidated Financial Statements

For the years ended December 31, 2023 and 2022
(expressed in United States dollars, except number of shares)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Medicus Pharma Ltd. (formerly Interactive Capital Partners Corp.)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Medicus Pharma Ltd. (formerly Interactive Capital Partners Corp.) (the "Company") as of December 31, 2023 and December 31, 2022, and the related consolidated statements of loss and comprehensive loss, changes in shareholders' equity (deficiency), and cash flows in each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and December 31, 2022, and the results of its consolidated operations and its consolidated cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Company's auditor since 2014.

Mississauga, Canada

May 25, 2024

MNP LLP
Suite 900, 50 Burnhamthorpe Road W, Mississauga ON, L5B 3C2	T: 416.626.6000 F: 416.626.8650

MNP.ca

Medicus Pharma Ltd.
Consolidated Statements of Financial Position
(expressed in United States dollars)

As at		December 31, 2023	December 31, 2022
	Notes	$	$
Assets
Current assets
Cash		1,719,338	267,652
Prepaids		173,719	15,000
Total current assets		1,893,057	282,652
Total assets		1,893,057	282,652

Liabilities
Current liabilities
Accounts payable and accrued liabilities		781,609	99,794
Note payable	5	-	150,000
Convertible promissory notes	6	-	1,381,499
Derivative liability	6	-	774,074
Preferred share liability	7	-	10,075,317
Total current liabilities		781,609	12,480,684
Total liabilities		781,609	12,480,684

Shareholders' equity (deficiency)
Share capital	8	19,835,839	194,538
Contributed surplus	9	146,671	-
Deficit		(18,871,062)	(12,392,570)
Total shareholders' equity (deficiency)		1,111,448	(12,198,032)
Total liabilities and shareholders' equity (deficiency)		1,893,057	282,652

Commitments and contingencies	12
Subsequent events	16

Approved on behalf of the Board:

"Signed"	"Signed"
Director - Robert Ciaruffoli	Director - Frank Lavelle

The accompanying notes are an integral part of these consolidated financial statements.

Medicus Pharma Ltd.
Consolidated Statements of Loss and Comprehensive Loss
(expressed in United States dollars, except number of shares)

		For the years ended December 31,
		2023	2022
	Notes	$	$
Operating expenses

General and administrative		2,366,202	332,032
Research and development		193,578	646,384
Share-based compensation	9	146,671	-
Total operating expenses		2,706,451	978,416

Loss from operations		(2,706,451)	(978,416)

Finance expense, net	6	500,579	713,966
Listing expense	4	3,271,462	-
Net loss and comprehensive loss for the year		(6,478,492)	(1,692,382)

Loss per share - basic and diluted	10	(0.93)	(0.45)

Weighted average number of common shares outstanding	10	6,959,018	3,769,800
- basic and diluted

The accompanying notes are an integral part of these consolidated financial statements.

Medicus Pharma Ltd.
Consolidated Statements of Changes in Shareholders' Equity (Deficiency)
(expressed in United States dollars, except number of shares)

		Common shares		Contributed	Deficit	Total
				surplus
	Notes	#	$	$	$	$
Balance as at December 31, 2022	4	3,769,800	194,538	-	(12,392,570)	(12,198,032)
Acquisition of Interactive Capital Partners Ltd.	4	574,941	1,149,882	-	-	1,149,882
Conversion of preferred shares	7	7,904,731	10,506,903	-	-	10,506,903
Conversion of promissory notes	6	1,294,447	2,724,566	-	-	2,724,566
Conversion of note payable	5	54,571	150,000	-	-	150,000
Common shares issued	4	2,554,975	5,109,950	-	-	5,109,950
Share-based compensation	9	-	-	146,671	-	146,671
Net loss and comprehensive loss for the year		-	-	-	(6,478,492)	(6,478,492)
Balance as at December 31, 2023		16,153,465	19,835,839	146,671	(18,871,062)	1,111,448

Balance as at December 31, 2021		3,769,800	194,538	-	(10,700,188)	(10,505,650)
Net loss and comprehensive loss for the year		-	-	-	(1,692,382)	(1,692,382)
Balance as at December 31, 2022		3,769,800	194,538	-	(12,392,570)	(12,198,032)

The accompanying notes are an integral part of these consolidated financial statements.

Medicus Pharma Ltd.

Consolidated Statements of Cash Flows

(expressed in United States dollars)

	For the years ended December 31,
	2023	2022
	$	$
Operating activities
Net loss and comprehensive loss for the year	(6,478,492)	(1,692,382)
Adjustments for non-cash items:
Finance expense, net	500,579	713,966
Share based compensation expense	146,671	-
Transaction costs	1,149,882	-
	(4,681,360)	(978,416)
Changes in non-cash working capital balances:
Prepaids	(158,719)	(15,000)
Accounts payable and accrued liabilities	681,815	(63,687)
Cash flows used in operating activities	(4,158,264)	(1,057,103)
Financing activities
Proceeds from issuance of convertible promissory notes	500,000	1,096,241
Proceeds from issuance of note payable	-	150,000
Proceeds from concurrent financing	5,109,950	-
Cash flows provided by financing activities	5,609,950	1,246,241

Net increase in cash during the year	1,451,686	189,138
Cash, beginning of the year	267,652	78,514
Cash, end of the year	1,719,338	267,652

The accompanying notes are an integral part of these consolidated financial statements.

Medicus Pharma Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

(expressed in United States dollars, except number of shares)

1. Nature of business

Medicus Pharma Ltd. (the "Company" or "Medicus Pharma"), formerly Interactive Capital Partners Corporation ("Interactive"), up to the completion of the reverse takeover ("RTO") (Note 4) is a clinical stage, multi-strategy holding company focused on investing in and accelerating novel life sciences and bio-technology companies through FDA approved clinical trials. The Company was incorporated pursuant to the provisions of the Business Corporations Act (Ontario) on April 30, 2008.

The Company's registered office is located at 100 King Street West, Suite 3400, One First Canadian Place, Toronto, Ontario, Canada. The Company trades on the TSX Venture Exchange under the symbol "MDCX".

Business Combination Agreement

On March 17, 2023, as amended on May 12 and August 29, 2023, the Company entered into a Business Combination Agreement ("BCA") with RBx Capital, LP ("RBx") and SkinJect, Inc. ("SkinJect") under which the Company entered into an RTO with SkinJect on September 29, 2023. The RTO transaction included a concurrent financing of $5,109,950. SkinJect converted all its shares of equity and securities convertible into equity into common shares to facilitate the RTO.

Subsidiaries

These consolidated financial statements comprise the results of the Company and its subsidiaries, which are the entities over which the Company has control. An investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and can affect those returns through its power over the investee.

The Company has the following subsidiaries:

		Ownership percentage as at
Entity name	Country	December 31, 2023	December 31, 2022
SkinJect, Inc.	USA	100%	-
Medicus Pharma Inc.	USA	100%	-

The Company's wholly owned subsidiaries are focused on the development of a drug delivery system using a dissolvable microneedle array for the treatment of certain skin cancers.

2. Basis of presentation

Statement of compliance

These consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). The policies set out below have been consistently applied to all periods presented, unless otherwise noted.

These consolidated financial statements were approved and authorized for issuance by the Board of Directors of the Company on May 25, 2024.

Basis of measurement

These consolidated financial statements have been prepared on a historical cost basis, except for financial instruments measured at fair value through profit and loss ("FVTPL"). Historical cost is generally based upon the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share- based payment transactions that are within the scope of IFRS 2, Share-based Payment ("IFRS 2").

Basis of presentation

The accompanying consolidated financial statements include the accounts of Medicus Pharma and its subsidiaries, SkinJect and Medicus Pharma Inc. The consolidated financial statements incorporate the assets and liabilities of the Company and its subsidiaries as at December 31, 2023 and 2022 and the results of these subsidiaries for the years ended December 31, 2023 and 2022.

Subsidiaries are fully consolidated from the date on which control is obtained by the Company. All intercompany balances, transactions, unrealized gains and losses resulting from intercompany transactions and dividends are eliminated on consolidation.

Functional currency and presentation currency

The financial statements of each company within the consolidated group are measured using their functional currency, which is the currency of the primary economic environment in which an entity operates. The Company's functional currency is the United States dollar and the functional currencies of its subsidiaries are as follows:

Entity name	Currency
SkinJect, Inc.	United States Dollar
Medicus Pharma Inc.	United States Dollar

Use of estimates and judgments

The preparation of these consolidated financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities as at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Estimates are based on management's best knowledge of current events and actions that the Company may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The following are the critical judgments, apart from those involving estimations, that management has made in the process of applying the Company's accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements:

[i] Going concern

At each reporting period, management assesses the basis of preparation of the consolidated financial statements. These consolidated financial statements have been prepared on a going concern basis in accordance with IFRS. The going concern basis of presentation assumes that the Company will continue its operations for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

[ii] Valuation of conversion options

Management measures the value for conversion options related to the convertible promissory note using market- based option valuation techniques. Assumptions are made and estimates are used in applying the valuation techniques. These include estimating the future volatility of the share price, expected dividend yield, expected term and expected risk-free interest rate. Such estimates and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates of conversion options.

[iii] Valuation of share-based payments

Management measures the costs for share-based payments, using market-based option valuation techniques. Assumptions are made and estimates are used in applying the valuation techniques. These include estimating the future volatility of the share price, expected dividend yield, expected term, expected risk-free interest rate and the rate of forfeiture. Such estimates and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates of share-based payments.

3. Material accounting policies

[a] Research and Development

The Company expenses research and development costs as incurred, with the exception of development costs for new products with proven technical feasibility and for which a defined future market exists. Such development costs are capitalized if all criteria are met. Research and development costs include outside consulting services and the costs associated with the filing and maintenance of the patent portfolio. The Company has not capitalized any expenditures incurred on research and development activities.

[b] Foreign Currency Translation

Foreign currency transactions are translated into functional currencies at exchange rates in effect on the date of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated into functional currencies at the foreign exchange rate applicable at that period-end date. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Expenses are translated at the exchange rates that approximate those in effect on the date of the transaction. Realized and unrealized exchange gains and losses are recognized in the consolidated statement of loss and comprehensive loss.

[c] Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) (a) as a result of a past event; (b) when it is more probable than not an outflow of resources embodying economic benefits will be required to settle the obligation; and (c) when a reliable estimate can be made of the amount of the obligation.

[d] Loss per share

The Company presents basic and diluted loss per share data for its common shares. Basic loss per share is calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year.

Diluted loss per share is determined by adjusting the loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for the effects of all dilutive potential common shares, which consists of additional shares from the assumed conversion of any dilutive instruments.

[e] Income taxes

Income tax expense comprises of current and deferred tax. Current tax and deferred tax are recognized in net profit or loss except to the extent that it relates to a business combination or items recognized directly in equity or in other comprehensive loss.

Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss for the current year and any adjustment to income taxes payable in respect of previous years. Current income taxes are determined using tax rates and tax laws that have been enacted or substantively enacted by the year- end date.

Deferred tax assets and liabilities are recognized where the carrying amount of an asset or liability differs from its tax base, except for taxable temporary differences arising on the initial recognition of goodwill and temporary differences arising on the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting nor taxable profit or loss.

Recognition of deferred tax assets for unused tax losses, tax credits and deductible temporary differences is restricted to those instances where it is probable that future taxable profit will be available against which the deferred tax asset can be utilized. At the end of each reporting period, the Company reassesses unrecognized deferred tax assets.

[f] Financial instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at FVTPL) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at FVTPL are recognized immediately in profit or loss.

[i] Financial assets

On initial recognition, a financial asset is classified as measured at amortized cost, fair value through other comprehensive income (''FVOCI''), or FVTPL. The classification of financial assets is based on the business model in which a financial asset is managed and its contractual cash flow characteristics. Derivatives embedded in contracts where the host is a financial asset in the scope of the standard are not separated. Instead, the hybrid financial asset as a whole is assessed for classification.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

• It is held within a business model whose objective is to hold assets to collect contractual cash flows; and

• Its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at

FVTPL:

• It is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

• Its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment's fair value in other comprehensive income ("OCI"). This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

A financial asset (unless it is a trade receivable without a significant financing component that is initially measured at the transaction price) is initially measured at fair value plus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition.

The following accounting policies apply to the subsequent measurement of financial assets.

Financial assets at FVTPL	Subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.
Financial assets at amortized cost

Subsequently measured at amortized cost using the effective interest method, less any impairment losses. Interest income, foreign exchange gains and losses and impairment losses are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Debt investments at FVOCI

Subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment losses are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss.

Equity investments at FVOCI

Subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are not reclassified to profit or loss, even upon derecognition.

[ii] Financial liabilities

The Company initially recognizes financial liabilities at fair value on the date at which the Company becomes a party to the contractual provisions of the instrument.

The Company classifies its financial liabilities as either financial liabilities at FVTPL or other liabilities.

Subsequent to initial recognition, other liabilities are measured at amortized cost using the effective interest method. Financial liabilities at fair value are stated at fair value with changes being recognized in profit or loss.

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

[iii] Financial liabilities and equity instruments

Classification as debt or equity

Debt and equity instruments issued by the Company are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by a group entity are recognized at the proceeds received, net of direct issue costs.

Repurchase of the Company's own equity instruments is recognized and deducted directly in equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Company's own equity instruments.

[iv] Classification of financial instruments

The Company classifies its financial assets and liabilities depending on the purpose for which the financial instruments were acquired, their characteristics and management intent as outlined below:

Financial assets / liabilities	Classification
Cash	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
Note payable	FVTPL
Convertible promissory notes	Amortized cost
Derivative liability	FVTPL
Preferred share liability	FVTPL

[v] Impairment of financial assets

Financial assets, other than those classified as FVTPL, incorporate an allowance for expected credit losses.

[g] Share-based compensation

Equity settled awards issued to non-employees are accounted for using the fair value of the instrument awarded or service provided, whichever is considered more reliable. Share options awarded to employees are accounted for using the fair value method. The fair value of the share options granted are recognized as an expense on a proportionate basis consistent with the vesting features of each tranche of the grant. The fair value of share options are calculated using the Black-Scholes option pricing model with assumptions applicable at the date of grant.

New standards, amendments and interpretations recently adopted by the Company

IAS 1 - Presentation of financial statements ("IAS 1")

In January 2020, the IASB issued Classification of Liabilities as Current or Non-current (Amendments to IAS 1). The amendments aim to promote consistency in applying the requirements by helping companies determine whether, in the consolidated statements of financial position, debt and other liabilities with an uncertain settlement date should be classified as current (due or potentially due to be settled within one year) or non-current. The amendments include clarifying the classification requirements for debt a company might settle by converting it into equity.

The amendments effective for annual reporting periods beginning on or after January 1, 2024, with earlier application permitted. The Company early adopted these amendments effective January 1, 2023. The impact of adopting these amendments on the Company's consolidated financial statements was not significant.

IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors ("IAS 8")

In February 2021, the IASB issued Definition of Accounting Estimates, which amends IAS 8. The amendment will require the disclosure of material accounting policy information rather than disclosing significant accounting policies and clarifies how to distinguish changes in accounting policies from changes in accounting estimates. Under the new definition, accounting estimates are "monetary amounts in financial statements that are subject to measurement uncertainty". The amendment provides clarification to help entities to distinguish between accounting policies and accounting estimates.

The amendments are effective for annual periods beginning on or after January 1, 2023. The impact of adopting these amendments on the Company's consolidated financial statements was not significant.

IAS 12, Income Taxes ("IAS 12")

In May 2021, the IASB issued Deferred Tax related to Assets and Liabilities arising from a single transaction (Amendments to IAS 12). The amendment narrows the scope of the initial recognition exemption so that it does not apply to transactions that give rise to equal taxable and deductible temporary differences. As a result, companies will need to recognize a deferred tax asset and deferred tax liability for temporary differences arising on initial recognition of transactions such as leases and decommissioning obligations.

The amendments are effective for annual reporting periods beginning on or after January 1, 2023 and are to be applied retrospectively. The impact of adopting these amendments on the Company's consolidated financial statements was not significant.

New standards, amendments and interpretations not yet adopted by the Company

IFRS 16 - Leases ("IFRS 16")

In September 2022, the IASB issued amendments to IFRS 16, Leases, which add to requirements explaining how a company accounts for a sale and leaseback after the date of the transaction.

The amendments are effective for annual reporting periods beginning on or after January 1, 2024. Earlier application is permitted.

All other IFRSs and amendments issued but not yet effective have been assessed by the Company and are not expected to have a material impact on the consolidated financial statements.

4. Reverse takeover transaction

On September 29, 2023, the Company executed the BCA with RBx and SkinJect, pursuant to which Interactive and SkinJect completed the RTO. Effective September 29, 2023, Interactive changed its name to Medicus Pharma Ltd.

On May 12, 2023, as amended on August 29, 2023, the Company entered into a BCA with RBX and SkinJect to combine Interactive and SkinJect via the purchase of SkinJect which constituted a reverse takeover of Interactive by the shareholders of SkinJect. Interactive acquired all of the issued and outstanding SkinJect shares from the SkinJect shareholders and issued to each SkinJect shareholder (other than Interactive) the number of common shares in the capital of the Company as described below. In connection with and as a closing condition of the RTO, Interactive raised aggregate gross proceeds of $5,109,950 through the issuance of 2,554,975 common shares at a price of $2.00 per share.

Pursuant to the terms of the RTO, all outstanding financial instruments of SkinJect were converted into common shares of SkinJect. The SkinJect preferred shares, convertible promissory notes and note payable were converted into 15,423,561 common shares which were then consolidated into 9,253,749 SkinJect common shares on a 1.706721-to-1 basis, with the exception of $1,000,000 of convertible promissory notes, which converted to 523,561 of the Company's common shares on a one-to-one basis. In addition, 6,434,000 original common shares were consolidated on a 1.706721-to-one basis, into 3,769,800 common shares.

Immediately prior to the completion of the RTO, the 7,249,999 Interactive common shares outstanding were consolidated into 574,941 common shares on a 12.609988-to-1 basis.

The substance of the acquisition is a reverse takeover as the shareholders of SkinJect held 80.62% of the resulting issuer shares and Interactive shareholders held 3.56% of the resulting issuer shares. The remaining 15.82% of the resulting issuer shares are held by former holders of Subscription Receipts. Accordingly, for accounting purposes, it was determined that SkinJect was the accounting acquirer and Interactive was the accounting acquiree. As SkinJect was deemed to be the acquirer for accounting purposes, its assets, liabilities and operations since incorporation are included in these consolidated financial statements at their historical carrying values. Interactive's results of operations have been included from September 29, 2023. As a result, the 2022 comparative information included herein is solely that of SkinJect. For simplicity, transactions undertaken by SkinJect are referred to as being undertaken by the Company in these consolidated financial statements. SkinJect incurred $270,419 of legal costs related to the RTO for the years ended December 31, 2023, included in general and administrative expense on the consolidated statements of loss and comprehensive loss.

As the acquisition of Interactive did not constitute a business combination, the RTO transaction was accounted for in accordance with IFRS 2 - Share-based Payments, whereby equity instruments issued were recognized at fair value. Upon closing of the transaction, the Company assumed liabilities of $2,071,580 in costs incurred by RBx that related to the BCA and RTO. The consideration paid to acquire Interactive consisted of net liabilities assumed of $50,000 and the value of the shares exchanged with Interactive, valued at $1,149,882, which was expensed on completion of the RTO. Total listing expense is as follows:

$
Common shares of Interactive - 574,941 at $2.00 per share	1,149,882
Plus: fair value of net liabilities assumed of Interactive	50,000
Plus: fair value of net liabilities assumed of RBx	2,071,580
Listing expense	3,271,462

5. Note payable

On December 6, 2022, SkinJect issued a simple agreement for future equity ("SAFE") to a related party for proceeds of $150,000. In the event of an equity financing greater than $3 million, the SAFE is convertible to preferred shares at the lower of the SAFE valuation cap divided by the capitalization of the Company immediately prior to the equity financing and the lowest price per share sold in the equity financing. The Company has elected to account for the instrument at FVTPL. The fair value of the SAFE upon issuance, and as of December 31, 2022, was determined to be $150,000. The SAFE was redeemed immediately prior to the RTO transaction for 54,571 common shares of SkinJect.

6. Convertible promissory notes and derivative liability

On May 19, 2023, the Company issued a convertible promissory note in the principal amount of $500,000. The convertible promissory note accrued interest at the rate of 8% per annum and had a maturity date of December 31, 2023. At maturity the note was payable in full, including unpaid accrued interest, or the convertible note holder could elect to convert to preferred shares at a price determined by dividing $25,000,000 by the fully diluted outstanding shares at the time of conversion, excluding convertible debt securities, convertible promissory notes and any SAFEs outstanding. In the event of a financing prior to maturity, the outstanding principal and any unpaid accrued interest automatically converts to preferred shares at the lesser of 80% of the price per share paid by other purchasers or the base conversion rate determined by dividing $25,000,000 by fully diluted outstanding shares at the time of conversion, excluding convertible debt securities, convertible promissory notes and any SAFEs outstanding. This conversion results in a potential variable number of shares, and as such the conversion option was accounted for as an embedded derivative liability valued at $110,809 at initial recognition. The conversion option was accounted for at fair value and revalued at each reporting period end. The residual value of the convertible notes was accounted for at amortized cost using the effective interest rate after adjusting for transaction costs.

During prior periods, the Company also issued convertible promissory notes in the principal amount of $2,000,000. The convertible promissory notes accrued interest at the rate of 8% per annum and had a maturity date of December 31, 2023.

At maturity the notes were payable in full, including unpaid accrued interest. Convertible promissory notes in the principal amount of $1,500,000 could be converted into preferred shares at a price of $1.32061. Convertible promissory notes in the principal amount of $1,000,000 could be converted into preferred shares at a price determined by dividing $25,000,000 by the fully diluted outstanding shares at the time of conversion, excluding convertible debt securities, convertible promissory notes and any SAFEs outstanding.

In the event of a financing greater than $3,000,000 prior to maturity, the outstanding principal of the convertible debentures of $2,500,000 and any unpaid accrued interest automatically converted into preferred shares at the lesser of 80% of the price per share paid by other purchasers or the base conversion rate. This conversion results in a potential variable number of shares being issued on conversion, and as such the conversion options were accounted for as an embedded derivative liability, since they did not meet the criteria for equity classification. The conversion options were accounted for at fair value and were revalued at each reporting period end. The residual value was accounted for at amortized cost using the effective interest rate after adjusting for transaction costs.

The promissory notes were converted immediately prior to the RTO transaction for 1,294,447 common shares of SkinJect.

The changes to the derivative and convertible note liabilities for the years ended December 31, 2023, are as follows:

	Derivative Liability	Convertible Note	Total
		Liability
	$	$	$
Balance at December 31, 2022	774,074	1,381,499	2,155,573
Initial recognition	110,809	389,191	500,000
Accretion	-	739,096	739,096
Fair value adjustment	(670,103)	-	(670,103)
Conversion	(214,780)	(2,509,786)	(2,724,566)
Balance at December 31, 2023	-	-	-

During the years ended December 31, 2023 and 2022, the conversion option values were calculated using the Black-Scholes model with the following inputs:

	December 31, 2023	December 31,2022
Grant date share price	$1.15	$1.15
Exercise price	$1.32	$1.32
Expected dividend yield	$nil	$nil
Risk-free interest rate	4.01% - 4.83%	4.07%
Expected option life	0.25 - 0.75 years	1 year
Expected volatility	68.63 - 95.43%	101.6%

Finance expense, net consists of the following for the years ended December 31, 2023 and 2022:

	Years ended December 31,
	2023	2022
	$	$
Accretion	739,096	526,825
Transaction fees allocated to embedded derivative liability	-	3,182
Fair value adjustment	(670,103)	(391,488)
Dividend expense (Note 8)	431,586	575,447
Finance expense, net	500,579	713,966

7. Preferred share liability

[a] Authorized

The Company had authorized for issuance a combined total of 9,196,069 of Series A and Series A-1 preferred shares with no par value. The preferred shares were convertible at any time at the option of the holder into common shares at the series conversion rate unless there was a recapitalization event, in which case an anti-dilutive effect was triggered. Each share entitled the holder to the number of votes per share equal to the common shares into which the preferred shares converted. Preferred shares had several liquidity event triggers that required conversion to common shares and had liquidation preference over any other classes of shares.

In the event the Company liquidated, dissolved or wound-up the operations, the holders of the preferred shares were entitled to share equally and ratably in the Company's assets, if any, remaining after the payment of all the Company's debts and liabilities and in preference to any common shares that may have then been outstanding.

Holders of preferred shares were entitled to accrue dividends at a dividend rate of 8% of the original issue price per annum, and participated in any dividend declared on common shares, whether or not declared by the Board of Directors. Dividends were payable only when and if declared by the Board of Directors, out of funds, common shares or other property. Dividends were recorded as finance expense in the period in which they were accrued in the statement of loss and comprehensive loss.

The preferred shares were redeemable as of March 30, 2022, at the option of holders that together held at least 75% of the issued and outstanding preferred shares. The redemption price was equal to the original issue price plus any unpaid dividends accrued at the redemption request date. Preferred shares were a hybrid instrument measured at FVTPL. The fair value was classified as level 3 within the fair value hierarchy.

The preferred shares were redeemed immediately prior to the completion of the RTO transaction for 7,904,731 common shares of SkinJect.

[b] Issued and outstanding

Reconciliation of the Company's preferred shares is as follows:

	Series A		Series A-1		Total
	#	$	#	$	$
Balance - December 31, 2022	7,196,069	6,854,222	1,893,065	3,221,095	10,075,317
Dividend accrual and conversion	-	281,586	-	150,000	431,586
Conversion of accrued dividends	3,742,741	-	659,299	-	-
Redemption	(10,938,810)	(7,135,808)	(2,552,364)	(3,371,095)	(10,506,903)
Balance - December 31, 2023	-	-	-	-	-

8. Share capital

[a] Authorized

The Company has authorized unlimited common shares with no par value. Each holder of common shares is entitled to one vote for each share owned on all matters voted upon by shareholders.

[b] Issued and outstanding

	Common shares
	#	$
Balance - December 31, 2022(i)	3,769,800	194,538
Acquisition of Interactive Capital Partners Ltd. (note 4)	574,941	1,149,882
Conversion of preferred shares(ii)	7,904,731	10,506,903
Conversion of promissory notes(ii)	1,294,447	2,724,566
Conversion of note payable(ii)	54,571	150,000
Common shares issued(iii)	2,554,975	5,109,950
Balance - December 31, 2023	16,153,465	19,835,839

(i) Prior to the RTO, SkinJect completed a consolidation of its share capital on a 1.706721-to-1 basis.

(ii) Prior to the RTO, SkinJect redeemed the issued and outstanding preferred shares for 7,904,731 common shares, converted outstanding promissory notes for 1,294,447 common shares and converted the note payable for 54,571 common shares.

(iii) In connection with and as a closing condition of the RTO, the Company raised aggregate gross proceeds of $5,109,950 through the issuance of 2,554,975 common shares at a price of $2.00 per share.

9. Share-based compensation

The Company has established an Equity Incentive Plan (the "Plan") which is administered by the Board of Director's of the Company. Participants under the Plan include directors, officers, employees and consultants of the Company. The Company may issue share options or RSUs under the Plan. Each share option can be exercised into one common share of the Company upon vesting. The Board of Directors determines, among other things, the eligibility of individuals to participate in the Plan, the term and vesting periods, and the exercise price of options granted to individuals under the Plan. The options shall carry neither rights to dividends nor voting rights. Except as otherwise set forth, holders of RSUs may, as determined by the Board of Directors, have the right to receive dividends or other distributions if paid on such shares.

Each share option converts into one common share of the Company on exercise. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. Options typically vest quarterly in equal tranches over four years from the date of grant.

During the year ended December 31, 2023, the Company granted 1,625,000 share options to directors, officers, employees and consultants of the Company (2022 - nil).

The change in the number of share options outstanding during the year ended December 31, 2023, were as follows:

		Weighted
	Number of	average
	options	exercise price
	#	C$
Outstanding at December 31, 2022	-	-
Granted	1,625,000	0.58
Outstanding at December 31, 2023	1,625,000	0.58
Exercisable at December 31, 2023	260,000	0.58

Measurement of fair values

The fair value of share options granted during the year ended December 31, 2023, was estimated at the date of grant using the Black-Scholes option pricing model with the following inputs:

2023
Grant date share price	$0.51
Exercise price	$0.58
Expected dividend yield	$nil
Risk-free interest rate	4.24%
Expected option life	5 years
Expected volatility	93.10%

The expected volatility is based on the share price volatility observed for comparable publicly traded companies over a period similar to the life of the options. The expected option life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on Canadian government bonds with a remaining term equal to the expected life of the options.

The following table is a summary of the Company's share options outstanding as at December 31, 2023:

	Options outstanding		Options exercisable
Weighted average
Exercise	Number	remaining contractual life	Exercise
price	outstanding	(years)	price	Number outstanding
C$	#	#	C$	#
0.58	1,625,000	4.82	0.58	260,000

The Company recognized share-based compensation for the year ended December 31, 2023 of $146,671 (2022-$nil).

10. Loss per share

Net loss per common share represents net loss attributable to common shareholders divided by the weighted average number of common shares outstanding during the period.

Diluted loss per common share is calculated by dividing the applicable net loss by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the period.

	December 31, 2023	December 31, 2022
Net loss attributable to shareholders	$6,478,492	1,692,382
Weighted average number of common shares outstanding during the year	6,959,018	3,769,800
Basic and diluted net loss per share attributable to shareholders	$0.93	$0.45

For all the periods presented, diluted loss per share equals basic loss per share due to the anti-dilutive effect of the note payable, convertible promissory notes, preferred shares and share options. The outstanding number and type of securities that could potentially dilute basic net loss per share in the future but would have decreased the loss per share (anti-dilutive) presented for the years ended December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022
	#	#
Note payable		66,551
Convertible promissory notes	-	915,870
Preferred shares	-	5,325,493
Share options	1,625,000	-
Total dilutive shares	1,625,000	6,307,914

11. Income taxes

Medicus Parma Ltd intends to be treated as a United States corporation for United States federal income tax purposes under section 7874 of the U.S. Tax Code and is expected to be subject to United States federal income tax. However, for Canadian tax purposes, Medicus Parma Ltd is expected, regardless of any application of section 7874 of the U.S. Tax Code, to be treated as a Canadian resident company (as defined in the Income Tax Act (Canada) (the "ITA") for Canadian income tax purposes. As a result, Medicus Parma Ltd will be subject to taxation both in Canada and the United States.

The reconciliation of income tax expense for the years ended December 31, 2023 and 2022 consists of the following:

	2023	2022
	$	$
Loss before income taxes	(6,478,492)	(1,692,383)
Statutory rate	26.50%	28.89%
Income tax recovery at the statutory tax rate	(1,716,800)	(488,965)
Permanent differences	1,127,418	181,041
Impact of tax rate changes	437,388	-
Change in tax benefits not recognized	151,994	307,924
	-	-

Deferred tax assets have not been recognized in respect of the following temporary differences as at December 31, 2023 and 2022:

	2023	2022
	$	$
Non-capital losses carry forward - Canada	2,119,616	-
Non-capital losses carry forward - US	9,192,237	2,380,000
Intangible assets	44,564	-
Reserves	645,854	121,000
Capital losses carried forward	18,902	-
SR&ED credits	242,190	257,000
Total	12,263,363	2,758,000

The Company's non-capital income tax losses expire as follows:

	Canada	US
	$	$
2028	82	-
2029	47,847	-
2030	84,103	-
2031	114,305	-
2032	47,085	-
2033	50,412	-
2034	25,900	-
2035	34,478	212,057
2036	95,546	597,321
2037	55,943	714,281
2038	60,782	-
2039	124,731	-
2040	89,326	-
2041	134,308	-
2042	116,015	-
2043	1,038,753	-
Indefinite	-	7,668,578
Total	2,119,616	9,192,237

12. Commitment and contingencies

Commitments

As at December 31, 2023, the Company had no long-term commitments.

Contingencies

In the ordinary course of business, from time to time, the Company may be involved in various claims related to operations, rights, commercial, employment or other claims. Although such matters cannot be predicted with certainty, management does not consider the Company's exposure to such claims to be material to these consolidated financial statements.

13. Related party transactions

The Company had an agreement with Velocity Fund Management, LLC ("VFM"), an affiliate of a shareholder of the Company, that provided for certain managerial positions to be filled from within VFM. These employees were not deemed employees of the Company, and VFM was responsible for the payment and provision of all wages, bonuses, commissions and benefits. Reimbursable salaries paid to VFM were approximately $180,000 during the years ended December 31, 2023 (2022 - $240,000). The total amount of accounts payable to VFM was $nil as of December 31, 2023 (December 31, 2022 - $20,000). This agreement was terminated on September 29, 2023.

In December 2022, Velocity Fund Partners, LP, an affiliate of shareholders' of the Company invested $150,000 in the SAFE issued by the Company (Note 5).

On September 29, 2023, RBx, an entity controlled by the CEO of the Company, invested $1,600,000 in exchange for 800,000 common shares as part of the share issuance in connection with the RTO, and received 523,561 common shares upon conversion of promissory notes. An additional $405,000 was invested by directors and officers of the Company in exchange for 202,500 common shares as part of the share issuance in connection with the RTO (Note 8).

On October 18, 2023, the Company signed an agreement with RBx, that provides for certain managerial positions to be filled from within RBx. RBx is responsible for the payment and provision of all wages, bonuses, and benefits for these positions. Reimbursable salaries paid to RBx pursuant to this agreement are $100,000 per month. Reimbursable salaries paid to RBx were approximately $400,000 during the year ended December 31, 2023 (2022 - $nil). Additional expenses of $736,690 were incurred by RBx on behalf of the Company. The Company paid $970,740 to RBx during the year ended December 31, 2023 (2022 - $nil). The total amount of accounts payable to RBx was $165,950 as of December 31, 2023 (December 31, 2022 - $nil).

Key management personnel compensation during the years ended December 31, 2023 and 2022 comprised:

	December 31,	December 31,
	2023	2022
	$	$
Salaries and benefits	585,712	-
Share-based payments	123,701	-
Total	709,413	-

14. Capital management

The Company's capital management objectives are to maintain financial flexibility in order to pursue its strategy of organic growth and to provide returns to its shareholders. The Company defines capital as the aggregate of its share capital and borrowings. Borrowings consists of the issued and outstanding note payable, convertible promissory notes and preferred share liabilities.

Total managed capital is as follows:

	December 31, 2023	December 31, 2022
	$	$
Borrowings	-	12,380,890
Share capital	19,835,839	194,538
	19,835,839	12,575,428

The Company manages its capital structure in accordance with changes in economic conditions. In order to maintain or adjust its capital structure, the Company may elect to issue or repay financial liabilities, issue shares, repurchase shares, pay dividends or undertake any other activities as deemed appropriate under the specific circumstances. The Company is not subject to any externally imposed capital requirements.

15. Financial instruments and risk management

The Company's financial instruments are exposed to certain risks as summarized below.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from deposits with banks and outstanding receivables. The Company does not hold any collateral as security but mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non- performance.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company's exposure to liquidity risk is dependent on the Company's ability to raise additional financing to meet its commitments and sustain operations. The Company mitigates liquidity risk by management of working capital, cash flows and the issuance of share capital. The Company's trade and other payables are all due within 12 months from the date of these consolidated financial statements.

The Company is obligated to the following contractual maturities of undiscounted cash flows as at December 31, 2023:

	Carrying	Contractual		Year 2 and
	amount	cash flows	Year 1	beyond
	$	$	$	$
Accounts payable and accrued liabilities	781,609	781,609	781,609	-
	781,609	781,609	781,609	-

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: currency risk, interest rate risk and other price risk.

Currency risk

Currency risk is the risk to the Company's earnings that arises from fluctuations of foreign exchange rates. The Company's primary exposure with respect to foreign currencies is from Canadian dollar denominated trade and other payables. A 1% change in the foreign exchange rates would not result in any significant impact to the consolidated financial statements.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk as at December 31, 2023.

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is not exposed to other price risks as at December 31, 2023.

Fair values

The carrying values of cash, notes payable and trade and other payables approximate the fair values due to the short-term nature of these items. The risk of material change in fair value is not considered to be significant due to a relatively short-term nature. The Company does not use derivative financial instruments to manage this risk.

Financial instruments recorded at fair value on the statements of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company's valuation techniques. A level is assigned to each fair value measurement based on the lowest-level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

• Level 1 - Unadjusted quoted prices as at the measurement date for identical assets or liabilities in active markets.

• Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

• Level 3 - Significant unobservable inputs that are supported by little or no market activity. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value. During the year, there were no transfers of amounts between levels.

16. Subsequent events

The Company signed a 42-month lease agreement for office space of approximately 3,500 square feet in West Conshohocken, Pennsylvania. The lease commenced on January 1, 2024. Future minimum rent payments under this lease are approximately $434,000.

On January 18, 2024, the Company announced the listing of its common shares on the Frankfurt Stock Exchange, trading under the symbol "N46".

On January 25, 2024, the Company filed a final short form base shelf prospectus, which allows the Company to offer up to $50,000,000 of common shares, preferred shares, warrants, subscription receipts, debt securities, or units comprised of more than one of the foregoing securities, or any combination thereof, in all of the provinces and territories of Canada over a 25-month period.

The Company completed the first closing of a private placement (the "Private Placement") of its 10.00% Unsecured Convertible Notes due 2025 (the "Notes"). The Company issued $5,172,500 aggregate principal amount of Notes were issued at the first closing on May 3, 2024. The Company may issue additional Notes in one or more further closings, with up to $10,000,000 aggregate principal amount of Notes to be issued and outstanding following completion of the Private Placement.

Units

Consisting of an Aggregate of

Common Shares

and

Warrants to Purchase One Common Share

Common Shares Issuable upon the Exercise of the Warrants

MEDICUS PHARMA LTD.

Units

PRELIMINARY PROSPECTUS

Maxim Group LLC	Brookline Capital Markets a division of Arcadia Securities, LLC

, 2024

Through and including                , 2024 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario), or the OBCA, the registrant may indemnify a present or former director or officer or a person who acts or acted at the registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the registrant or other entity; provided that the individual acted honestly and in good faith with a view to the best interests of the registrant or, as the case may be, to the best interests of such other entity and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual's conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. An individual is entitled to indemnification from the registrant as a matter of right if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual fulfilled the conditions set forth above. Under the OBCA, the registrant may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above, but the individual must repay the money if the individual does not fulfil the conditions set forth above.

In accordance with and subject to the OBCA, the by-laws of the registrant provide for indemnification of a director or officer of the registrant, a former director or officer of the registrant, or a person who acts or acted at the registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the registrant or other entity, if he acted honestly and in good faith with a view to the best interests of the registrant or, as the case may be, to the best interests of the other entity for which he acted as a director or officer or in a similar capacity at the registrant's request.

The directors and officers of the registrant are covered by directors' and officers' insurance policies.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 7.  Recent Sales of Unregistered Securities

In the prior three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters' underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

  The Registrant granted 1,525,000 stock options on October 24, 2023, each having an exercise price of C$0.58 and an expiry date of October 24, 2028, of which 100,000 were forfeited on March 15, 2024.

  The Registrant granted 125,000 stock options on April 1, 2024, each having an exercise price of C$2.40 and an expiry date of April 1, 2029.

  The Registrant granted 75,000 stock options on April 1, 2024, each having an exercise price of C$2.42 and an expiry date of April 1, 2029.

  The Registrant issued $5,172,500 aggregate principal amount of 2025 Convertible Notes on May 3, 2024.

  The Registrant granted 50,000 stock options on June 25, 2024, each having an excise price of C$1.67 and an expiry date of June 25, 2029.

  The Registrant issued 5,540,095 common shares on June 28, 2024, including 2,922,500 common shares issued at US$2.00 per share in the 2024 Equity Offering, 2,586,250 common shares issued upon conversion of the 2025 Convertible Notes at a conversion price of US$2.00 per share and 31,345 common shares issued in respect of accrued and unpaid interest on the 2025 Convertible Notes at a price of C$1.68 per share.

Item 8.  Exhibits and Financial Statement Schedules

(a) The Exhibit Index is hereby incorporated herein by reference.

(b) Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Financial Statements and related notes thereto.

Item 9.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission ("SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(a) To provide the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada on this 9th day of August, 2024.

MEDICUS PHARMA LTD.

By:	/s/ Raza Bokhari
Name: Dr. Raza Bokhari Title: Executive Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No 2 to this registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Raza Bokhari	Executive Chairman and Chief Executive Officer (Principal Executive Officer)	August 9, 2024
Dr. Raza Bokhari
/s/ James Quinlan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 9, 2024
James Quinlan
*	Director	August 9, 2024
Dr. Larry Kaiser
*	Director	August 9, 2024
Robert J. Ciaruffoli
*	Director	August 9, 2024
Frank Lavelle
*	Director	August 9, 2024
William L. Ashton

*	Director	August 9, 2024
Barry Fishman

*	Director	August 9, 2024
Dr. Sara R. May

*By:	/s/ Raza Bokhari	August 9, 2024
Name: Dr. Raza Bokhari Title: Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Amendment No. 2 to this registration statement solely in the capacity of the duly authorized representative of Medicus Pharma Ltd. in the United States on August 9, 2024.

MEDICUS PHARMA, INC.

By:	/s/ Raza Bokhari
Name: Dr. Raza Bokhari Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1***	Form of Underwriting Agreement
2.1#**	Amended and Restated Business Combination Agreement, dated May 12, 2023, by and among the Registrant, RBx Capital LP, SkinJect, Inc. and the Shareholders of SkinJect, Inc.
2.2**	Amendment No. 1 to Amended and Restate Business Combination Agreement, dated May 18, 2023, by and among the Registrant, RBx Capital LP, SkinJect, Inc. and the Shareholders of SkinJect, Inc.
2.3**	Amendment No. 2 to Amended and Restate Business Combination Agreement, dated August 29, 2023, by and among the Registrant, RBx Capital LP, SkinJect, Inc. and the Shareholders of SkinJect, Inc.
3.1**	Articles of Incorporation of Medicus Pharma Ltd.
3.2**	Articles of Amendment of Medicus Pharma Ltd., as in effect prior to this offering.
3.3**	Bylaws of Medicus Pharma Ltd., as in effect prior to this offering.
4.1†**	Convertible Note Indenture, dated May 3, 2024, by and between the Registrant and Odyssey Trust Company
4.2*	Form of Warrant Agency Agreement
4.3**	Form of Warrant
5.1*	Opinion of Bennett Jones LLP
5.2*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
10.1†**	Exclusive License Agreement, dated April 29, 2016, by and between the University of Pittsburgh - Of the Commonwealth System of Higher Education and SkinJect, Inc.
10.2**	First Amendment to Exclusive License Agreement, dated February 26, 2020, by and between the University of Pittsburgh - Of the Commonwealth System of Higher Education and SkinJect, Inc.
10.3**	Second Amendment to Exclusive License Agreement, dated April 23, 2024, by and between the University of Pittsburgh - Of the Commonwealth System of Higher Education and Medicus Pharma, Ltd.
10.4†**

Clinical Trial Agreement, dated December 3, 2021, by and between SkinJect, Inc., The Trustees of Columbia University in the City of New York, the New York and Presbyterian Hospital and Faramarz Samie, M.D.

10.5+**	Equity Incentive Plan of the Registrant
10.6+**	Employment Agreement, dated December 2, 2023, by and between Medicus Pharma Ltd. and James P Quinlan
10.7+**	Employment Agreement, dated March 5, 2024, by and between Medicus Pharma Ltd. and Erica Monaco
10.8+**	Employment Agreement, dated May 23, 2024, by and between Medicus Pharma Ltd. and Edward Brennan
10.9+**	Management Agreement, dated October 18, 2023, by and between Medicus Pharma Ltd. and RBx Capital, LP
21.1**	List of Subsidiaries of Medicus Pharma Ltd.
23.1*	Consent of MNP LLP
23.2*	Consent of Bennett Jones LLP (included in Exhibit 5.1)
23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.2)
24.1**	Powers of Attorney
107**	Filing fee table
_______________________________

* Filed herewith.

** Previously filed.

*** To be filed by amendment.

+ Indicates a management contract or compensatory plan.

# Schedules and certain other private or confidential information (as indicated therein) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

†  Certain private or confidential information (as indicated therein) have been redacted pursuant to Item 601(a)(6) of Regulation S-K.

EX - 1